Exhibit 10.31

Construction Loan Agreement

among

BR Bellaire Blvd, LLC,

a Delaware limited liability company

and

Bank of America, NA., a national banking association

as Administrative Agent and Lender

and

The Other Financial Institutions

Party Hereto

Dated as of April 7, 2015

Merrill Lynch, Pierce, Fenner & Smith Incorporated

as

Sole Lead Arranger and Sole Book Manager

i

ARTICLE 4 - DEFAULT AND REMEDIES		29
4.1	Events of Default	29
4.2	Remedies	32

ARTICLE 5 - ADMINISTRATIVE AGENT		34
5.1	Appointment and Authorization of Administrative Agent	34
5.2	Delegation of Duties	35
5.3	Liability of Administrative Agent	36
5.4	Reliance by Administrative Agent	36
5.5	Notice of Default	36
5.6	Credit Decision; Disclosure of Information by Administrative Agent	37
5.7	Indemnification of Administrative Agent	38
5.8	Administrative Agent in Individual Capacity	38
5.9	Successor Administrative Agent	39
5.10	Releases; Acquisition and Transfers of Collateral	39
5.11	Application of Payments	41
5.12	Benefit	41
5.13	Lead Arranger; Book Manager	42

ARTICLE 6 - GENERAL TERMS AND CONDITIONS		42
6.1	Consents; Borrower’s Indemnity	42
6.2	Miscellaneous	43
6.3	Notices	43
6.4	Payments Set Aside	44
6.5	Successors and Assigns	45
6.6	Confidentiality	48
6.7	Set-off	49
6.8	Sharing of Payments	49
6.9	Amendments; Survival	50
6.10	Costs and Expenses	52
6.11	Tax Forms	53
6.12	Further Assurances	55
6.13	Inducement to Lenders	55
6.14	Forum	56
6.15	Interpretation	56
6.16	No Partnership, etc	56
6.17	Records	56
6.18	Commercial Purpose	56
6.19	US Patriot Act Notice	57
6.20	Service of Process	57
6.21	Entire Agreement	57
6.22	Dispute Resolution	57
6.23	WAIVER OF JURY TRIAL	60

ii

EXHIBITS:

EXHIBIT “A”	-	Legal Description of Land
EXHIBIT “B”	-	Definitions and Financial Statements
EXHIBIT “C”	-	Conditions Precedent to the Initial Advance at Closing
EXHIBIT “C-1”	-	Conditions Precedent to First Advance Following Initial Advance
EXHIBIT “D”	-	Budget
EXHIBIT “E”	-	Schedule of Plans and Specifications
EXHIBIT “F”	-	Advances
EXHIBIT “F-1”	-	Draw Request
EXHIBIT “G”	-	Survey Requirements
EXHIBIT “H”	-	Intentionally Omitted
EXHIBIT “I”	-	Leasing and Tenant Matters
EXHIBIT “J”	-	Lease Form
EXHIBIT “K”	-	Intentionally Omitted
EXHIBIT “L”	-	Assignment and Assumption
EXHIBIT “M”	-	Deed of Trust Note
EXHIBIT “N”	-	Intentionally Omitted
EXHIBIT “O”	-	Compliance Certificate
EXHIBIT “P”	-	Schedule of Lenders

iii

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (“Agreement”) is made by and among each lender from time to time a party hereto (individually, a “Lender” and collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Lender, and BR BELLAIRE BLVD, LLC, a Delaware limited liability company (“Borrower”), who agree as follows:

ARTICLE 1 - LOAN

1.1          General Information and Exhibits. This Agreement includes the Exhibits listed below which are marked by an “X”, all of which Exhibits are attached hereto and made a part hereof for all purposes. Borrower and Lenders agree that if any Exhibit to be attached to this Agreement contains blanks, the same shall be completed correctly and in accordance with this Agreement prior to or at the time of the execution and delivery thereof.

X	Exhibit “A”	–	Legal Description of the Land
X	Exhibit “B”	–	Definitions and Financial Statements
X	Exhibit “C”	–	Conditions Precedent to the Initial Advance at Closing
X	Exhibit “C-1”	-	Conditions Precedent to First Advance Following Initial Advance
X	Exhibit “D”	–	Budget
X	Exhibit “E”	–	Schedule of Plans and Specifications
X	Exhibit “F”	–	Advances
X	Exhibit “F-1”	–	Draw Request
X	Exhibit “G”	–	Survey Requirements
X	Exhibit “H”	–	Intentionally Omitted
X	Exhibit “I”	–	Leasing and Tenant Matters
X	Exhibit “J”	–	Lease Form
X	Exhibit “K”	–	Intentionally Omitted
X	Exhibit “L”	–	Assignment and Assumption
X	Exhibit “M”	-	Deed of Trust Note
X	Exhibit “N”	-	Intentionally Omitted
X	Exhibit “O”	-	Compliance Certificate
X	Exhibit “P”	–	Schedule of Lenders

The Exhibits contain other terms, provisions and conditions applicable to the Loan. Capitalized terms used in this Agreement shall have the meanings assigned to them in Exhibit “B”. This Agreement and the other Loan Documents, which must be in form, detail and substance satisfactory to Lenders, evidence the agreements of Borrower and Lenders with respect to the Loan. Borrower shall comply with all of the Loan Documents,

1.2          Purpose. The proceeds of the Loan shall be used by Borrower to pay (i) the cost of acquiring a ground leasehold estate in the Land and the construction of the Improvements on the Land and (ii) other fees, costs and expenses relating to the Property if and to the extent that such costs are specifically provided for in the Budget.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 1

1.3          Commitment to Lend. Each Lender severally agrees to make advances of its Pro Rata Share of the Loan proceeds to Borrower in amounts at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Loan and (except for Administrative Agent with respect to Administrative Agent Advances) on the terms and subject to the conditions set forth in this Agreement and Exhibit “C”, Exhibit “C-1” and Exhibit “F” attached to this Agreement. Each Lender’s commitment to lend shall expire and terminate automatically (a) if the Loan is prepaid in full, and (b) on the Maturity Date. The Loan is not revolving. Any amount repaid may not be reborrowed.

1.4          Budget. The Budget is attached to this Agreement as Exhibit “D”. The amounts listed in the Budget (a) in the column headed “Total” are the maximum costs anticipated by Borrower for each item specified, and (b) as the “Total Project Cost” is the maximum cost anticipated by Borrower for the Project. Proceeds of the Loan shall be advanced subject to the terms, covenants, conditions and provisions of this Agreement. Prior to the first advance of the Loan (the nominal “priming” advance made following the execution of this Agreement is not deemed to be the first advance), Borrower will cause all of Borrower’s Equity to pay costs of the Project. Borrower shall not amend the Budget, or otherwise reallocate Loan funds from one Budget line item to another, except (i) to reallocate Budget line item savings (as established by Borrower to the reasonable satisfaction of Administrative Agent) from “soft” cost items to other “soft” cost items, “soft” cost items to “hard” cost items, completed “hard” cost items to other “hard” cost items and, following the completion of punchlist items and the release of all retainage, from “hard” cost items to “soft” cost items, or (ii) with the prior written approval of Administrative Agent, which approval will not be withheld, delayed or conditioned unreasonably; provided, however, the Required Lenders must also consent to any amendment or reallocation under subsections (i) or (ii) above that would (1) reduce any hard cost line item below the Construction Inspector’s reasonable estimate of the cost for such line item, (2) be a reallocation of funds from the “Interest Reserve” line item of the Budget, or (3) be a reallocation of funds to the “Developer Overhead” line item of the Budget. The Budget has been prepared by Borrower, and Borrower represents to Administrative Agent and Lenders that the Budget includes all anticipated costs incident to the Loan and the Project through the Maturity Date of the Loan (collectively, the “Aggregate Cost”) after taking into account the requirements of this Agreement, including “hard” and “soft” costs, fees and expenses and offset for amounts reasonably expected to be collected from operation of the Property during such period. Unless approved by Administrative Agent in its sole discretion, no advance shall be made (a) for any cost not set forth in the Budget, (b) from any line item in the Budget that, when added to all prior advances from that line item, would exceed the lesser of (i) the actual cost incurred by Borrower for such line item, or (ii) after giving effect to reallocations permitted or approved hereunder, the sum shown in the Budget for such line item (after taking into account any adjustment permitted by this Agreement), (c) from any contingency line item, in a percentage amount in excess of, as applicable, (i) fifty percent (50%) until the Improvements are fifty percent (50%) complete, (ii) seventy-five percent (75%) until the Improvements are seventy-five percent (75%) complete, (iii) ninety percent (90%) until the Improvements are ninety percent (90%) complete, and (iv) subject to paragraph 2(a) of Exhibit “F” attached hereto, on a percentage completion basis until the Improvements are fully complete, or (d) to pay interest on the Loan after commencement of operations in the Improvements if and to the extent that, subject to the provisions of Exhibit “I”, there is sufficient net operating income from the Property to pay such interest. Subject to Borrower’s right to adjust the Budget, (including the use of contingency funds as expressly provided above) and Required Lender’s right to consent to amendments and reallocations (all as provided in this Section 1.4), advances from any line item in the Budget for purposes other than those for which amounts are initially allocated to such line item, or changes in the relative amounts allocated to particular line items in the Budget, may only be made by Borrower with approval of Administrative Agent as Administrative Agent in its sole discretion deems necessary or advisable.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 2

1.5          Borrower’s Deposit. If at any time following the completion of Borrower’s contribution of Borrower’s Equity to pay the initial costs of the Project, Administrative Agent reasonably determines that the sum of: (a) any unadvanced portion of the Loan, plus (b) the portions of the Aggregate Cost that are to be paid by Borrower from other funds that, to Administrative Agent’s reasonable satisfaction, are available, set aside and committed, plus (c) amounts reasonably expected to be realized from operation of the Property is or will be insufficient to pay the actual unpaid Aggregate Cost, Borrower shall, within seven (7) days after written notice from Administrative Agent, deposit with Administrative Agent the amount of the deficiency (“Borrower’s Deposit”) in an interest-bearing account of Administrative Agent’s selection with interest earned thereon to be part of Borrower’s Deposit. Such Borrower’s Deposit is hereby pledged to Administrative Agent for the ratable benefit of Administrative Agent and Lenders as additional security for the Loan, and Borrower hereby grants and conveys to Administrative Agent for the ratable benefit of Administrative Agent and Lenders a security interest in all such funds so deposited with Administrative Agent, as additional security for the Loan. Administrative Agent may advance all or a portion of the Borrower’s Deposit prior to the Loan proceeds. Administrative Agent may (but shall have no obligation to) apply all or any part of Borrower’s Deposit against the unpaid Indebtedness in such order as Administrative Agent determines at any time a Default exists. With the final advance for Improvements made pursuant to Paragraph 5 of Exhibit F of this Agreement, Administrative Agent will (i) release to Borrower any unexpended Borrower’s Deposit then held by Administrative Agent and (ii) if requested by Borrower, make an advance on the Loan equal to the lesser of the undisbursed amount of the Loan (excluding any amount of the interest reserve line item) or the aggregate amount disbursed from Borrower’s Deposit.

1.6          Evidence of Debt. Amounts of the Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Each Lender may attach schedules to its Note(s) and endorse thereon the date, amount and maturity of the applicable Note and payments with respect thereto.

1.7          Interest Rates.

(a)          The Principal Debt from day to day outstanding which is not past due shall bear interest at a rate per annum equal to the lesser of (i) the maximum non-usurious rate of interest allowed by applicable law or (ii) the following (computed as provided in Section 1.7(d) hereof) as applicable.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 3

(i)          On Base Rate Principal, on any day, the Base Rate; and

(ii)         On LIBOR Rate Principal, for the applicable Interest Period, the applicable LIBOR Rate; and

(iii)        Provided that, if Administrative Agent has agreed, in its sole discretion, that such rate shall be applicable for such day, on LIBOR Daily Floating Rate Principal, on any date, the LIBOR Daily Rate.

(b)          Interest Rate Elections.

(i)          Subject to the conditions and limitations in this Agreement, Borrower may by providing a Rollover/Conversion Notice to Administrative Agent:

(A)         Elect, for a new advance of funds, that such Principal Debt will be Base Rate Principal, LIBOR Rate Principal, the LIBOR Daily Floating Rate Principal or a combination thereof;

(B)         Elect to convert, on a LIBOR Business Day, all or part of Base Rate Principal into LIBOR Rate Principal or LIBOR Daily Floating Rate Principal;

(C)         Elect to convert, on the last day of the Interest Period applicable thereto, all or part of any LIBOR Rate Principal into Base Rate Principal or LIBOR Daily Floating Rate Principal;

(D)         Elect to convert, on any date, all or a part of any LIBOR Daily Floating Rate Principal into Base Rate Principal or LIBOR Rate Principal; or

(E)         Elect to continue, commencing on the last day of the Interest Period applicable thereto, any LIBOR Rate Principal.

If, for any reason, an effective election is not made in accordance with the terms and conditions hereof for any principal advance or for any LIBOR Rate Principal for which the corresponding Interest Period is expiring, or to convert Base Rate Principal to LIBOR Rate Principal or LIBOR Daily Floating Rate Principal, then the sums in question will be LIBOR Daily Floating Rate Principal until an effective LIBOR Rate Election is thereafter made for such sums. Any one of M. Scot Davis, Donna C. Kruger, Sean D. Rae, and Jordan Ruddy may execute a Rollover/Conversion Notice on behalf of Borrower. The authority of each of them to give Rollover/Conversion Notices shall continue until Administrative Agent receives written notice of the revocation or cancellation of such authority and has a reasonable opportunity to act thereon.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 4

(ii)         Each Rollover/Conversion Notice must be received by Administrative Agent not later than 10:00 a.m., Administrative Agent’s Time on the applicable date as follows:

(A)         With respect to an advance of or conversion to Base Rate Principal, one (1) Business Day prior to the proposed date of advance or conversion; and

(B)         With respect to an advance of, conversion to or continuation of LIBOR Rate Principal, three (3) LIBOR Business Days prior to the proposed date of advance, conversion or continuation.

Unless otherwise specified herein, no conversion from LIBOR Rate Principal may be made other than at the end of the corresponding Interest Period. Each Rollover/Conversion Notice shall stipulate: (A) the amount of the advance or of the Principal Debt to be converted or continued; (B) the nature of the proposed advance, conversion or continuation, which shall be either Base Rate Principal, LIBOR Rate Principal, LIBOR Daily Rate Principal or a combination thereof, and in the case of a conversion or continuation, the nature of the Principal Debt to be converted or continued; and (C) in the case of LIBOR Rate Principal, the proposed commencement date and duration of the Interest Period. All such notices shall be irrevocable once given, and shall be deemed to have been given only when actually received by Administrative Agent in writing in the form of the Rollover/Conversion Notice specified by this Agreement.

(iii)        Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to each portion of the Principal Debt other than a Base Rate Principal upon determination of same.

(c)          General Conditions Precedent to LIBOR Rate Election. In addition to any other conditions herein, a LIBOR Rate Election shall not be permitted if:

(i)          A Default has occurred and has not been waived by Administrative Agent or a Potential Default has occurred and is continuing; or

(ii)         After giving effect to the requested LIBOR Rate Election, the sum of all LIBOR Rate Principal plus all LIBOR Daily Floating Rate Principal plus all Base Rate Principal would exceed the combined Aggregate Commitment; or

(iii)        The requested LIBOR Rate Election would cause more than four (4) LIBOR Rate Elections by Borrower to be in effect at any one time; or

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 5

(iv)        The amount of LIBOR Rate Principal requested in the LIBOR Rate Election is less than $500,000.00; or

(v)         The requested interest period does not conform to the definition of Interest Period herein; or

(vi)        Any of the circumstances referred to in Section 1.7(e) hereof shall apply with respect to the requested LIBOR Rate Election or the Required Lenders determine there is not adequate and reasonable means for determining LIBOR, the requested LIBOR Daily Floating Rate Principal or the requested LIBOR Rate Principal.

(d)          Computations and Determinations. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days, elapsed (including the first day but excluding the last day). Administrative Agent shall determine each interest rate applicable to the Principal Debt in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Administrative Agent shall be prima facie evidence of all sums owing to Lenders from time to time under this Loan, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

(e)          Increased Cost and Reduced Return. If at any time after the date hereof, any Lender (which shall include, for purposes of this Section, any corporation controlling any Lender) determines that any Change in Law regarding Taxes (other than Taxes imposed on all or any portion of the overall net income or receipts of Lender), such Lender’s required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Tribunal or compliance by such Lender with any of such requirements, has or would have the effect of (a) increasing such Lender’s costs relating to the Indebtedness, or (b) reducing the yield or rate of return of such Lender on the Indebtedness to a level below that which such Lender could have achieved but for such Change in Law, Borrower shall, within fifteen (15) days of any request by such Lender, pay to Lender such additional amounts as (in such Lender’s sole judgment, after good faith and reasonable computation) will compensate such Lender for such increase in costs or reduction in yield or rate of return of such Lender. No failure by such Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of such Lender’s right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law. A Lender’s method of determining any amount payable under this subsection (e) shall be substantially similar to the method used by other federally regulated financial institutions similarly situated to Administrative Agent.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 6

(f)          Past Due Rate. So long as any Default shall have occurred and not been waived by Administrative Agent, Administrative Agent, in the Administrative Agent’s sole discretion and without notice or demand, may raise the rate of interest accruing on the outstanding principal balance of a Note by the lesser of (i) the maximum non-usurious rate of interest allowed by applicable law or (ii) three hundred (300) basis points above the rate of interest otherwise applicable (the “Past Due Rate”), independent of whether the Administrative Agent elects to accelerate the outstanding principal balance of such Note.

1.8          Prepayment. Borrower may prepay the principal balance of this Loan, in full at any time or in part from time to time, provided that: (i) Administrative Agent shall have actually received from Borrower prior written notice of Borrower’s intent to prepay, the amount of principal which will be prepaid (the “Prepaid Principal”), and the date on which the prepayment will be made; (ii) each prepayment shall be in the amount of $1,000.00 or more (unless the prepayment retires the outstanding balance of this Loan in full); (iii) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Administrative Agent and Lenders under the Loan Documents on or before the date of prepayment but have not been paid; and (iv) no portion of LIBOR Rate Principal may be prepaid except on the last day of the Interest Period applicable thereto, unless Borrower pays any Consequential Loss as a result thereof. If this Loan is prepaid in full, any commitment of Lenders for further advances shall automatically terminate.

1.9          Compensation for Losses. Within fifteen (15) days of demand by any Lender (with a copy to Administrative Agent), Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any LIBOR Rate Principal on a day other than the last day of the Interest Period for such LIBOR Rate Principal (whether by voluntary act of Borrower or by reason of acceleration, including, but not limited to, acceleration upon any transfer or conveyance of any right, title or interest in the Property giving Administrative Agent on behalf of Lenders the right to accelerate the maturity of the Loan), other than as may arise out of any action of Lender unrelated to its exercise of its remedies against Borrower; or

(b)          any failure by Borrower (for a reason other than the failure of such Lender to make a LIBOR Rate Advance) to borrow, continue or convert any LIBOR Rate Principal on the date or in the amount notified by Borrower in any LIBOR Rate Election or otherwise;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such LIBOR Rate Advance or from fees payable to terminate the deposits from which such funds were obtained but excluding any loss attributable to the LIBOR Margin (collectively, “Consequential Loss”).

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 7

For purposes of calculating the Consequential Loss payable by Borrower to Lenders under this Section, each Lender shall be deemed to have funded each LIBOR Rate Advance made by it at the London Interbank Offered Rate for such advance by a matching deposit or other borrowing in the London interbank eurodollar market for comparable amount and for a comparable period, whether or not such LIBOR Rate Advance was in fact so funded. The foregoing notwithstanding, the amounts of the Consequential Loss shall never be less than zero or greater than is permitted by applicable Law. The obligations of Borrower under this Section shall survive any termination of the Loan Documents and payment of the Loan and shall not be waived by any delay by Administrative Agent or Lenders in seeking such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 1.9 for any Consequential Loss incurred more than six months prior to the date that such Lender notifies Borrower in writing of such Consequential Loss.

1.10         Late Charge. If Borrower shall fail to make any payment of principal or interest on the Loan (other than the principal balance due on the Maturity Date or upon acceleration) due hereunder or under the terms of any Note within fifteen (15) days after the date such payment is due, Borrower shall pay to the applicable Lender or Lenders on demand a late charge equal to two percent (2.00%) of such payment. Such fifteen (15) day period shall not be construed as in any way extending the due date of any payment. The “late charge” is imposed for the purpose of defraying the expenses of a Lender incident to handling such defaulting payment. This charge shall be in addition to, and not in lieu of, any other remedy Lenders may have and is in addition to any fees and charges of any agents or attorneys which Administrative Agent or Lenders may employ upon the occurrence of a Default, whether authorized herein or by Law.

1.11         Taxes.

(a)          Subject to Section 6.11, any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto levied by any jurisdiction within the United States of America, excluding, in the case of Administrative Agent and any Lender, (i) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office, and (ii) any U.S. federal withholding Taxes. Subject to Section 6.11, if Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 8

(b)          In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)          If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, Borrower shall also pay to Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.

(d)          Subject to Section 6.11, Borrower agrees to indemnify Administrative Agent and each Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Tribunal. Payment under this subsection (d) shall be made within thirty (30) days after the date the applicable Lender or Administrative Agent makes a demand therefor. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error. Borrower shall be entitled to any return in respect of Taxes or Other Taxes that are not correctly or legally imposed or asserted by the relevant Tribunal.

(e)          Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section shall survive the termination of the Commitments and the payment in full of all the other Obligations.

1.12        Payment Schedule, Maturity Date and Extension Option.

(a)          Subject to the provisions of Section 1.12(c) below regarding Borrower’s option to extend the term of the Loan, the entire principal balance of the Loan then unpaid and all accrued interest then unpaid shall be due and payable in full on the Maturity Date. Accrued unpaid interest shall be due and payable on the 15th day of the second calendar month after the date of this Agreement and on the same day of each succeeding calendar month thereafter until all principal and accrued interest owing on this Loan shall have been fully paid and satisfied.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 9

(b)          Beginning on the fifteenth (15th) day of the first full calendar month of the Extension Period, if the Initial Maturity Date of the Loan is extended pursuant to paragraph (c) below (herein, the “Principal Amortization Commencement Date”), and continuing on the 15th day of every calendar month thereafter until the Maturity Date, principal of the Loan shall be due and payable in equal monthly installments, each in an amount equal to the average of principal payments which would be required for an initial 12 months of an amortization period if the Deemed Principal Balance of the Loan (as of the Principal Amortization Commencement Date) were amortized over an assumed thirty (30) year period at an interest rate per annum equal to six percent (6.00%).

(c)          Borrower shall have the option to extend the Initial Maturity Date for one (1) period of twelve (12) months (the “Extension Period”). The exercise of the extension option shall be effective only if all of the following conditions have been satisfied on the Initial Maturity Date:

(i)          The construction, equipping and finishing of all of the Improvements shall have been completed, in accordance with the Loan Documents and subject to no lien or claim of lien except the Permitted Encumbrances, liens securing the Loan and any other lien which Borrower is contesting in compliance with the provisions of the Deed of Trust.

(ii)         All conditions to the final Advance of the Loan for Improvements, as set forth in Paragraph 5 of Exhibit “F” of this Agreement, shall have been satisfied.

(iii)        There shall exist no Default or Potential Default under the Loan Documents that has not been waived by Administrative Agent.

(iv)        Evidence satisfactory to Administrative Agent that the Debt Service Coverage Ratio is equal to or greater than 1.20 to 1.00 as of the Initial Maturity Date. Borrower may prepay a portion of the principal of the Loan as necessary to satisfy the conditions for extension of the Loan without any fee or penalty.

(v)         The Property shall have a Loan-to-Value Ratio of less than or equal to sixty-five percent (65%). “Loan-to-Value Ratio” means the Deemed Principal Balance divided by the appraised “As-Is” value of the Property. The appraised “As-Is” value of the Property shall be based upon an appraisal prepared by a third-party appraiser acceptable to, and engaged directly by, Administrative Agent. The appraisal shall be satisfactory to Administrative Agent in all respects, as reviewed, adjusted and approved by Administrative Agent. In the event this Loan-to-Value Ratio is not met, Borrower may satisfy this Loan-to-Value Ratio prior to the extension date (1) by making a voluntary paydown of the Loan, subject to the satisfaction of any conditions to prepayment, and/or (2) by providing a written waiver of its right to receive any unadvanced portion of the Committed Sum.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 10

(vi)        If required by Administrative Agent, Borrower and Guarantors shall execute documents in form and substance satisfactory to Administrative Agent to (1) evidence the extension, (2) to reaffirm the obligations of Borrower and Guarantors under the Loan Documents and the Guaranties, (3) waive and release any defenses, counterclaims or offsets that Borrower or Guarantors may have with respect to their obligations under the respective Loan Documents, and (4) identify the monthly payments of principal to be made by Borrower during the Extension Period in accordance with Section 1.12(b) above (the foregoing documents are hereinafter collectively referred to as the “Modification Documents”).

(vii)       Guarantors shall be in compliance with the financial and other covenants applicable to Guarantors in the Guaranties, including specifically, the provisions of Section 29 of each of the Guaranties.

(viii)      Borrower shall have caused Title Insurer to issue an endorsement to the Title Insurance reflecting that the coverage afforded by the Title Insurance has not been reduced or terminated by virtue of the execution and delivery of the Modification Documents.

(ix)         Borrower shall have paid to Administrative Agent for the ratable benefit of Lenders an extension fee for the Extension Period equal to 0.25% of the Deemed Principal Balance (calculated as of the first day of the Extension Period).

(x)          Borrower shall have delivered to Administrative Agent written notice of its exercise of the extension option at least forty-five (45), but no more than one hundred twenty (120), days prior to the Original Maturity Date or the First Extended Maturity Date, as applicable.

1.13        Advances and Payment.

(a)          Following receipt of a Draw Request, Administrative Agent shall promptly provide each Lender with a copy of the Draw Request Form in the form of Exhibit “F-1”, the related AIA Document G-702 and G-703, the related written confirmation by Borrower’s Architect and the related written certification of the Construction Inspector. Administrative Agent shall notify each Lender telephonically (with confirmation by electronic mail) or by electronic mail (with confirmation by telephone) not later than 1:00 p.m. Administrative Agent’s Time two (2) Business Days prior to the advance Funding Date for LIBOR Rate Principal advances, and one (1) Business Day prior to the advance Funding Date for all other advances, of its Pro Rata Share of the amount Administrative Agent has determined shall be advanced in connection therewith (“Advance Amount”). In the case of an advance of the Loan, each Lender shall make the funds for its Pro Rata Share of the Advance Amount available to Administrative Agent not later than 11:00 a.m. Administrative Agent’s Time on the Funding Date thereof. After Administrative Agent’s receipt of the Advance Amount from Lenders, Administrative Agent shall make proceeds of the Loan in an amount equal to the Advance Amount (or, if less, such portion of the Advance Amount that shall have been paid to Administrative Agent by Lenders in accordance with the terms hereof) available to Borrower on the applicable Funding Date by advancing such funds to Borrower in accordance with the provisions of Exhibit “F”.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 11

(b)          All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in U.S. Dollars and in immediately available funds not later than 2:00 p.m. (Administrative Agent’s Time) on the date specified herein. Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. (Administrative Agent’s Time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. For the avoidance of doubt, Administrative Agent will distribute payments to each Lender, (i) on the date of receipt, if Administrative Agent receives such funds on or before 2:00 p.m. (Administrative Agent’s Time), or (ii) on the Business Day following the date of receipt, if Administrative Agent receives such funds after 2:00 p.m. (Administrative Agent’s Time). If Administrative Agent fails to timely pay any amount to any Lender in accordance with this Subsection, Administrative Agent shall pay to such Lender interest on such amount at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, for each day from the day such amount was to be paid until it is paid to such Lender. Any payments made to Administrative Agent shall satisfy the Borrower’s obligation to Lenders with respect to such amount whether or not Administrative Agent pays such amounts to Lenders.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 12

(c)          Unless Administrative Agent shall have received notice from a Lender prior to the proposed advance Funding Date for LIBOR Rate Principal advances (or, in the case of any other advances, advance (prior to 2:00 p.m. (Administrative Agent’s Time) on such advance Funding Date) that such Lender will not make available to Administrative Agent such Lender’s Pro Rata Share of such Advance Amount, Administrative Agent may assume that such Lender has made such Pro Rata Share available on such date in accordance with subsection (a) above (or, in the case of any advances other than LIBOR Rate Principal advances, that such Lender has made such Pro Rata Share available in accordance with, and at the time required by Subsection (a) above) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Pro Rata Share of the Advance Amount available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand (in the case of such Lender) or within 30 days of demand (in the case of Borrower) such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the LIBOR Daily Rate. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Pro Rata Share of the applicable Advance Amount to Administrative Agent, then the amount so paid shall constitute such Lender’s Pro Rata Share of such Advance Amount. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(d)          Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or to Borrower with respect to any amount owing under this subsection shall be conclusive, absent manifest error.

(e)          If any Lender makes available to Administrative Agent funds for any Loan advance to be made by such Lender as provided in the foregoing provisions of this Section, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Loan advance set forth in Exhibit “F” are not satisfied or waived in accordance with the terms hereof or otherwise used to satisfy any obligations of such Lender hereunder, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 13

(f)          The obligations of Lenders hereunder to make Loan advances and to make payments pursuant to Section 5.7 are several and not joint. The failure of any Lender to make any Loan advance or to make any payment under Section 5.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan advance or to make its payment under Section 5.7.

(g)          Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan advance in any particular place or manner.

1.14        Administrative Agent Advances.

(a)          Administrative Agent is authorized, from time to time, in Administrative Agent’s sole discretion to make, authorize or determine advances of the Loan, or otherwise expend funds, on behalf of Lenders (“Administrative Agent Advances”), (i) to pay any costs, fees and expenses as described in Section 6.10 herein, (ii) when the applicable conditions precedent set forth in Exhibit “C”, Exhibit “C-1” and Exhibit “F” have been satisfied to the extent required by Administrative Agent, and (iii) when Administrative Agent deems necessary or desirable to preserve or protect the Loan collateral or any portion thereof (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition) (A) subject to Section 5.5, after the occurrence of a Default, and (B) subject to Section 5.10, after acquisition of all or a portion of the Loan collateral by foreclosure or otherwise.

(b)          Administrative Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable on demand and secured by the Loan collateral, and if unpaid by Lenders as set forth below shall bear interest at the rate applicable to such amount under the Loan. Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. (Administrative Agent’s Time) on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. (Administrative Agent’s Time).

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 14

1.15         Defaulting Lender.

1.15.1         Notice and Cure of Lender Default; Election Period; Electing Lenders. Administrative Agent shall notify (such notice being referred to as the “Default Notice”) Borrower (for Loan advances) and each non-Defaulting Lender if any Lender is a Defaulting Lender. Each non-Defaulting Lender shall have the right, but in no event or under any circumstance the obligation, to fund such Defaulting Lender Amount, provided that, within five (5) days after the date of the Default Notice (the “Election Period”), such non-Defaulting Lender or Lenders (each such Lender, an “Electing Lender”) irrevocably commit(s) by notice in writing (an “Election Notice”) to Administrative Agent, the other Lenders and Borrower to fund the Defaulting Lender Amount. If Administrative Agent receives more than one Election Notice within the Election Period, then the commitment to fund the Defaulting Lender Amount shall be apportioned pro rata among the Electing Lenders in the proportion that the amount of each such Electing Lender’s Commitment bears to the total Commitments of all Electing Lenders. If the Defaulting Lender fails to pay the Defaulting Lender Payment Amount within the Election Period, the Electing Lender or Lenders, as applicable, shall be automatically obligated to fund the Defaulting Lender Amount (and Defaulting Lender shall no longer be entitled to fund such Defaulting Lender Amount) within three (3) Business Days following the expiration of the Election Period to reimburse Administrative Agent or make payment to Borrower as applicable. Notwithstanding anything to the contrary contained herein, if Administrative Agent has funded the Defaulting Lender Amount, Administrative Agent shall be entitled, to reimbursement for its portion of the Defaulting Lender Payment Amount pursuant to Section 5.11.

1.15.2         Removal of Rights; Indemnity. Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of Borrower to Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder or under any Note until all Defaulting Lender Payment Amounts are paid in full. Amounts payable to a Defaulting Lender shall be paid by Administrative Agent to reimburse Administrative Agent and any Electing Lender pro rata for all Defaulting Lender Payment Amounts. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero. A Defaulting Lender shall have no right to participate in any discussions among and/or decisions by Lenders hereunder and/or under the other Loan Documents. Further, any Defaulting Lender shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under, any Loan Document which is made subsequent to the Defaulting Lender’s becoming a Defaulting Lender. This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default by payment of all Defaulting Lender Payment Amounts (i) within the Election Period, or (ii) after the Election Period with the consent of the non-Defaulting Lenders. Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver. The operation of this subsection or the subsection above alone shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder or under any of the other Loan Documents. Furthermore, nothing contained in this Section shall release or in any way limit a Defaulting Lender’s obligations as a Lender hereunder and/or under any of the other Loan Documents. Further, a Defaulting Lender shall indemnify and hold harmless Administrative Agent and each of the non-Defaulting Lenders from any claim, loss, or costs incurred by Administrative Agent and/or the non-Defaulting Lenders as a result of a Defaulting Lender’s failure to comply with the requirements of this Agreement, INCLUDING SUCH FAILURE CONSTITUTING IN WHOLE OR PART ADMINISTRATIVE AGENT’S OR NONDEFAULTING LENDERS’ STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE except to the extent such failure constitutes willful misconduct or gross negligence on Administrative Agent’s or non-Defaulting Lenders’ part; including, without limitation, any and all additional losses, damages, costs and expenses (including, without limitation, attorneys’ fees) incurred by Administrative Agent and any non-Defaulting Lender as a result of and/or in connection with (i) a non-Defaulting Lender’s acting as an Electing Lender, (ii) any enforcement action brought by Administrative Agent against a Defaulting Lender, and (iii) any action brought against Administrative Agent and/or Lenders. The indemnification provided above shall survive any termination of this Agreement.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 15

1.15.3         Commitment Adjustments. In connection with the adjustment of the amounts of the Loan Commitments of the Defaulting Lender and Electing Lender(s) upon the expiration of the Election Period as aforesaid, Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with the adjustment of the amounts of Commitments in accordance with the foregoing provisions of this Section. For the purpose of voting or consenting to matters with respect to the Loan Documents such modifications shall also reflect the removal of voting rights of the Defaulting Lender and increase in voting rights of Electing Lenders to the extent an Electing Lender has funded the Defaulting Lender Amount. In connection with such adjustments, Defaulting Lenders shall execute and deliver an Assignment and Assumption covering the ceded portion of the Defaulting Lender’s Commitment and otherwise comply with Section 6.5. If a Lender refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 6.5, such Lender hereby appoints Administrative Agent to do so on such Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect such adjustments. However, all such Defaulting Lender Amounts funded by Administrative Agent or Electing Lenders shall continue to be Defaulting Lender Amounts of the Defaulting Lender pursuant to its obligations under this Agreement.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 16

1.15.4         No Election. In the event that no Lender elects to commit to fund the Defaulting Lender Amount within the Election Period, Administrative Agent shall, upon the expiration of the Election Period, so notify Borrower and each Lender.

1.16         Several Obligations; No Liability, No Release. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loan or reimbursements for other Payment Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Pro Rata Shares. Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to Borrower or any other person for any failure by any other Lender to fulfill its obligations to make advances of the Loan or reimbursements for other Payment Amounts, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein. The failure of any Lender to pay to Administrative Agent its Pro Rata Share of a Payment Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Pro Rata Share of such Payment Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Pro Rata Share of the Payment Amount. In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Pro Rata Share of such Payment Amounts regardless of (i) the occurrence of any Default hereunder or under any Loan Document; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (iii) any bankruptcy, insolvency or other like event with regard to Borrower or any Guarantor. The obligation of Lenders to pay such Payment Amounts is in all regards independent of any claims between Administrative Agent and any Lender.

1.17         Replacement of Lenders. If any Lender is a Defaulting Lender, Borrower may, upon notice to such Lender and Administrative Agent, replace such Lender by causing such Lender to assign its Commitment with the payment of any assignment fee by the replaced Lender to one or more other Lenders or Eligible Assignees acceptable to Borrower and Administrative Agent. Borrower shall or shall cause the replacement Lender to (subject to the provisions of Section 1.14 through 1.15 providing for payment of all Defaulting Lender Payment Amounts to Administrative Agent and/or Electing Lenders, as applicable, prior to payment of amounts due to a Defaulting Lender), (y) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement and (z) provide a release of such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption covering that Lender’s Commitment, and otherwise comply with Section 6.5. If a Lender being replaced refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 6.5, such Lender hereby appoints Administrative Agent to do so on such Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 17

1.18         Borrower’s Rights. Nothing in Sections 1.15 through 1.17, nor any action taken pursuant to Sections 1.15 through 1.17 (including the replacement of the Defaulting Lender), shall relieve a Defaulting Lender from liability to Borrower for the Defaulting Lender’s failure to make Loan advances or to otherwise perform as required by this Agreement, or limit any rights or remedies of Borrower against the Defaulting Lender.

1.19         No Plan Assets. No portion of the Loan shall be funded with “plan assets” (within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA) if it would cause the Borrower to incur any prohibited transfer excise tax penalties under Section 4975 of the Code.

ARTICLE 2 - ADDITIONAL COVENANTS AND AGREEMENTS

2.1          Construction of the Improvements. Borrower shall commence construction of the Improvements on or before the Construction Commencement Date, and shall prosecute the construction of the Improvements with diligence and continuity, in a good and workmanlike manner, and in substantial accordance with the Plans and in accordance with sound building and engineering practices, all applicable Laws and governmental requirements, and the Loan Documents. Borrower shall not permit cessation of work for a period in excess of thirty (30) consecutive days except for Excusable Delays. Borrower shall complete construction of the Improvements free and clear of all liens (except liens created by the Loan Documents and liens being contested in accordance with the Deed of Trust), and shall obtain a certificate of occupancy (or its equivalent) and all other permits, licenses and approvals from all applicable governmental authorities required for the occupancy, use and operation of the Improvements on or before the Completion Date. Borrower shall promptly begin and thereafter diligently pursue correction of (a) any material defect in the Improvements, (b) any material departure from the Plans, Law or governmental requirements, or (c) any unpermitted encroachment by any Improvements or structure on any building setback line, easement, property line or restricted area. Borrower shall maintain all permits and governmental approvals necessary for construction of the Improvements.

2.2          Plans and Changes. No construction shall be undertaken on the Land except substantially as shown in the Plans. Borrower assumes full responsibility for the compliance of the Plans and the Property with all Laws, governmental requirements and sound building and engineering practices. All Plans must be approved by all applicable governmental authorities, the Construction Inspector and all other parties required under the Loan Documents. Without Administrative Agent’s prior consent, no plans or specifications shall be included as part of the Plans nor shall Borrower change or modify the Plans, except that Borrower may make Permitted Changes if: (a) Borrower notifies Administrative Agent in writing of the change or extra with appropriate supporting documentation and information, including any change to the applicable Schedule of Values; (b) Borrower obtains the approval of the applicable contractor, Borrower’s architect and all sureties; (c) the structural integrity, value and standard of workmanship of the Improvements is not impaired by such change or extra; (d) no substantial change in architectural appearance is effected by such change or extra; (e) no default in any obligation to any person or violation of any Law or governmental requirement would result from such change or extra; (f) Borrower complies with (1) Section 1.4 of this Agreement regarding any change requiring a reallocation of Budget line items, and (2) Section 1.5 of this Agreement to cover any excess cost resulting from the change or extra; and (g) completion of the Improvements by the Completion Date will not be adversely affected. Administrative Agent shall not be obligated to review a proposed change unless it has received all documents necessary to review such change, including the change order, cost estimates, plans and specifications.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 18

2.3          Contracts. Without Administrative Agent’s prior written approval as to parties, terms, and all other matters, which shall not be unreasonably withheld, conditioned or delayed, Borrower shall not (a) enter into any architectural or engineering contract, or any Material Contract in excess of one percent (1%) of the Budget line item for “hard costs”, for the performance of any work or the supplying of any labor, materials or services for the construction (or additionally during the continuance of a Default which has not been waived in writing by Administrative Agent, design) of the Improvements, (b) enter into any management, leasing, maintenance or other contract pertaining to the Property not described in clause (a) that is not unconditionally terminable by Borrower or any successor owner without penalty or payment on not more than thirty (30) days’ notice to the other party thereunder, or (c) modify or amend, in any material respect, or terminate any such contracts except in connection with Permitted Changes or other changes to the Plans approved by Administrative Agent. Borrower shall not default under any contract, Borrower shall not permit any contract to terminate by reason of any failure of Borrower to perform thereunder, and Borrower shall promptly notify Administrative Agent of any default thereunder. Borrower will deliver to Administrative Agent, within ten (10) days after its request, the names and addresses of all persons or entities with whom it has contracted, and during the continuance of a Default which has not been waived in writing by Administrative Agent, with whom each such contractor has contracted for the construction of the Improvements or for the furnishing of labor or materials therefor.

2.4          Assignment of Contracts and Plans. As additional security for the Obligations, Borrower hereby transfers and assigns to Administrative Agent for the ratable benefit of Administrative Agent and Lenders all of Borrower’s rights, titles and interests, but not its liability, in, under, and to all construction, architectural and design contracts, and the Plans, and agrees that all of the same are covered by the security agreement provisions of the Deed of Trust. At any time a Default exists, Borrower agrees to deliver to Administrative Agent from time to time upon Administrative Agent’s request such consents to the foregoing assignment from parties contracting with Borrower as Administrative Agent may require. Neither this assignment nor any action by Administrative Agent or Lenders shall constitute an assumption by Administrative Agent or Lenders of any obligation under any contract or with respect to the Plans, Borrower hereby agrees to perform all of its obligations under any contract, and Borrower shall continue to be liable for all obligations of Borrower with respect thereto. Administrative Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Administrative Agent may determine to be necessary to cure any default under any contract or with respect to the Plans or, if a Default then exists, to protect the rights of Borrower, Administrative Agent or Lenders with respect thereto. Borrower irrevocably constitutes and appoints Administrative Agent as Borrower’s attorney-in-fact, which power of attorney is coupled with an interest and irrevocable, to enforce in Borrower’s name or in Administrative Agent’s and Lender’s name all rights of Borrower under any contract or with respect to the Plans at any time a Default exists. Administrative Agent shall incur no liability if any action so taken by it or on its behalf shall prove to be inadequate or invalid. Borrower indemnifies and holds Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred in connection with Borrower’s failure to perform such contracts or any action taken by Administrative Agent as authorized by this Section 2.4, INCLUDING ACTION CONSTITUTING IN WHOLE OR PART ADMINISTRATIVE AGENT’S OR NONDEFAULTING LENDERS’ STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE except to the extent such constitutes willful misconduct or gross negligence on Administrative Agent’s or any Lender’s part. Administrative Agent may use the Plans for any purpose relating to the Improvements. Borrower represents and warrants to Administrative Agent and Lenders that the copy of any contract furnished or to be furnished to Administrative Agent is and shall be a true and complete copy thereof, that the copies of the Plans delivered to Administrative Agent are and shall be true and complete copies of the Plans, that there have been no modifications thereof which are not fully set forth in the copies delivered, and that Borrower’s interest therein is not subject to any claim, setoff, or encumbrance.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 19

2.5          Storage of Materials. Borrower shall cause all materials supplied for or intended to be utilized in the construction of the Improvements, but not yet affixed to or incorporated into the Improvements or the Land, to be stored on the Land or at such other site as Administrative Agent may approve, in each case with adequate safeguards to prevent loss, theft, damage or commingling with materials for other projects. Except for bulk purchases of materials made in accordance with the requirements of this Agreement, Borrower shall not request Loan advances to purchase or order materials for delivery more than ninety (90) days prior to the scheduled incorporation of such materials into the Improvements (other than lumber, for which a two hundred ten (210) day time period prior to scheduled incorporation will be allowed) unless otherwise approved by Administrative Agent.

2.6          Construction Inspector. Administrative Agent will retain the services of a Construction Inspector, whose duties may include, among others, reviewing the Plans and any proposed changes to the Plans, performing construction cost analyses, observing work in place and reviewing Draw Requests. The duties of Construction Inspector run solely to Administrative Agent for the ratable benefit of Lenders, and Construction Inspector shall have no obligations or responsibilities whatsoever to Borrower, Borrower’s architect, engineer, General Contractor or any of their agents or employees. Unless prohibited by applicable Law, all fees, costs, and expenses of Construction Inspector shall be paid by Borrower. Borrower shall cooperate with Construction Inspector and will furnish to Construction Inspector such information and other material as Construction Inspector reasonably requests in performing its duties. Administrative Agent shall provide Borrower with a copy of each report issued by the Construction Inspector upon request of Borrower.

2.7          Inspection. Administrative Agent and its agents, including Construction Inspector, may enter upon the Property to inspect the Property, the Project and any materials at any reasonable time, unless Administrative Agent deems such inspection is of an emergency nature, in which event Borrower shall provide Administrative Agent with immediate access to the Property. Borrower will also permit Administrative Agent and its agents, including Construction Inspector, to photograph the Property during normal business hours and at any other reasonable time. Borrower will furnish to Administrative Agent and its agents, including Construction Inspector, for inspection and copying, all Plans, shop drawings, specifications, books and records, and other documents and information that Administrative Agent may reasonably request from time to time.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 20

2.8          Notice to Lenders. Borrower shall, within five (5) days after Borrower obtains actual knowledge of the occurrence of any of the following events, notify Administrative Agent in writing thereof, specifying in each case the action Borrower has taken or will take with respect thereto: (a) any violation of any Law or governmental requirement that threatens delay of the Project; (b) any litigation, arbitration or governmental investigation or proceeding instituted or threatened against Borrower or the Property, and any material development therein ; (c) any actual or threatened condemnation of any portion of the Property, any negotiations with respect to any such taking, or any material loss of or substantial damage to the Property; (d) any labor controversy pending or threatened against Borrower or any contractor (including General Contractor) that threatens delay of the Project, and any material development in any labor controversy; (e) any notice received by Borrower with respect to the cancellation, alteration or non-renewal of any insurance coverage maintained with respect to the Property; (f) any failure by Borrower or any contractor (including General Contractor), subcontractor or supplier to perform any material obligation under any construction contract that threatens delay of the Project, any event or condition which would permit termination of a construction contract or suspension of work thereunder that threatens delay of the Project, or any notice given by Borrower or any contractor (including General Contractor) with respect to any of the foregoing; (g) any lien filed against the Property or any stop notice served on Borrower in connection with construction of the Improvements; or (h) any required permit, license, certificate or approval with respect to the Property lapses or ceases to be in full force and effect.

2.9          Financial Statements. Borrower shall deliver to Administrative Agent the Financial Statements and other statements and information at the times and for the periods described in Exhibit “B”. Borrower will make all of its books, records and accounts available to Administrative Agent and its representatives at the Property or the location where they are regularly maintained upon request and twenty-four (24) hour advance notice (other than during the continuance of a Default at which time no advance notice is required) and will permit them to review and copy the same. Administrative Agent shall provide a copy of such Financial Statements to each Lender upon receipt.

2.10         Other Information. Borrower shall furnish to Administrative Agent from time to time upon Administrative Agent’s request (a) copies of all contracts for construction of the Improvements entered into by Borrower or General Contractor and the names and addresses of all persons or entities with whom Borrower or General Contractor has contracted or intends to contract for the construction of the Improvements or the furnishing of labor or materials in connection therewith; (b) copies of all contracts, bills of sale, statements, receipts or other documents under which Borrower claims title to any materials, fixtures or articles of personal property incorporated or to be incorporated into the Improvements or subject to the lien of the Deed of Trust; (c) a list of all unpaid bills for labor and materials with respect to construction of the Improvements and, upon request by Administrative Agent, copies of all invoices therefor; (d) budgets of Borrower and revisions thereof showing the estimated costs and expenses to be incurred in connection with the completion of construction of the Improvements; (e) the Accounts Payable List for soft costs; (f) current or updated detailed Project schedules or construction schedules; and (g) such other information relating to Borrower, the Improvements, the Property, the Loan, the construction of the Improvements or any security for the Loan as the Administrative Agent reasonably requires.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 21

2.11         Reports and Testing. Borrower shall (a) upon request of Administrative Agent, promptly deliver to Administrative Agent copies of all reports, studies, inspections and tests made on the Land, the Improvements or any materials to be incorporated into the Improvements; and (b) make such additional tests on the Land, the Improvements or any materials to be incorporated into the Improvements as Administrative Agent reasonably requires. Borrower shall immediately notify Administrative Agent of any report, study, inspection or test that indicates any adverse condition relating to the Land, the Improvements or any such materials.

2.12         Advertising by Lenders. Subject to limitations imposed by Law, at Administrative Agent’s request and at Borrower’s expense, Borrower shall erect and maintain on the Property one or more advertising signs provided by Administrative Agent (at its cost) indicating that the construction financing for the Property has been provided by Lenders.

2.13         Appraisal. Administrative Agent may obtain from time to time, an appraisal of all or any part of the Property prepared in accordance with written instructions from Administrative Agent by a third-party appraiser engaged directly by Administrative Agent. Each such appraiser, the standards for preparation of the appraisal and, the appraisal itself with respect to the appraisal required under Exhibit “C” or any appraisal required for modification or extension of the Loan, shall be satisfactory to Administrative Agent (including satisfaction of applicable regulatory requirements). The cost of any such appraisal shall be borne by Borrower if such appraisal is the first appraisal in any calendar year and in all events if Administrative Agent obtains such appraisal after the occurrence and during the continuance of a Default which has not been waived in writing by Administrative Agent. Such cost is due and payable by Borrower on demand and shall be secured by the Loan Documents. Administrative Agent shall provide a copy of such Appraisal to Borrower and each Lender upon receipt.

2.14         Payment of Withholding Taxes. Borrower shall not use, or knowingly permit any contractor or subcontractor to use, any portion of the proceeds of any Loan advance to pay the wages of employees unless a portion of the proceeds or other funds are also used to make timely payment to or deposit with (a) the United States of all amounts of tax required to be deducted and withheld with respect to such wages under the Internal Revenue Code, and (b) any state and/or local Tribunal or agency having jurisdiction of all amounts of tax required to be deducted and withheld with respect to such wages under any applicable state and/or local Laws.

2.15         ERISA and Prohibited Transaction Taxes. As of the date hereof and throughout the term of this Loan Agreement, (a) Borrower is not and will not be (i) an “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is subject to Title I of ERISA; or (ii) a “plan” within the meaning of Section 4975(e) of the Internal Revenue Code, as amended (the “Code”) that is subject to Section 4975 of the Code; (b) the assets of Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA; (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; (d) Borrower is not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans that would be violated by the transaction contemplated by this Agreement; and (e) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent of any of Lender’s rights under this Agreement, any Note or the other Loan Documents), to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Borrower further agrees to deliver to Administrative Agent such certifications or other evidence of compliance with the provisions of this Section as Administrative Agent may from time to time reasonably request.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 22

2.16         Environmental Matters.

(a)          Violations. Borrower will not cause, commit, permit or allow to continue (i) any violation of any Environmental Requirement by Borrower or by any Person with respect to the Property or any use of or condition or activity on the Property, or (ii) the attachment of any environmental lien to the Property. Borrower will not place, install, dispose of or release, in violation of any Environmental Law, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping or release of, any Hazardous Material in violation of any Environmental Law or underground storage tank (or similar vessel) on the Property and will keep the Property free of Hazardous Material which would violate any Environmental Law.

(b)          Notice to Administrative Agent. Borrower shall promptly deliver to Administrative Agent a copy of each report pertaining to the Property or to Borrower prepared by or on behalf of Borrower pursuant to any Environmental Requirement. Borrower shall immediately advise Administrative Agent in writing of any Environmental Claim or of the discovery of any Hazardous Material on the Property in violation of Environmental Law, as soon as Borrower first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 23

(c)          Site Assessments and Information. If Administrative Agent shall ever have reason to believe that any Hazardous Material affects the Property in violation of Environmental Law that is not contained in the Environmental Report, or if any Environmental Claim is made or threatened, or if a Default shall have occurred under the Loan Documents which Default has not been waived in writing by Administrative Agent, or upon the occurrence of the Release Date (hereinafter defined) if requested by Administrative Agent, Borrower shall, at Borrower’s expense, provide to Administrative Agent from time to time, in each case within thirty (30) days after Administrative Agent’s request, an Environmental Assessment (hereinafter defined) made after the date of Administrative Agent’s request. As used in this Agreement, the term “Environmental Assessment” means a report (including all drafts thereof) of an environmental assessment of the Property of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as Administrative Agent may request, by a consulting firm acceptable to Administrative Agent and made in accordance with Administrative Agent’s established guidelines. Borrower will cooperate with each consulting firm making any such Environmental Assessment and will supply to the consulting firm, from time to time and promptly on request, all information available to Borrower to facilitate the completion of the Environmental Assessment. If Borrower fails to furnish Administrative Agent within ten (10) days after Administrative Agent’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if Borrower fails to furnish to Administrative Agent such Environmental Assessment within thirty (30) days after Administrative Agent’s request, Administrative Agent may cause any such Environmental Assessment to be made at Borrower’s expense and risk. Administrative Agent and its designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments. Administrative Agent may disclose to interested parties any information Administrative Agent ever has about the environmental condition or compliance of the Property, but shall be under no duty to disclose any such information except as may be required by law. Administrative Agent shall be under no duty to make any Environmental Assessment of the Property, and in no event shall any such Environmental Assessment by Administrative Agent be or give rise to a representation that any Hazardous Material is or is not present on the Property, or that there has been or shall be compliance with any Environmental Requirement, nor shall Borrower or any other Person be entitled to rely on any Environmental Assessment made by Administrative Agent or at Administrative Agent’s request. Neither Administrative Agent nor any Lender owes any duty of care to protect Borrower or any other Person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Property.

(d)          Remedial Actions. If, prior to the Release Date, any Hazardous Material is discovered on the Property in violation of any Environmental Law, at any time and regardless of the cause, (i) Borrower shall promptly at Borrower’s sole risk and expense remove, treat, and dispose of the Hazardous Material as required under all applicable Environmental Requirements and solely under Borrower’s name (or if removal is prohibited by any Environmental Requirement, take whatever action is required by any Environmental Requirement), and take such other action as is necessary to have the full use and benefit of the Property as contemplated by the Loan Documents. Borrower shall provide Administrative Agent with satisfactory evidence of the actions taken as required by this clause (d). Borrower shall, if requested by Administrative Agent, provide to Administrative Agent within thirty (30) days of Administrative Agent’s request a bond, letter of credit or other financial assurance evidencing to Administrative Agent’s satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by this clause (d) and to discharge any assessments or liens established against the Property as a result of the presence of the Hazardous Material on the Property in violation of any Environmental Law. Within thirty (30) days after completion of such remedial actions, Borrower shall obtain and deliver to Administrative Agent an Environmental Assessment of the Property made after such completion and confirming to Administrative Agent’s satisfaction that all required remedial action as stated above has been taken and successfully completed and that there is no evidence or suspicion of any contamination or risk of contamination on the Property or any adjacent property in violation of Environmental Law, or of violation of any Environmental Requirement, with respect to any such Hazardous Material. Administrative Agent on behalf of Lenders may, but shall never be obligated to, remove or cause the removal of any Hazardous Material in violation of Environmental Law from the Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if Borrower fails to promptly commence such remedial actions following discovery and thereafter diligently prosecute the same to the satisfaction of Administrative Agent (without limitation of the rights of Administrative Agent on behalf of Lenders to declare a default under any of the Loan Documents and to exercise all rights and remedies available by reason thereof); and Administrative Agent and its designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 24

(e)          Limitation. Notwithstanding anything else in this Agreement, Borrower will have no obligation or liability under this Section 2.16 for any Hazardous Material (i) which was not present on the Property as of the Release Date unless such Hazardous Material was otherwise released on the Property by Borrower, any Guarantor or any of their Affiliates or (ii) brought on to the Property by, or the release of which is caused by, Administrative Agent, the Lenders or their agents.

2.17         Electronic Delivery. Borrower hereby acknowledges that (a) Administrative Agent and/or Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Arranger and the Lenders to treat such as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 6.6); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) Administrative Agent and Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 25

2.18         Management Agreement. Borrower will not enter into any management or leasing agreement with respect to the Project without the prior consent of Administrative Agent. Prior to the completion of construction of the first apartment building within the Improvements, and the issuance of the first certificate of occupancy therefor, Borrower hereby agrees that Borrower and Borrower’s choice of any one of Pegasus, Greystar, Lincoln and ZRS or another manager reasonably acceptable to Administrative Agent (“Approved Manager”) shall execute and deliver to Administrative Agent a management and leasing agreement for the Project in form and substance reasonably acceptable to Administrative Agent (“Approved Management Agreement”). Concurrently with the execution of the Approved Management Agreement, Borrower hereby agrees to execute and deliver to Administrative Agent an original consent and agreement executed by Approved Manager, in form and content reasonably acceptable to Administrative Agent.

2.19         Debt Service Coverage Ratio. Within thirty (30) days after the end of each calendar quarter, commencing with the first calendar quarter ending during the Extension Period, if the Maturity Date is extended in accordance with Section 1.12(c) of this Agreement, and continuing with each calendar quarter thereafter, Borrower shall deliver a Compliance Certificate to Administrative Agent, verifying Borrower’s Debt Service Coverage Ratio. If the Debt Service Coverage Ratio is less than 1.20 to 1.00, Borrower shall be required on the fifth (5th) day of each month to deposit the Excess Cash Flow into the Cash Collateral Account until such time that Borrower provides evidence acceptable to Lender that the Debt Service Coverage Ratio is equal to or greater than 1.20 to 1.00 for two consecutive quarters, at which time so long as no Default exists, (i) all funds held in the Cash Collateral Account shall be returned to Borrower, and (ii) Borrower shall no longer be required to deposit Excess Cash Flow as above required, unless and until Borrower thereafter fails to maintain the Debt Service Coverage Ratio as herein provided. If the applicable Debt Service Coverage Ratio required by this Section 2.19 is not achieved for two (2) consecutive quarters, Administrative Agent shall apply the funds in the Cash Collateral Account to the outstanding balance of the Loan. Should a Cash Collateral Account be required pursuant to the terms of this Section 2.19, Borrower agrees to execute all documentation required by Lender to establish the account and provide Lender’s security interest in such account. Notwithstanding anything herein to the contrary, if the Debt Service Coverage Ratio is less than 1.05 to 1.00 as of any quarterly test date, Borrower, within ten (10) days following request of Administrative Agent, shall make a principal payment on the Loan and/or waive the right to receive any unadvanced portion of the Committed Sum in such amounts as will cause the NOI to be sufficient to satisfy a Debt Service Coverage Ratio of 1.20 to 1.00 (such payment and/or waiver being referred to herein as a “Required Remargining”). Notwithstanding anything herein to the contrary, Borrower shall be permitted to use any and all funds in the Cash Collateral Account for the purpose of making a principal payment on the Loan in connection with a Required Remargining. If Borrower performs a Required Remargining, then any and all funds in the Cash Collateral Account that are not used to make a principal payment on the loan in connection therewith shall be released to Borrower, and Borrower shall no longer be required to deposit Excess Cash Flow into the Cash Collateral Account, unless and until Borrower thereafter fails to maintain the Debt Service Coverage Ratio of 1.20 to 1.00.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 26

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loan, Borrower hereby represents and warrants to Administrative Agent and Lenders that except as otherwise disclosed to Administrative Agent in writing (a) Borrower has complied with any and all Laws and regulations concerning its organization, existence and the qualifications to do business in states in which it does business, and has the right and power to own the Property and to develop the Improvements as contemplated in this Agreement and the other Loan Documents; (b) Borrower is authorized to execute, deliver and perform all of its obligations under the Loan Documents; (c) the Loan Documents are valid and binding obligations of Borrower; (d) Borrower is not in violation of any Law, regulation or ordinance applicable to Borrower or the Property, or any order of any court or Tribunal applicable to Borrower or the Property, which violation is likely to have a material adverse effect on Borrower or the Property, and, to Borrower’s knowledge, no provision of the Loan Documents violates any applicable Law applicable to Borrower or the Property, any covenants or restrictions affecting the Property, any order of any court or Tribunal applicable to Borrower or the Property or any contract or agreement binding on Borrower or the Property; (e) Borrower is not a party to any tax sharing agreement and; (f) to the extent required by applicable Law, Borrower has filed all necessary tax returns and reports and has paid all taxes and governmental charges thereby shown to be owing; (g) the Plans when complete, will contain all necessary detail to be adequate for construction of the Improvements, and Borrower will obtain all required governmental approvals of the Plans from the appropriate governmental authorities, and the Plans, when complete, shall comply with the Loan Documents, all applicable Laws, restrictive covenants, and governmental requirements, rules, and regulations; (h) the Land is not part of a larger tract of land owned or leased by Borrower or any Guarantor, is not otherwise included under any unity of title or similar covenant with other lands not encumbered by the Deed of Trust, and constitutes a separate tax lot or lots with a separate tax assessment or assessments for the Land and Improvements, independent of those for any other lands or improvements; (i) to Borrower’s knowledge, the Land and Improvements comply or will upon completion of construction comply with all Laws and governmental requirements, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property; (j) to Borrower’s knowledge, the Plans, when completed, and the Improvements when constructed will, comply with all legal requirements regarding access and facilities for handicapped or disabled persons; (k) Borrower has not directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights or other similar rights, privileges or attributes with respect to the Property, including those arising under any zoning or land use ordinance or other Law or governmental requirement; (l) the construction schedule for the Project is realistic and the Completion Date is a reasonable estimate of the time required to complete the Project; (m) the Financial Statements delivered to Administrative Agent are true, correct, and complete in all material respects, and there has been no event or condition that could reasonably be expected to have a material adverse effect on Borrower’s financial condition from the financial condition of Borrower indicated in such Financial Statements; (n) subject to the completion of the site infrastructure improvements identified in the Plans, all utility services necessary for the development of the Land and the construction of the Improvements and the operation thereof for their intended purpose are available at the boundaries of the Land, including electric and natural gas facilities, telephone service, water supply, storm and sanitary sewer facilities; (o) except as otherwise provided for in the Loan Documents, Borrower has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property superior to the Deed of Trust; (p) the anticipated use of the Property complies with all applicable zoning ordinances, regulations and restrictive covenants affecting the Land without the existence of any variance, non-complying use, nonconforming use or other special exception that has not already been obtained, and, all use restrictions of any Tribunal having jurisdiction have been or will be satisfied upon the commencement of construction of the Improvements, and no violation of any Law or regulation exists with respect thereto, which violation is likely to have a material adverse effect on Borrower or the Property; (q) to the best of Borrower’s knowledge, all bonds or other security that are currently required or will be required prior to completion of the Improvements will be obtained; and (r) prior to the recordation of the Deed of Trust, except as disclosed to Administrative Agent in writing, no work of any kind (including destruction or removal of any existing improvements, site work, clearing, grading, grubbing, draining or fencing of the Land) has been or will be commenced or performed on the Land, no equipment or material has been or will be delivered to or placed upon the Land for any purpose whatsoever, and no contract (or memorandum or affidavit thereof) for the supplying of labor, materials, or services for the design or construction of the Improvements, or the surveying of the Land or Improvements, nor any affidavit or notice of commencement of construction of the Improvements, has been or will be executed or recorded, which could cause a mechanic’s or materialman’s lien or similar lien to achieve priority over the Deed of Trust or the rights of Administrative Agent and Lenders thereunder.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 27

Borrower, after due inquiry and investigation in accordance with good commercial or customary practices to determine whether contamination is present on the Property or elsewhere in connection with any activity on the Property, hereby represents and warrants to, and covenants with, Administrative Agent and Lenders, without regard to whether they have or hereafter obtain any knowledge or report of the environmental condition of the Property: (a) during the period of Borrower’s ownership of the Property, the Property has not been used for industrial or manufacturing purposes, for landfill, dumping or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling or disposal of any Hazardous Material in violation of Environmental Law, for underground storage tanks in violation of Environmental Law, or for any other use that could give rise to the release of any Hazardous Material in violation of Environmental Law on the Property; to the best of Borrowers’ knowledge, unless otherwise set forth in the Environmental Report, no such use of the Property occurred at any time prior to the period of Borrower’s ownership of the Property; and to the best of Borrower’s knowledge, except as set forth in the Environmental Report, no such use on any adjacent property occurred at any time prior to the date hereof; (b) to the best of Borrowers’ knowledge, except as set forth in the Environmental Report, there is no Hazardous Material, storage tank (or similar vessel) whether underground or otherwise, sump or well currently on the Property in violation of Environmental Law; (c) Borrower has received no notice and has no knowledge of any Environmental Claim or any completed, pending or proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on the Property or any adjacent property or concerning whether any condition, use or activity on the Property or any adjacent property is in violation of any Environmental Requirement; (d) to the best of Borrower’s knowledge, unless otherwise set forth in the Environmental Report, the present conditions, uses and activities on the Property do not violate any Environmental Requirement and the use of the Property which Borrower (and each tenant and subtenant, if any) makes and intends to make of the Property complies and will comply with all applicable Environmental Requirements; (e) the Property does not appear on and to the best of Borrower’s knowledge has never been on the National Priorities List, any federal or state “superfund” or “superlien” list, or any other list or database of properties maintained by any local, state or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material in violation of Environmental Law; (f) Borrower has never applied for and been denied environmental impairment liability insurance coverage relating to the Property; and (g) no Borrower nor, to Borrower’s knowledge, any tenant or subtenant, has obtained or is required to obtain any permit or authorization to construct, occupy, operate, use or conduct any activity on any of the Property by reason of any Environmental Requirement.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 28

ARTICLE 4 - DEFAULT AND REMEDIES

4.1          Events of Default. The occurrence of any one of the following shall be a default under this Agreement (“Default”):

(a)          any of the principal or interest due on the Loan is not paid when due, whether on the scheduled due date or upon acceleration, at maturity or otherwise, or any of the other Indebtedness is not paid within ten (10) days after notice from Administrative Agent that it is due. Notwithstanding the foregoing, Borrower shall have the limited right, exercisable no more than three (3) times in any calendar year, to pay any principal or interest due on the Loan within five (5) days after the same became due and payable hereunder, before the same shall constitute a default hereunder;

(b)          any covenant, agreement, condition or, except as a result of Changes in Facts and Circumstances, representation or warranty in this Agreement or another Loan Document (other than covenants to pay the Indebtedness and other than Defaults expressly listed in this Section 4.1) is not fully and timely performed, observed or kept and such failure is not cured within the applicable notice and cure period (if any) provided for herein or in such other Loan Document or, if this Agreement or such other Loan Document does not provide for such a notice or grace period, within thirty (30) days after written notice and demand by Administrative Agent for the performance of such covenant, agreement or condition (or, if such failure cannot be cured within that original thirty (30) day period and Borrower delivers written notice to Administrative Agent promptly within that original thirty (30) day period of Borrower’s intention and proposed steps to cure the failure with due diligence, promptly institutes curative action within that original thirty (30) day period and diligently pursues same, Borrower shall have such additional period of time, not exceeding forty-five (45) days next following the end of the original thirty (30) day period, as shall be necessary to effect the cure); provided, however, that (i) there shall be no obligation of Administrative Agent to give any such notice and no right of Borrower to cure under this paragraph if the event or condition is addressed in any other paragraph of this Section 4.1 or is intentionally caused by Borrower, including, but not limited to the failure of Borrower to keep the Property and the rents free and clear of consensual liens, security interests and assignments not approved in writing in advance by Administrative Agent and (ii) if the breach or failure which causes a Default hereunder is solely related to a default under a Guaranty, such breach or failure shall be deemed cured if, within twenty (20) days after the occurrence of such Default, Borrower causes a Substitute Guaranty to be delivered by a Replacement Guarantor;

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 29

(c)          the occurrence of a default under any other Loan Document (which is not cured within any applicable notice and cure period provided therein, or if the Loan Document does not provide for such a notice or grace period, within thirty (30) days after written notice and demand by Administrative Agent of such default (or, if such default cannot be cured within that original thirty (30) day period and Borrower delivers written notice to Administrative Agent promptly within that original thirty (30) day period of Borrower’s intention and proposed steps to cure the default with due diligence, promptly institutes curative action within that original thirty (30) day period and diligently pursues same, Borrower shall have such additional period of time, not exceeding forty-five (45) days next following the end of the original thirty (30) day period, as shall be necessary to effect the cure); provided, however, that (i) there shall be no obligation of Administrative Agent to give any such notice and no right of Borrower to cure under this paragraph if the event or condition is addressed in any other paragraph of this Section 4.1 or is intentionally caused by Borrower and (ii) if the breach or failure which causes a Default hereunder is solely related to a default under a Guaranty, such breach or failure shall be deemed cured if, within twenty (20) days after the occurrence of such Default, Borrower causes a Substitute Guaranty to be delivered by a Replacement Guarantor;

(d)          the execution and/or filing of any affidavit of commencement stating construction on the Land actually commenced prior to the day after the date on which the Deed of Trust was duly filed for record;

(e)          construction of the Improvements ceases for more than thirty (30) consecutive days except for Excusable Delays;

(f)          the construction of the Improvements, or any materials for which an advance has been requested, fails to substantially comply with the Plans, or comply with the Loan Documents, any Laws or governmental requirements, or any applicable restrictive covenants and Borrower does not begin promptly upon demand of Administrative Agent and thereafter diligently pursue a correction of such failure;

(g)          construction of the Improvements is abandoned for more than thirty (30) consecutive days (other than as a result of Excusable Delays), Administrative Agent reasonably determines that construction of the Improvements in accordance with this Agreement cannot be completed on or before the Completion Date, or Borrower fails to complete construction of the Improvements (and obtain all applicable permits, licenses, certificates and approvals) in accordance with this Agreement on or before the Completion Date;

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 30

(h)          any required permit, license, certificate or approval with respect to the Property lapses or ceases to be in full force and effect and is not reinstated within thirty (30) days;

(i)          a Borrower’s Deposit is not made with Administrative Agent within fifteen (15) days after Administrative Agent’s request therefor in accordance with Section 1.5;

(j)          construction is enjoined for more than thirty (30) consecutive days or Borrower is enjoined or prohibited from performing any of its material obligations under any of the Loan Documents;

(k)          the Borrower enters into any lease of part or all of the Property which does not comply with the Loan Documents;

(l)          a lien for the performance of work or the supply of materials is established against the Property or any stop notice is served on Borrower, the General Contractor, Administrative Agent or a Lender, unless Borrower is contesting such lien or stop notice pursuant to the terms of Sections 2.1(c) and (j) of the Deed of Trust, in any such case if such lien or stop notice remains unsatisfied or unbonded for a period of thirty (30) days after the date of filing or service;

(m)          the occurrence of any claim that the Deed of Trust is not a valid subsisting lien against the Property superior to any other lien or encumbrance other than for Permitted Encumbrances or other liens contested as permitted by the Deed of Trust if such claim is not released or rescinded within thirty (30) days after written notice to Borrower thereof;

(n)          the entry of a final non-appealable judgment in excess of $500,000.00 against Borrower or the issuance of any attachment, sequestration, or similar writ levied upon any of its property, which judgment, attachment, sequestration or writ is not discharged within a period of thirty (30) days; or

(o)          the dissolution or insolvency of Borrower or any Guarantor which causes a default under the Guaranty Agreement executed by the Guarantors; provided that, such dissolution or insolvency of any Guarantor shall be deemed cured if, (i) the remaining Guarantors collectively are in compliance with the requirements of Section 29 of the Guaranties, after affording Guarantors and Borrower the right to correct the deficiencies provided in Section 29(b) of the Guaranties, or (ii) within twenty (20) days after the occurrence of such Default, Borrower causes a Substitute Guaranty to be delivered by a Replacement Guarantor.

Notwithstanding anything to the contrary contained in this Agreement, the Guaranties or in any of the other Loan Documents, in addition to the foregoing, if at any time there is a Default under this Agreement, the Guaranties or the other Loan Documents that is specific to the Guarantors (including, without limitation, the events specified in clauses (b), (c) and (o) of this Section 4.1), then neither Administrative Agent nor any Lender shall exercise any of its rights and remedies for a period of twenty (20) days thereafter, and a Replacement Guarantor shall have the right, but not the obligation, to post a Substitute Guaranty to cure such Default within such twenty (20) day period.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 31

4.2          Remedies.

(a)          Upon a Default, Administrative Agent may with the consent of, and shall at the direction of the Required Lenders, without notice, exercise any and all rights and remedies afforded by this Agreement, the other Loan Documents, Law, equity or otherwise, including (i) declaring any and all Indebtedness immediately due and payable; (ii) reducing any claim to judgment; or (iii) obtaining appointment of a receiver and/or judicial or nonjudicial foreclosure under the Deed of Trust. Upon a Default, Administrative Agent at its election may (but shall not be obligated to) without the consent of and shall at the direction of the Required Lenders, without notice, do any one or more of the following: (1) terminate Lenders’ Commitment to lend and any obligation to disburse any Borrower’s Deposit hereunder; (2) in its own name on behalf of the Lenders or in the name of Borrower, enter into possession of the Property, perform all work necessary to complete construction of the Improvements substantially in accordance with the Plans (as modified as deemed necessary by Administrative Agent), the Loan Documents, and all applicable Laws, governmental requirements and restrictive covenants, and continue to employ Borrower’s architect, engineer and any contractor pursuant to the applicable contracts or otherwise; or (3) set-off and apply, to the extent thereof and to the maximum extent permitted by Law, any and all deposits, funds, or assets at any time held and any and all other indebtedness at any time owing by Administrative Agent or any Lender to or for the credit or account of Borrower against any Indebtedness.

(b)          Borrower hereby appoints Administrative Agent as Borrower’s attorney-in-fact, which power of attorney is irrevocable and coupled with an interest, with full power of substitution if Administrative Agent so elects, to do any of the following in Borrower’s name upon the occurrence and during the continuance of a Default which has not been waived in writing by Administrative Agent: (i) use such sums as are necessary, including any proceeds of the Loan and any Borrower’s Deposit, make such changes or corrections in the Plans, and employ such architects, engineers, and contractors as may be required, or as Lenders may otherwise consider desirable, for the purpose of completing construction of the Improvements substantially in accordance with the Plans (as modified as deemed necessary by Administrative Agent), the Loan Documents, and all applicable Laws, governmental requirements and restrictive covenants; (ii) execute all applications and certificates in the name of Borrower which may be required for completion of construction of the Improvements; (iii) endorse the name of Borrower on any checks or drafts representing proceeds of any insurance policies, or other checks or instruments payable to Borrower with respect to the Property; (iv) do every act with respect to the construction of the Improvements that Borrower may do; (v) prosecute or defend any action or proceeding incident to the Property, (vi) pay, settle, or compromise all bills and claims so as to clear title to the Property; and (vii) take over and use all or any part of the labor, materials, supplies and equipment contracted for, owned by, or under the control of Borrower, whether or not previously incorporated into the Improvements. Any amounts expended by Administrative Agent itself or on behalf of Lenders to construct or complete the Improvements or in connection with the exercise of its remedies herein shall be deemed to have been advanced to Borrower hereunder as a demand obligation owing by Borrower to Administrative Agent or Lenders as applicable and shall constitute a portion of the Indebtedness, regardless of whether such amounts exceed any limits for Indebtedness otherwise set forth herein. Neither Administrative Agent nor Lenders shall have any liability to Borrower for the sufficiency or adequacy of any such actions taken by Administrative Agent except to the extent of such party’s gross negligence or willful misconduct.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 32

(c)          No delay or omission of Administrative Agent or Lenders to exercise any right, power or remedy accruing upon the happening of a Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Default or any acquiescence therein. No delay or omission on the part of Administrative Agent or Lenders to exercise any option for acceleration of the maturity of the Indebtedness, or for foreclosure of the Deed of Trust following any Default as aforesaid, or any other option granted to Administrative Agent and Lenders hereunder in any one or more instances, or the acceptances by Administrative Agent or Lenders of any partial payment on account of the Indebtedness, shall constitute a waiver of any such Default, and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Administrative Agent and/or Lenders is intended to be exclusive of any other remedies provided for in any Note or any of the other Loan Documents, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under any Note or any of the other Loan Documents, or now or hereafter existing at Law or in equity or by statute. Every right, power and remedy given to Administrative Agent and Lenders by this Agreement, any Note or any of the other Loan Documents shall be concurrent, and may be pursued separately, successively or together against Borrower, or the Property or any part thereof, or any personal property granted as security under the Loan Documents, and every right, power and remedy given by this Agreement, any Note or any of the other Loan Documents may be exercised from time to time as often as may be deemed expedient by the Required Lenders.

(d)          Regardless of how a Lender may treat payments received from the exercise of remedies under the Loan Documents for the purpose of its own accounting, for the purpose of computing the Indebtedness, payments shall be applied as elected by Lenders. No application of payments (other than for Default in the payment of money for which full payment is made) will cure any Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 33

ARTICLE 5 - ADMINISTRATIVE AGENT

5.1          Appointment and Authorization of Administrative Agent.

(a)          Each Lender hereby irrevocably (subject to Section 5.9) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          Intentionally Omitted.

(c)          No individual Lender or group of Lenders shall have any right to amend or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the obligations of Borrower or any other party pursuant to the Loan Documents, or otherwise. All such rights, on behalf of Administrative Agent or any Lender or Lenders, shall be held and exercised solely by and at the option of Administrative Agent for the pro rata benefit of the Lenders. Such rights, however, are subject to the rights of a Lender or Lenders, as expressly set forth in this Agreement, to approve matters or direct Administrative Agent to take or refrain from taking action as set forth in this Agreement. Except as expressly otherwise provided in this Agreement or the other Loan Documents, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights, or taking or refraining from taking any actions which Administrative Agent is expressly entitled to exercise or take under this Agreement and the other Loan Documents, including, without limitation, (i) the determination if and to what extent matters or items subject to Administrative Agent’s satisfaction are acceptable or otherwise within its discretion, (ii) the making of Administrative Agent Advances, and (iii) the exercise of remedies pursuant to, but subject to, Article 4 or pursuant to any other Loan Document, and any action so taken or not taken shall be deemed consented to by Lenders.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 34

(d)          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any Guarantor, no individual Lender or group of Lenders shall have the right, and Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be exclusively entitled and empowered on behalf of itself, and the Lenders, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan, and all other Indebtedness that is owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Section 6.10) allowed in such judicial proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 6.10. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of the Lenders except as approved by the Required Lenders or to authorize Administrative Agent to vote in respect of the claims of the Lenders except as approved by the Required Lenders in any such proceeding.

5.2          Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultant experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 35

5.3          Liability of Administrative Agent. No Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower or any subsidiary or Affiliate of Borrower, or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower, any Guarantor, or any of their Affiliates.

5.4          Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to any party to the Loan Documents), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders if required hereunder as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or such greater number of Lenders as may be expressly required hereby in any instance, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In the absence of written instructions from the Required Lenders or such greater number of Lenders, as expressly required hereunder, Administrative Agent may take, or not take any action, at its discretion, unless this Agreement specifically requires the consent of the Required Lenders or such greater number of Lenders.

5.5          Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default that Administrative Agent determines will have a material adverse effect on Borrower or the Property. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default as may be requested by the Required Lenders in accordance with Article 4; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 36

5.6          Credit Decision; Disclosure of Information by Administrative Agent.

(a)          Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower and any Guarantor, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lenders as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, any Guarantor, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and Guarantors hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and/or any Guarantor.

(b)          Administrative Agent upon its receipt shall provide each Lender such notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein. To the extent not already available to a Lender, Administrative Agent shall also provide the Lender and/or make available for the Lender’s inspection during reasonable business hours and at the Lender’s expense, upon the Lender’s written request therefor: (i) copies of the Loan Documents; (ii) such information as is then in Administrative Agent’s possession in respect of the current status of principal and interest payments and accruals in respect of the Loan; (iii) copies of all current financial statements in respect of Borrower, any Guarantor or other person liable for payment or performance by Borrower of any obligations under the Loan Documents, then in Administrative Agent’s possession with respect to the Loan; and (iv) other current factual information then in Administrative Agent’s possession with respect to the Loan and bearing on the continuing creditworthiness of Borrower or any Guarantor, or any of their respective Affiliates; provided that nothing contained in this Section shall impose any liability upon Administrative Agent for its failure to provide a Lender any of such Loan Documents, information, or financial statements, unless such failure constitutes willful misconduct or gross negligence on Administrative Agent’s part; and provided, further, that Administrative Agent shall not be obligated to provide any Lender with any information in violation of Law or any contractual restrictions on the disclosure thereof (provided such contractual restrictions shall not apply to distributing to a Lender factual and financial information expressly required to be provided herein). Except as set forth above, Administrative Agent shall not have any duty or responsibility to provide any Lenders with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Guarantor or any of their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 37

5.7          Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, INCLUDING THOSE IN WHOLE OR PART ARISING FROM ADMINISTRATIVE AGENT’S STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, to the extent that Administrative Agent is not reimbursed by or on behalf of Borrower, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney fees) incurred by Administrative Agent as described in Section 6.10. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

5.8          Administrative Agent in Individual Capacity. Administrative Agent, in its individual capacity, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any party to the Loan Documents and their respective Affiliates as though Administrative Agent were not Administrative Agent hereunder and without notice to or consent of Lenders. Lenders acknowledge that Bank of America, N.A. (“Swap Bank”) or an Affiliate of Swap Bank and Borrower have entered or may enter into Swap Transactions. A portion of the Loan may be funded to honor Borrower’s payment obligations to Swap Bank or such Affiliate under the terms of such agreement, and Lenders shall have no right to share in any portion of such payments. Lenders acknowledge that, pursuant to such activities, Bank of America, N.A. or its Affiliates may receive information regarding any party to the Loan Documents, or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such parties or such parties’ Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Pro Rata Share of the Loan, Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Lenders and may exercise such rights and powers as though it were not Administrative Agent or Swap Bank, and the terms “Lender” and “Lenders” include Bank of America, N.A. in its individual capacity.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 38

5.9          Successor Administrative Agent. Administrative Agent may with the consent of Borrower (which consent shall not be required at any time a Default by Borrower exists, and otherwise shall not be unreasonably withheld or delayed), and at the request of the Required Lenders as a result of Administrative Agent’s gross negligence or willful misconduct in performing its duties under this Agreement shall, resign as Administrative Agent upon thirty (30) days’ notice to Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article and other applicable Sections of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

5.10        Releases; Acquisition and Transfers of Collateral.

(a)          Lenders hereby irrevocably authorize Administrative Agent to transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders to transfer or sell, any Loan collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Indebtedness; (ii) constituting a release, transfer or sale of a lien or property if Borrower will certify to Administrative Agent that the release, transfer or sale is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); or (iii) after foreclosure or other acquisition of title (1) for a purchase price equal to or greater than ninety percent (90%) of value indicated in the most recent appraisal of the collateral obtained by Administrative Agent and made in accordance with regulations governing Administrative Agent, less any reduction indicated in the appraisal estimated by experts in such areas; or (2) if approved by the Required Lenders.

(b)          If all or any portion of the Loan collateral is acquired by foreclosure or by deed in lieu of foreclosure, Administrative Agent shall take title to the collateral in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Pro Rata Shares on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the “Acquisition Date”). Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any collateral so acquired. After any collateral is acquired, Administrative Agent shall appoint and retain one or more Persons (individually and collectively, “Property Manager”) experienced in the management, leasing, sale and/or dispositions of similar properties.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 39

(c)          After consulting with the Property Manager, Administrative Agent shall prepare a written plan for completion of construction (if required), operation, management, improvement, maintenance, repair, sale and disposition of the Loan collateral and a budget for the aforesaid, which may include a reasonable management fee payable to Administrative Agent (the “Business Plan”). Administrative Agent will deliver the Business Plan not later than the sixtieth (60th) day after the Acquisition Date to each Lender with a written request for approval of the Business Plan. If the Business Plan is approved by the Required Lenders, Administrative Agent and the Property Manager shall adhere to the Business Plan until a different Business Plan is approved by the Required Lenders. Administrative Agent may propose an amendment to the Business Plan as it deems appropriate, which shall also be subject to Required Lender approval. If the Business Plan (as may be amended) proposed by Administrative Agent is not approved by the Required Lenders, (or if sixty (60) days have elapsed following the Acquisition Date without a Business Plan being proposed by Administrative Agent), any Lender may propose an alternative Business Plan, which Administrative Agent shall submit to all Lenders for their approval. If an alternative Business Plan is approved by the Required Lenders, Administrative Agent may appoint one of the approving Lenders to implement the alternative Business Plan. Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Administrative Agent shall, subject to subsection (a) of this Section, have the right but not the obligation to take any action in connection with the Loan collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.

(d)          Upon request by Administrative Agent or Borrower at any time, Lenders will confirm in writing Administrative Agent’s authority to sell, transfer or release any such liens of particular types or items of Loan collateral pursuant to this Section; provided, however, that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (ii) such transfer, release or sale shall not in any manner discharge, affect or impair the obligations of Borrower other than those expressly being released.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 40

(e)          If the Lenders are unable to mutually agree on the purchase offer, and if only two (2) Lenders exist at the time Administrative Agent receives a purchase offer for Loan collateral for which one of the Lenders does not consent within ten (10) Business Days after notification from Administrative Agent, the consenting Lender may offer (“Purchase Offer”) to purchase all of non-consenting Lender’s rights, titles and interests in the collateral for a purchase price equal to non-consenting Lender’s Pro Rata Share of the net proceeds anticipated from such sale of such collateral (as reasonably determined by Administrative Agent), including the undiscounted face principal amount of any purchase money obligation not payable at closing (“Net Proceeds”). Within ten (10) Business Days thereafter the non-consenting Lender shall be deemed to have accepted such Purchase Offer unless the non-consenting Lender notifies Administrative Agent that it elects to purchase all of the consenting Lender’s right, title and interest in the collateral for a purchase price payable by the non-consenting Lender in an amount equal to the consenting Lender’s Pro Rata Share of the Net Proceeds. Any amount payable hereunder by a Lender shall be due on the earlier to occur of the closing of the sale of the collateral or ninety (90) days after the Purchase Offer, regardless of whether the collateral has been sold.

5.11        Application of Payments. Except as otherwise provided below with respect to Defaulting Lenders, aggregate principal and interest payments, payments for Indemnified Liabilities, proceeds from a foreclosure or sale of the collateral, and net operating income from the collateral during any period it is owned by Administrative Agent on behalf of the Lenders (“Payments”) shall be apportioned pro rata among Lenders and payments of any fees (other than fees designated for Administrative Agent’s separate account) shall, as applicable, be apportioned pro rata among Lenders. Notwithstanding anything to the contrary in this Agreement, all Payments due and payable to Defaulting Lenders shall be due and payable to and be apportioned pro rata among Administrative Agent and Electing Lenders. Such apportionment shall be in the proportion that the Defaulting Lender Payment Amounts paid by them bears to the total Defaulting Lender Payment Amounts of such Defaulting Lender. Such apportionment shall be made until Administrative Agent and Lenders have been paid in full for the Defaulting Lender Payment Amounts. All pro rata Payments shall be remitted to Administrative Agent and all such payments not constituting payment of specific fees, and all proceeds of the Loan collateral received by Administrative Agent, shall be applied first, to pay any fees, indemnities, costs, expenses (including those in Section 5.7) and reimbursements then due to Administrative Agent from Borrower; second, to pay any fees, costs, expenses and reimbursements then due to Lenders from Borrower; third, to pay pro rata interest due in respect of the Indebtedness and Administrative Agent Advances; fourth, to pay or prepay pro rata principal of the Indebtedness and Administrative Agent Advances; fifth, to pay any indebtedness of Borrower under Swap Transactions; and last, to Borrower, if required by law, otherwise to the Lenders in Pro Rata Share percentages equal to their percentages as of the date of termination of the Aggregate Commitments.

5.12        Benefit. The terms and conditions of this Article (except for provisions of Section 5.9 requiring Borrower’s consent) are inserted for the sole benefit of Administrative Agent and Lenders; the same may be waived in whole or in part, with or without terms or conditions, without prejudicing Administrative Agent’s or Lenders’ rights to later assert them in whole or in part. Nothing in this Article (except for provisions of Section 5.9 requiring Borrower’s consent) is binding on Borrower or affects the rights or broadens the obligations of Borrower under this Agreement or the other Loan Documents.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 41

5.13        Lead Arranger; Book Manager. None of the Lenders or other persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent”, “co-agent”, “book manager”, or “lead manager”, “arranger”, “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other persons so identified as a “syndication agent”, “documentation agent”, “co-agent” or “lead manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 6 - GENERAL TERMS AND CONDITIONS

6.1          Consents; Borrower’s Indemnity. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of Administrative Agent’s or Lenders’ judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Administrative Agent or Lenders; (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Administrative Agent or Lenders; and (c) free from any limitation or requirement of reasonableness. Notwithstanding any approvals or consents by Administrative Agent or Lenders, neither Administrative Agent nor any Lender has any obligation or responsibility whatsoever for the adequacy, form or content of the Plans, the Budget, any appraisal, any contract, any change order, any lease, or any other matter incident to the Property or the construction of the Improvements. Administrative Agent’s or Lenders’ acceptance of an assignment of the Plans for the benefit of Administrative Agent and Lenders shall not constitute approval of the Plans. Any inspection, appraisal or audit of the Property or the books and records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Administrative Agent shall be for Administrative Agent’s and Lenders’ protection only, and shall not constitute an assumption of responsibility to Borrower or anyone else with regard to the condition, value, construction, maintenance or operation of the Property, or relieve Borrower of any of Borrower’s obligations. Borrower has selected all surveyors, architects, engineers, contractors, materialmen and all other persons or entities furnishing services or materials to the Project. Neither Administrative Agent nor any Lender has any duty to supervise or to inspect the Property or the construction of the Improvements nor any duty of care to Borrower or any other person to protect against, or inform Borrower or any other person of the existence of, negligent, faulty, inadequate or defective design or construction of the Improvements. Neither Administrative Agent nor any Lender shall be liable or responsible for, and Borrower shall indemnify each Agent-Related Person and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the “Indemnified Parties”) from and against: (a) any claim, action, loss or cost (including reasonable attorney’s fees and costs) arising from or relating to (i) any defect in the Property or the Improvements, (ii) the performance or default of Borrower, Borrower’s surveyors, architects, engineers, contractors, or any other person engaged by, through or under Borrower, (iii) any failure to construct, complete, protect or insure the Improvements, (iv) the payment of costs of labor, materials, or services supplied for the construction of the Improvements, (v) the protection and preservation of the Loan collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition) at any time when a Default exists, (vi) the performance of any obligation of Borrower whatsoever, or (vii) Environmental Damages; (b) any and all claims by third-parties and related losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorney fees and costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnified Party in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan, or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding); (c) any and all claims, demands, actions or causes of action arising out of or relating to the lawful use of Information (as defined in Section 6.6) or other materials obtained through Box or a similar information system set up by and between Borrower and Administrative Agent to exchange information; and (d) any and all liabilities, losses, costs or expenses (including reasonable attorney fees and costs) that any Indemnified Party suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnified Party is a party to such claim, demand, action, cause of action or proceeding and whether it is defeated, successful or withdrawn, (all the foregoing, collectively, the “Indemnified Liabilities”), INCLUDING IN WHOLE OR PART ANY LOSS ARISING OUT OF AN INDEMNIFIED PARTY’S STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnified Party or the violation by any Indemnified Party of any Law applicable to it as a national bank, insurance company or other regulated institution or any holding company or Affiliate thereof. Upon demand by Administrative Agent, Borrower shall diligently defend any Claim which affects the Property or is made or commenced against Administrative Agent or any Lender, whether alone or together with Borrower or any other person, all at Borrower’s own cost and expense and by counsel to be approved by Administrative Agent in the exercise of its reasonable judgment. In the alternative, at any time Administrative Agent may elect to conduct its own defense on behalf of itself or any Lender through counsel selected by Administrative Agent and at the cost and expense of Borrower. Nothing, including any advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Administrative Agent or Lenders. Inspection shall not constitute an acknowledgment or representation by Administrative Agent, any Lender or the Construction Inspector that there has been or will be compliance with the Plans, the Loan Documents, or applicable Laws, governmental requirements and restrictive covenants, or that the construction is free from defective materials or workmanship. Inspection, whether or not followed by notice of Default, shall not constitute a waiver of any Default then existing, or a waiver of Administrative Agent’s and Lenders’ right thereafter to insist that the Improvements be constructed substantially in accordance with the Plans, and in accordance with the Loan Documents, and all applicable Laws, governmental requirements and restrictive covenants. Administrative Agent’s failure to inspect shall not constitute a waiver of any of Administrative Agent’s or Lenders’ rights under the Loan Documents or at Law or in equity.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 42

6.2          Miscellaneous. This Agreement may be executed in several counterparts, all of which are identical, and all of which counterparts together shall constitute one and the same instrument. The Loan Documents are for the sole benefit of Administrative Agent, Lenders and Borrower and are not for the benefit of any third party. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons, entities or circumstances. Time shall be of the essence with respect to Borrower’s obligations under the Loan Documents. This Agreement, and its validity, enforcement and interpretation, shall be governed by the laws of the State of Texas (without regard to any conflict of Laws principles) and applicable United States federal Law.

6.3          Notices.

6.3.1        Modes of Delivery, Changes. Except as otherwise provided herein, all notices, and other communications required or which any party desires to give under this Agreement or any other Loan Document shall be in writing. Unless otherwise specifically provided in such other Loan Document, all such notices and other communications shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service, courier, by registered or certified United States mail, postage prepaid, or by facsimile (with, subject to subsection 6.3.2 below, a confirmatory duplicate copy sent by first class United States mail), addressed to the party to whom directed or by (subject to subsection 6.3.3 below) electronic mail address to Borrower, at the addresses set forth at the end of this Agreement or to Administrative Agent or Lenders at the addresses specified for notices on the Schedule of Lenders (unless changed by similar notice in writing given by the particular party whose address is to be changed). Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided, however, that service of a notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any person in any situation or for any reason.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 43

6.3.2        Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all parties to the Loan Documents. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

6.3.3        Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

6.3.4        Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan advance notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such person on each notice purportedly given by or on behalf of Borrower, INCLUDING IN WHOLE OR PART FOR AN AGENT RELATED PERSON’S OR LENDER’S STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE, except to the extent of their gross negligence or willful misconduct. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording. If a Lender does not notify or inform Administrative Agent of whether or not it consents to, or approves of or agrees to any matter of any nature whatsoever with respect to which its consent, approval or agreement is required under the express provisions of this Agreement or with respect to which its consent, approval or agreement is otherwise requested by Administrative Agent, in connection with the Loan or any matter pertaining to the Loan, within ten (10) Business Days (or such longer period as may be specified by Administrative Agent) after such consent, approval or agreement is requested by Administrative Agent, the Lender shall be deemed to have given its consent, approval or agreement, as the case may be, with respect to the matter in question.

6.4          Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, to a depository (including Administrative Agent, any Lender or its or their Affiliates) for returned items or insufficient collected funds, or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 44

6.5          Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, Administrative Agent may assign or otherwise transfer any of its rights or obligations hereunder only as provided in Section 5.9 and this Section 6.5, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 6.5, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 6.5. Any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Pro Rata Share of the Loan at the time owing to it); provided that:

(i)          so long as no Default has occurred and is continuing the assigning Lender’s Commitment after the assignment must be at least $10,000,000.00, and except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Pro Rata Share of the Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund as defined in subsection (h) of this Section with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes its Pro Rata Share of the Loan outstanding) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent, shall not be less than $10,000,000.00 unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its Pro Rata Share of the Loan and the Commitment assigned;

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 45

(iii)        any assignment of a Commitment must be approved by Administrative Agent, unless the person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)        the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement with respect to Borrower’s obligations surviving termination of this Agreement). An assignment shall not relieve a Lender from responsibility for any failure of performance by the Lender prior to the acceptance and recording by Administrative Agent of the Assignment and Assumption. Upon request, Administrative Agent shall prepare and Borrower shall execute and deliver a Note (“Replacement Note”) to the assignee Lender against surrender of the Note that it replaces for cancellation or endorsement of decreased principal amount, as applicable. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 6.5.

(c)          Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of each Lender’s Pro Rata Share of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 46

(d)          Any Lender may, without the consent of, but with prior notice to Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or its Pro Rata Share of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) except to the extent consented to by Administrative Agent in its sole discretion with respect to each participation, any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

(e)          A Participant shall not be entitled to receive any greater payment under Sections 1.7, 1.8 or 1.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(f)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment, or any transfer upon foreclosure thereof, shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)          If the consent of Borrower to an assignment or to an assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the provision to the first sentence of subsection (b) above), Borrower shall be deemed to have given its consent ten (10) Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such tenth Business Day.

(h)          As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender, an Approved Fund or any other person (other than a natural person) approved by Administrative Agent, provided such Affiliate of a Lender, Approved Fund or other person is not a Foreign Lender and is rated BBB or better by Standard and Poors or Baa2 or better by Moodys, and (c) any such other person (other than a natural person and other than Borrower, any Guarantor, and any Person affiliated with Borrower or any Guarantor) approved by Administrative Agent and, unless a Default that has not been waived by Administrative Agent exists, Borrower (each such approval not to be unreasonably withheld or delayed).

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 47

“Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial real estate loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

6.6          Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to the directors, officers, employees and agents, including accountants, legal counsel and other advisors of Administrative Agent, Lenders and their Affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 6.6, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any Swap Transaction or credit derivative transaction relating to obligations of Borrower and Guarantor; (g) with the consent of Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 6.6 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower or a Guarantor or their Affiliates; or (i) to the National Association of Insurance Commissioners or any other similar organization. For the purposes of this Section, “Information” means all information received from Borrower or a Guarantor relating to Borrower or Guarantor or their business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or a Guarantor; provided that, in the case of information received from Borrower or a Guarantor after the date hereof, except for Financial Statements and CV Statements, such information is clearly identified in writing at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 6.6 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information. Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement (excluding Information about Guarantors) to market data collectors or similar service providers to the lending industry.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 48

6.7          Set-off. In addition to any rights and remedies of Administrative Agent and Lenders provided by Law, upon the occurrence and during the continuance of any Default, Administrative Agent and each Lender is authorized at any time and from time to time, without prior notice to Borrower or any other party to the Loan Documents, any such notice being waived by Borrower (on its own behalf and on behalf of each party to the Loan Documents to the fullest extent permitted by Law), to set-off and apply any and all deposits, general or special, time or demand, provisional or final, any time owing by Administrative Agent or such Lender hereunder or under any other Loan Document to or for the credit or the account of Borrower against any and all Obligations, irrespective of whether or not Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be denominated in a currency different from that of the applicable depositor indebtedness. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

6.8          Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the portions of the Loan advanced by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the portions of the Loan made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such portions of the Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 6.4 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered without further interest thereon. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off), but subject to Section 6.7 with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 6.8 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 49

6.9          Amendments; Survival.

(a)          Administrative Agent and Lenders may amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions or agreements set forth in Article 5 (except for provisions applicable to Borrower’s consent in Section 5.9) or as to any other matter in the Loan Documents respecting payments between Administrative Agent or Lenders, without the consent of Borrower or any other Person or the execution by Borrower or any other Person of any such amendment or intercreditor agreement. Subject to the foregoing, Administrative Agent and Borrower or the applicable party to the Loan Documents, as the case may be, may (a) amend or waive any provision of this Agreement or any other Loan Document, or (b) consent to any departure by any party to the Loan Documents therefrom, which amendment, waiver or consent is intended to be within Administrative Agent’s discretion or determination, or is to a provision enforceable or determinable to the extent required by Administrative Agent (reasonable or otherwise), or in Administrative Agent’s reasonable determination, shall not have a material effect on Borrower or the Project. Subject to the foregoing, with the consent of the Required Lenders, Administrative Agent and Borrower or the applicable party to the Loan Documents, as the case may be, may, by instrument in writing signed by them, enter into any other amendment, waiver or consent (including a consent to the sale, transfer, pledge, mortgage or assignment of any indirect interest in Borrower, except no such consent shall be required if such sale, transfer, pledge, mortgage or assignment is expressly permitted under the Loan Documents). Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)          Notwithstanding the above, no such amendment, waiver or consent shall:

(i)          except as expressly permitted by this Agreement, extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 4.2), without the written consent of such Lender (it being understood that a waiver of a Default shall not constitute an extension or increase in any Lender’s Commitment);

(ii)         postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(iii)        reduce the principal of, or the rate of interest specified herein on, any portion of the Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby, or to amend the definition of “Past Due Rate” or “late charges”; provided, however, that Administrative Agent may waive any obligation of Borrower to pay interest at the Past Due Rate and/or late charges for periods of up to thirty days, and only the consent of the Required Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Past Due Rate or late charges thereafter;

(iv)        change the percentage of the combined Commitments or of the aggregate unpaid principal amount of the Loan which is required for the Lenders or any of them to take any action hereunder, without the written consent of Borrower and each Lender;

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 50

(v)         change the definition of “Pro Rata Share” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of Borrower and each Lender;

(vi)        amend this Section 6.9, or Section 6.8, without the written consent of Borrower and each Lender;

(vii)       release the liability of Borrower or, except as expressly contemplated by the Guaranties, any existing Guarantor without the written consent of each Lender;

(viii)      permit the sale, transfer, pledge, mortgage or assignment of any Loan collateral or any direct interest in Borrower, except as expressly permitted under the Loan Documents, without the written consent of each Lender; or

(ix)         transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders transfer or sell, any Loan collateral except as permitted in Section 5.10, without the written consent of each Lender, and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender.

(c)          This Agreement shall continue in full force and effect until the Indebtedness is paid in full and all of Administrative Agent’s and Lenders’ obligations under this Agreement are terminated; and all representations and warranties and all provisions herein for indemnity of the Indemnified Parties, Administrative Agent and Lenders (and any other provisions herein specified to survive) shall survive payment in full, satisfaction or discharge of the Indebtedness, the resignation or removal of Administrative Agent or replacement of any Lender, and any release or termination of this Agreement or of any other Loan Documents.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 51

6.10        Costs and Expenses. Without limiting any Loan Document and to the extent not prohibited by applicable Laws, Borrower shall pay when due, shall reimburse to Administrative Agent for the benefit of itself and Lenders on demand and shall indemnify Administrative Agent and Lenders from, all out-of-pocket fees, costs, and expenses paid or incurred by Administrative Agent and Lenders in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents (and any amendments, approvals, consents, waivers and releases requested, required, proposed or done from time to time), or in connection with the disbursement, or administration of the Loan or the enforcement of the obligations of Borrower, the exercise of any right or remedy of Administrative Agent when a Default exists or collection of the Loan, including (a) all reasonable fees and expenses of Administrative Agent’s counsel in connection with the foregoing matters; (b) fees and charges of each Construction Inspector (subject to the limits in Section 2.6); (c) appraisal, re-appraisal and survey costs (subject to the limits of Section 2.13); (d) title insurance charges and premiums; (e) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches; (f) judgment and tax lien searches for Borrower and each Guarantor; (g) escrow fees; (h) subject to Section 2.16(c), fees and costs of environmental investigations, site assessments and remediations; (i) recordation taxes, documentary taxes, transfer taxes and mortgage taxes; (j) filing and recording fees; (k) loan brokerage fees separately authorized by Borrower in writing; and (l) legal fees actually incurred by Administrative Agent in connection with the syndication of the Loan, but in no event to exceed $3,000.00. Borrower shall pay all costs and expenses incurred by Administrative Agent, including reasonable attorneys’ fees, if the obligations or any part thereof are sought to be collected by or through an attorney at law, whether or not involving probate, appellate, administrative or bankruptcy proceedings. Borrower shall pay all costs and expenses of complying with the Loan Documents, whether or not such costs and expenses are included in the Budget. Borrower’s obligations under this Section 6.10 shall survive the delivery of the Loan Documents, the making of advances, the payment in full of the Indebtedness, the release or reconveyance of any of the Loan Documents, the foreclosure of the Deed of Trust or conveyance in lieu of foreclosure, any bankruptcy or other debtor relief proceeding, and any other event whatsoever.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 52

6.11        Tax Forms.

(a)          Each Lender, and each holder of a participation interest herein, that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to Administrative Agent and Borrower, prior to receipt of any payment subject to withholding (or upon accepting an assignment or receiving a participation interest herein, if earlier), two duly signed completed copies of either Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to a complete exemption from, or reduction of, withholding on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and Administrative Agent that such Foreign Lender is entitled to an exemption from or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (i) promptly submit to Administrative Agent and Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to the Loan Documents, (ii) promptly notify Administrative Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its lending office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(b)          Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and Borrower on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Administrative Agent or Borrower (in the reasonable exercise of its discretion), (i) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (ii) two duly signed completed copies of United States Internal Revenue Service Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 53

(c)          Borrower shall not be required to pay any additional amount to, or indemnify any Foreign Lender under Section 1.11(a) or (c) respectively with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an United States Internal Revenue Service Form W-8IMY pursuant to this subsection (c) of this Section 6.11, or (ii) if such Lender shall have failed to satisfy the foregoing provisions of this Section 6.11; provided that if such Lender shall have satisfied the requirement of this Section 6.11 on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 6.11 shall relieve Borrower of its obligation to pay any amounts pursuant to Section 1.11(a) or (c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(d)          Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which Borrower is not required to pay additional amounts under this Section 6.11.

(e)          Upon the request of Administrative Agent or Borrower, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Administrative Agent two duly signed completed copies of United States Internal Revenue Service Form W-9. If such Lender fails to deliver such forms, then Administrative Agent or Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(f)          If any Tribunal asserts that Administrative Agent or Borrower did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent or Borrower therefor, including all penalties and interest and costs and expenses (including attorney fees) of Administrative Agent or Borrower. The obligation of Lenders under this subsection shall survive the removal or replacement of a Lender, the payment of all Obligations and the resignation or replacement of Administrative Agent. In addition, at any time, and from time to time, upon request by Administrative Agent or any Lender, Borrower will, at Borrower’s expense, provide any and all further instruments, certificates and other documents as may, in the opinion of Administrative Agent or such Lender, be necessary in order to verify Borrower’s identity and background in a manner satisfactory to Administrative Agent or such Lender.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 54

(g)          Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes with respect to which Borrower has paid additional amounts pursuant to Sections 1.11(a) or 1.11(c), or as to which it has been indemnified by Borrower pursuant to Section 1.11(d) (including by the payment of additional amounts pursuant to Section 1.11(a)), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under Section 1.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such recipient, and without interest (other than any interest paid by the relevant Governmental Authority) to such recipient in the event the recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable recipient be required to pay any amount to Borrower pursuant to this subsection the payment of which would place the recipient in a less favorable net after-tax position than such recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

6.12        Further Assurances. Borrower will, upon Administrative Agent’s request, (a) promptly correct any defect, error or omission in any Loan Document; (b) execute, acknowledge, deliver, procure, record or file such further instruments and do such further acts as Administrative Agent deems necessary, desirable or proper to carry out the purposes of the Loan Documents and deems necessary to identify and subject to the liens and security interest of the Loan Documents any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Property; (c) execute, acknowledge, deliver, procure, file or record any document or instrument Administrative Agent reasonably deems necessary, desirable, or proper to protect the liens or the security interest under the Loan Documents against the rights or interests of third persons; and (d) provide such certificates, documents, reports, information, affidavits and other instruments required to comply with the requirements of any agency having jurisdiction over Administrative Agent.

6.13        Inducement to Lenders. The representations and warranties contained in this Agreement and the other Loan Documents (a) are made to induce Lenders to make the Loan and extend any other credit to or for the account of Borrower pursuant hereto, and Administrative Agent and Lenders are relying thereon, and will continue to rely thereon, and (b) shall survive any bankruptcy proceedings involving Borrower, Guarantor or the Property, foreclosure, or conveyance in lieu of foreclosure.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 55

6.14        Forum. Each party to this Agreement hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court, or any United States federal court, sitting in Dallas, Texas, over any suit, action or proceeding arising out of or relating to this Agreement or the Indebtedness. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Each party to this Agreement hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any court specified in the first sentence of this Section may be made by certified or registered mail, return receipt requested, directed to such party at its address for notice stated in this Agreement, or at a subsequent address of which the other parties received actual notice from such party in accordance with this Agreement. Nothing herein shall affect the right of any party to serve process in any manner permitted by Law.

6.15        Interpretation. References to “Dollars,” “$,” “money,” “payments” or other similar financial or monetary terms are references to lawful money of the United States of America. References to Articles, Sections, and Exhibits are, unless specified otherwise, references to articles, sections and exhibits of this Agreement. Words of any gender shall include each other gender. Words in the singular shall include the plural and words in the plural shall include the singular. References to Guarantor shall mean, each person comprising same, jointly and severally. References to “persons” shall include both natural persons and any legal entities, including public or governmental bodies, agencies or instrumentalities. The words “include” and “including” shall be interpreted as if followed by the words “without limitation”. Captions and headings in the Loan. Documents are for convenience only and shall not affect the construction of the Loan Documents.

6.16        No Partnership, etc. The relationship between Lenders (including Administrative Agent) and Borrower is solely that of lender and borrower. Neither Administrative Agent nor any Lender has any fiduciary or other special relationship with or duty to Borrower and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between Borrower and Administrative Agent or any Lender or in any way make Administrative Agent or any Lender a co-principal with Borrower with reference to the Project, the Property or otherwise. In no event shall Administrative Agent’s or Lenders’ rights and interests under the Loan Documents be construed to give Administrative Agent or any Lender the right to control, or be deemed to indicate that Administrative Agent or any Lender is in control of, the business, properties, management or operations of Borrower.

6.17        Records. The unpaid amount of the Loan and the amount of any other credit extended by Administrative Agent or Lenders to or for the account of Borrower set forth on the books and records of Administrative Agent shall be presumptive evidence of the amount thereof owing and unpaid, but failure to record any such amount on Administrative Agent’s books and records shall not limit or affect the obligations of Borrower under the Loan Documents to make payments on the Loan when due.

6.18        Commercial Purpose. Borrower warrants that the Loan is being made solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of this Loan shall be used for commercial purposes and stipulates that the Loan shall be construed for all purposes as a commercial loan, and is made for other than personal, family, household or agricultural purposes.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 56

6.19        US Patriot Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all reasonable documentation and other reasonable information that Administrative Agent or such Lender requests in order to comply with its ongoing obligation under “know your customer” and anti-money laundering rules and regulations, including the Act, other than with respect to Individual Beneficiaries.

6.20        Service of Process. Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Loan by (a) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower and (b) serving a copy thereof upon CT Corporation, 1209 Orange Street, Wilmington, Delaware 19801, the agent hereby designated and appointed by Borrower as Borrower’s agent for service of process. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in any Note shall affect the right of Administrative Agent to serve process in any manner otherwise permitted by Law and nothing in any Note will limit the right of Administrative Agent on behalf of the Lenders otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.

6.21        Entire Agreement. The Loan Documents constitute the entire understanding and agreement between Borrower, Administrative Agent and Lenders with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Borrower, Administrative Agent, and Lenders with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment letter, letter of intent or quote letter by Administrative Agent or any Lender to make the Loan are merged into the Loan Documents. Neither Administrative Agent nor any Lender has made any commitments to extend the term of the Loan past its stated maturity date or to provide Borrower with financing except as set forth in the Loan Documents. Except as incorporated in writing into the Loan Documents, there are not, and were not, and no persons are or were authorized by Administrative Agent or any Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

6.22        Dispute Resolution.

(a)          Arbitration. Except to the extent expressly provided below, any Dispute shall, upon the request of any party, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), the then current rules for arbitration of disputes of financial services of the American Arbitration Association (“AAA”) and the “Special Rules” set forth below. In the event of any inconsistency, the Special Rules shall control. The filing of a court action is not intended to constitute a waiver of the right of Borrower, Administrative Agent or a Lender, including the suing party, thereafter to require submittal of the Dispute to arbitration. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action. For the purposes of this Section 6.22 only, the terms “party” and “parties” shall include any parent corporation, subsidiary or affiliate of Administrative Agent or a Lender involved in the servicing, management or administration of any obligation described in or evidenced by this Agreement, together with the officers, employees, successors and assigns of each of the foregoing.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 57

(b)          Special Rules.

(i)          The arbitration shall be conducted in Dallas, Texas.

(ii)         The arbitration shall be administered by AAA who will appoint an arbitrator. If AAA is unwilling or unable to administer or legally precluded from administering the arbitration, or if AAA is unwilling or unable to enforce or legally precluded from enforcing any and all provisions of this Section 6.22, then any party to this Agreement may substitute, without the necessity of the agreement or consent of the other party or parties, another arbitration organization that has similar procedures to AAA but that will observe and enforce any and all provisions of this Section 6.22. All Disputes shall be determined by one arbitrator; however, if the amount in controversy in a Dispute exceeds Five Million Dollars ($5,000,000), upon the request of any party, the Dispute shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”).

(iii)        All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(iv)        The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing. The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any. The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation arid enforcement shall not be subject to arbitration.

(v)         The arbitrator will have the authority to decide whether any Dispute is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of disputes is the equivalent of the filing of a lawsuit.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 58

(vi)        Any dispute concerning this Section 6.22, including any such dispute as to the validity or enforceability of this Section 6.22, or whether a Dispute is arbitrable, shall be determined by the arbitrator; provided, however, that the arbitrator shall not be permitted to vary the express provisions of the Special Rules or the Reservation of Rights in subsection (c) below.

(vii)       The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

(viii)      The arbitration will take place on an individual basis without reference to, resort to, or consideration of any form of class or class action.

(c)          Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose or any waivers contained in this Agreement or any of the other Loan Documents, or (ii) apply to or limit the right of (A) any party (subject to Section 1.8 and Article 5) to exercise self help remedies such as (but not limited to) setoff, or (B) Administrative Agent on behalf of the Lenders to foreclose judicially or nonjudicially against any real or personal property collateral for the Loan, or to exercise judicial or nonjudicial power of sale rights, (C) any party to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (D) any party to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against any other party or parties in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). A party, as applicable, may exercise the rights set forth in clauses (A) through (D), inclusive, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the Dispute occasioning resort to such remedies. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any Dispute.

(d)          Conflicting Provisions for Dispute Resolution. If there is any conflict between the terms, conditions and provisions of this Section 6.22 and those of any other provision or agreement for arbitration or dispute resolution, the terms, conditions and provisions of this Section 6.22 shall prevail as to any Dispute arising out of or relating to (i) this Agreement, (ii) any other Loan Document, (iii) any related agreements or instruments, or (iv) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In any other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration or dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 59

(e)          Jury Trial Waiver in Arbitration. By agreeing to this Section 6.22, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Dispute.

6.23        WAIVER OF JURY TRIAL. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO ARBITRATE ANY “DISPUTE” (FOR PURPOSES OF THIS SECTION 6.23, AS DEFINED IN SECTION 6.22) AS SET FORTH IN THIS AGREEMENT, TO THE EXTENT ANY “DISPUTE” IS NOT SUBMITTED TO ARBITRATION OR IS DEEMED BY THE ARBITRATOR OR BY ANY COURT WITH JURISDICTION TO BE NOT ARBITRABLE OR NOT REQUIRED TO BE ARBITRATED, THE PARTIES HERETO WAIVE TRIAL BY JURY IN RESPECT OF ANY SUCH “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE.” THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES HERETO, AND THE PARTIES HERETO HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. THE PARTIES HERETO ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 6.23 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

CONSTRUCTION LOAN AGREEMENT	(Alexan Southside) – Page 60

EXECUTED and DELIVERED as of the date first set forth above.

Address:

820 Gessner Road, Suite 760
Houston, Texas 77024
Attention: Sean Rae
Telephone: (713) 706-1512
Email: srae@tcresidential.com

With copies to:

Michael K. Ording
Jones Day
325 John H. McConnell Blvd.
Columbus, Ohio 43215

The federal tax identification no. of Borrower is: 47-2611789

BR Southside Member, LLC
c/o BlueRock Real Estate, L.L.C.
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attention: Ryan MacDonald and
Michael Konig, Esq.
Telephone: (646) 278-4230
Facsimile: (646) 278-4220

Hirschler Fleischer
2100 East Cary Street
Richmond, Virginia 23223-7078
Attention: S. Edward Flanagan
Telephone: (804) 771-9592
Facsimile: (804) 644-0957
BORROWER:

BR BELLAIRE BLVD, LLC,
a Delaware limited liability company

By:	Blaire House, LLC,
a Delaware limited liability company,
a manager

	By:	HCH 114 Southside, L.P.,
a Delaware limited partnership,
its managing member

		By:	Maple Multi-Family Development, L.L.C.,
a Texas limited liability company,
its general partner

			By:	/s/ Donna C. Kruger
			Name:	Donna C. Kruger
			Title:	Vice President

ADMINISTRATIVE AGENT and LENDER:

BANK OF AMERICA, N.A.,
a national banking association,
as Administrative Agent and a Lender

By:	/s/ Jane Williams
Name:	Jane Williams
Title:	Senior Vice President

CONSTRUCTION LOAN AGREEMENT (Alexan Southside) – Signature Page

EXHIBIT “A”

METES AND BOUNDS DESCRIPTION

4.222 ACRES (183,928 SQUARE FEET)

A.C. REYNOLDS SURVEY, ABSTRACT NUMBER 61

HARRIS COUNTY, TEXAS

Being a tract or parcel containing 4.222 acres (183,928 square feet) of land situated in the A.C. Reynolds Survey, Abstract Number 61, Harris County, Texas, being all of Unrestricted Reserve “A”, Block 1 of Blair House Replat, a subdivision of record at Film Code Number 672125 of the Map records of Harris County, Texas, and being all of a called 41,179 square foot tract known as Tract 1, all of a called 75,664 square foot tract known as Tract 2 and all of a called 67,002 square foot tract known as tract 3, as conveyed to Prokop Industries BH LP under Harris County Clerk’s File Number 20070414341, said 4.222 acre tract being more particularly described by metes and bounds as follows (bearings are based on the recorded plat of said Blair House Replat);

BEGINNING at a 5/8-inch iron rod with cap found in the west right-of-way line of Academy Street (60 feet wide), as recorded in Volume 22, Page 29 of the Map Records of Harris County, Texas, marking the northeast corner of Block 1 of Ayrshire Addition, a subdivision of record in Volume 22, Page 29 of the Map Records of Harris County, Texas, same being the southeast corner of said Unrestricted Reserve “A”, the southeast corner of said Tract 1 and the southeast corner of the herein described tract, from which a 5/8-inch iron rod with cap found marking the intersection of the west right-of-way line of said Academy Street and the north right-of-way line of Gramercy Street bears South 02°13’18” East, 133.98 feet;

THENCE South 87°25’42” West, along the north line of said Block 1, a distance of 472.00 feet to a 5/8-inch iron rod with cap found marking the southeast corner of a called 2.793 acre tract, as described in deed to Tropicana, Inc. under Harris County Clerk’s File Number F680795, the southwest corner of said Tract 2 and the southwest corner of the herein described tract;

THENCE North 02°13’18” West, along the east line of said called 2.793 acre tract, a distance of 430.49 feet to a 5/8-inch iron rod with cap stamped “Terra Surveying” set in the south right-of-way line of Bellaire Boulevard (120 feet wide), as recorded in Volume 4, Page 55 of the Map Records of Harris County, Texas, same being the northeast corner of said called 2.793 acre tract, the northwest corner of said Tract 2 and the northwest corner of the herein described tract;

THENCE North 87°36’52” East, along the south right-of-way line of said Bellaire Boulevard, a distance of 332.00 feet to a 5/8-inch iron rod with cap found marking the northwest corner of a tract of land conveyed to Big Diamond Number 1, Inc. under Harris County Clerk’s File Number 20100055641, same being the northeast corner of said Tract 3 and the most northerly northeast corner of the herein described tract;

THENCE South 02°13’18” East, along the east line of said Tract 3, a distance of 135.00 feet to a 5/8-inch iron rod found marking the southwest corner of said Big Diamond Number 1, Inc. tract, the northwest corner of said Tract 1 and an interior corner of the herein described tract;

EXHIBIT A (Alexan Southside) – Page 1

THENCE North 87°36’52” East, along the north line of said Tract 1 and the south line of said Big Diamond Number 1, Inc. tract, a distance of 140.00 feet to a 5/8-inch iron rod with cap found in the west right-of-way line of said Academy Street, marking the southeast corner of said Big Diamond Number 1, Inc. tract, the northeast corner of said Tract 1 and the most easterly northeast corner of the herein described tract;

THENCE South 02°13’18” East, along the west right-of-way line of said Academy Street, a distance of 293.96 feet to the POINT OF BEGINNING and containing 4.222 acres (183,928 square feet) of land. This description is based on an ALTA/ACSM Land Title Survey made by Terra Surveying Company, Inc., dated September 27, 2014, TSC Project Number 1617-1441-S, last updated April 6, 2015.

Compiled by: Michael Sissenwein

Checked by: George Collison, RPLS

Terra Surveying Company, Inc.

3000 Wilcrest Drive, Suite 210

Houston, Texas 77042

1617-1441-4.222ac mb.docx

EXHIBIT A (Alexan Southside) – Page 2

EXHIBIT “B”

DEFINITIONS AND FINANCIAL STATEMENTS

A.          DEFINITIONS: As used in this Agreement and the attached exhibits, the following terms shall have the following meanings:

“Accounts Payable List” means a written summary from Borrower of all accounts paid and payable for soft costs associated with the applicable Draw Request identifying each such account and the invoice amount due, and in form and substance acceptable to Administrative Agent. For purposes of this definition, “soft costs” includes costs and expenses of development other than those attributable to the construction of the physical Improvements, including but not limited to architect’s fees, consulting fees, management fees, abatement expenses, legal fees, testing and inspection fees, connection charges, and other similar fees and expenses.

“Additional Interest” means all payments required to be made by Borrower under a Swap Contract.

“Adjusted Expenses” means, for any period, the actual cash operating expenses of the Property, adjusted to reflect actual property taxes (excluding non-cash expenses such as depreciation, amortization and expenses paid from reserves for capital repairs and replacements) during such period, but: (a) not including payments of principal or interest on the Loan during such period; (b) including the portion of the annual payment under the Ground Lease (as defined in the Deed of Trust) allocable to the calculation period; (c) adjusted to include appropriate monthly accruals for (i) a management fee of at least 2.75% per annum, (ii) periodic expenses such as property taxes and insurance, and (iii) a reserve of $200.00 per apartment unit per annum for capital repairs and replacements.

“Adjusted Income” means, for any period, the Rental Income plus the Ancillary Income for such period.

“Adjusted LIBOR Rate” means the quotient obtained by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the LIBOR Reserve Percentage, where,

“London Interbank Offered Rate” means, with respect to any applicable Interest Period with respect to a LIBOR Rate Advance, the rate per annum equal to (a) LIBOR, as published by Bloomberg (or other commercially available source providing quotations of LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (b) if such rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Advance being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

EXHIBIT B (Alexan Southside) – Page 1

“LIBOR Reserve Percentage” means, with respect to any applicable Interest Period, for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board whether or not applicable to any Lender, in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Principal is determined), whether or not any Lender has any Eurocurrency liabilities. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Advances” has the meaning set forth in Section 1.14 of this Agreement.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on the Schedule of Lenders, or such other address or account as Administrative Agent hereafter may from time to time notify Borrower and Lenders.

“Administrative Agent’s Time” means the time of day observed in the city where Administrative Agent’s office is located.

“Advance Amount” has the meaning set forth in Section 1.13 of this Agreement.

“Affiliate” means any person directly or indirectly through one or more intermediaries controlling, controlled by, or under direct or indirect common control with, such person. A person shall be deemed to be “controlled by” any other person if such other person possesses, directly or indirectly, power (a) to vote a majority of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or the equivalent; or (b) to direct or cause the direction of the management and policies of such person whether by contract or otherwise.

“Agent-Related Persons” means Administrative Agent, together with its Affiliates (including Arranger), and the officers, directors, employees, agents and attorneys-in-fact of Administrative Agent and such Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Cost” has the meaning set forth in Section 1.4 of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement, and includes all exhibits attached hereto and referenced in Section 1.1.

“Ancillary Income” means, for any period, the amount, if any, by which Gross Income exceeds Rental Income for such period.

EXHIBIT B (Alexan Southside) – Page 2

“Appraised Value” means $61,410,000.00.

“Approved Fund” has the meaning set forth in Section 6.5(h) of this Agreement.

“Approved Lease” is a tenant lease of an apartment unit in the Improvements that is approved or deemed approved by Administrative Agent from time to time pursuant to Exhibit “I” hereof.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit “L”.

“Assumed Interest Rate” means the greater of (i) the annual yield payable on the last day of the applicable Calculation Period on ten (10) year United States Treasury obligations plus two-hundred fifty (250) basis points per annum; (ii) six and one-quarter percent (6.25%) per annum; or (iii) the then-applicable LIBOR Daily Rate.

“Base Rate” means, on any day, a fluctuating rate per annum equal to the Base Rate Margin plus the highest of: (a) the Federal Funds Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced by Bank of America as its “Prime Rate,” and (c) the LIBOR Daily Rate.

“Base Rate Advance” means an advance of the Loan by a Lender to Borrower which bears interest at an applicable Base Rate at the time in question.

“Base Rate Margin” means one and one-quarter percent (1.25%) per annum.

“Base Rate Principal” means, at any time, the Principal Debt minus the portion, if any, of such Principal Debt which is LIBOR Rate principal.

“Bluerock Member” means BR Southside Member, LLC, a Delaware limited liability company.

“Bluerock Member Agreement” means that certain Limited Liability Company Agreement dated as of December 22, 2014 among the Existing BR Members as it exists on the date hereof.

“Bluerock Permitted Transfers” means:

(a)          a Transfer of membership interests in Borrower by Bluerock Member to TCR Member or an Affiliate of TCR Member;

(b)          a Transfer of direct or indirect membership interests in Bluerock Member by an Existing BR Member (or an owner of a direct or indirect interest in an Existing BR Member) to (i) another Existing BR Member or (ii) BRE, Bluerock REIT, Bluerock Operating Partnership or any of their Affiliates; so long as, after any such Transfer, Bluerock Member is Controlled, directly or indirectly, by BRE and/or Bluerock REIT;

EXHIBIT B (Alexan Southside) – Page 3

(c)          a Transfer of interests in Bluerock Member by virtue of (i) the conversion by BRG of its preferred equity membership interest in Bluerock Member pursuant to Section 10.4 of the Bluerock Member Agreement, anticipated to occur on or before the stabilization of the Property, into a common membership interest in, and management control over, Bluerock Member (and the associated modification of the limited liability company agreement of Bluerock Member to reflect such terms), or (ii) the redemption by the Bluerock Member of BRGs preferred equity membership interest in Bluerock Member pursuant to Section 10.5 of the Bluerock Member Agreement, provided that after such Transfer (1) Administrative Agent receives written notice of, and an organizational chart reflecting, the new ownership of the Bluerock Member; (2) Bluerock Member continues to be a member of Borrower; and (3) the parties exercising Control of Borrower after such Transfer, including without limitation principals of the Guarantors, continue to Control, directly or indirectly, Borrower in substantially the same manner in which they did on the date of this Agreement;

(d)          a Transfer (including any issuance or redemption) of non-controlling membership interests, corporate stock, partnership interests or other ownership interests in any direct or indirect owner of the Bluerock Member, including the Existing BR Members and, following a Transfer pursuant to subsection (c) above, Bluerock REIT and/or Bluerock Operating Partnership (or an Affiliate directly or indirectly owned or controlled by Bluerock REIT or Bluerock Operating Partnership) (the “Affected Entity”), provided that after such Transfer (i) the Affected Entity continues to be Controlled by the same Person or Persons that Controlled the Affected Entity prior to such Transfers; (ii) Bluerock Member continues to be a member of Borrower; and (iii) the parties exercising Control of Borrower after such Transfer, continue to Control, directly or indirectly, Borrower in substantially the same manner in which they did on the date of this Agreement; and/or

(e)          a Transfer of interests in Bluerock Member by virtue of (i) a sale of a majority (or all) of the outstanding shares (or partnership interests) of Bluerock REIT or Bluerock Operating Partnership or (ii) a merger, combination or “roll-up” of Bluerock REIT or Bluerock Operating Partnership into a partnership, limited liability company or other entity or participation in an UPREIT, DOWNREIT or similar transaction with a real estate investment trust or other entity (any of the foregoing hereinafter referred to as a “REIT Sale”), where the purchaser or surviving entity by virtue of such REIT Sale has a net worth and liquidity no less than that of Bluerock REIT and Bluerock Operating Partnership on a consolidated basis as of the date hereof.

“Bluerock Operating Partnership” means Bluerock Residential Holdings, LP, a Delaware limited partnership and operating partnership subsidiary of Bluerock REIT.

“Bluerock REIT” means Bluerock Residential Growth REIT, Inc., a Maryland corporation.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrower’s Deposit” has the meaning set forth in Section 1.5 of this Agreement.

“Borrower’s Equity” means cash in the amount of $17,175,255.00 to be contributed by Borrower to pay costs of the Project.

“Borrower Materials” has the meaning set forth in Section 2.17 of this Agreement.

EXHIBIT B (Alexan Southside) – Page 4

“Borrower’s Operating Agreement” means the Limited Liability Company Agreement of Borrower, dated January 9, 2015.

“BRE” means Bluerock Real Estate, L.L.C., a Delaware limited liability company.

“BRG” means BRG Southside, LLC, a Delaware limited liability company.

“Budget” means the budget and cost itemization for the Project attached as Exhibit “D”, as modified from time to time consistent with this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located or, if such day relates to the LIBOR Daily Rate, means any such day on which dealings in dollar deposits are conducted by and between banks in the London, England interbank eurodollar market.

“Cash Collateral Account” means, a lender controlled account (which is owned by Borrower but to which Borrower shall not have access), held with Administrative Agent, and pledged to Administrative Agent as security for the Obligations.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, but only for rules, guidelines or directives promulgated after the date of this Agreement, regardless of whether they are retroactive.

“Changes in Facts and Circumstances” means changes in facts or circumstances resulting from actions or events contemplated or permitted by this Agreement (such as, without limitation, permitted transfers), in each case in accordance with, and as contemplated or permitted by, this Agreement, which facts and circumstances, individually and collectively, do not constitute, and do not otherwise result in, a Default hereunder or under any Loan Document.

“Code” has the meaning set forth in Section 2.15.

“Commitment” means, as to each Lender, its obligation to advance its Pro Rata Share of the Loan in an aggregate principal amount not exceeding the amount set forth opposite such Lender’s name on the Schedule of Lenders at any one time outstanding, as such amount may, be adjusted from time to time in accordance with this Agreement.

“Committed Sum” means $31,800,000.00.

EXHIBIT B (Alexan Southside) – Page 5

“Completion Date” means December 4, 2017, as extended for Excusable Delays.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit “O” and executed by Borrower.

“Consequential Loss” has the meaning set forth in Section 1.9 of this Agreement.

“Construction Commencement Date” means July 30, 2015.

“Construction Inspector” means the Construction Inspector, if any, engaged by Administrative Agent with respect to the Project.

“Construction Inspector Report” means a written report from the Construction Inspector due to Administrative Agent on a specified predetermined day of each month acceptable to Administrative Agent.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding the foregoing, provided that neither (i) the rights and authority of the Management Committee (as defined in the Borrower’s Operating Agreement) are increased nor (ii) the Major Decisions (as defined in the Borrower’s Operating Agreement) requiring the consent of TCR Member and Bluerock Member are decreased, any change in the voting rights of the representatives to the Management Committee (as defined in the Borrower’s Operating Agreement) under Section 5.4.4 of the Borrower’s Operating Agreement shall not and shall not be deemed to affect the Control over Borrower of the parties exercising Control of Borrower, as of the date of this Agreement.

“Control Condition” means (i) one or more of Maple Residential, L.P. and any Crow Family Persons, or Persons Controlled by any of them, owns directly or indirectly an ownership interest in Borrower; (ii) one or more of Maple Residential, L.P. and any Crow Family Persons, or Persons Controlled by any of them, shall continue to Control the Borrower (subject to the rights of BR Member as provided in Borrower’s organizational documents as of the date of this Agreement) and (iii) any Crow Family Persons, or Persons Controlled by any of them, shall continue to Control Maple Residential, L.P.

“Crow Family Person” means any descendant of Trammell Crow or his siblings and/or the spouse of any such individual, or any Person Controlled directly or indirectly by one or more descendants of Trammell Crow or his siblings and/or the respective spouses of such individuals.

“CV Statement” has the meaning assigned to such term in the Guaranties.

“Debt Service” means the payments of principal and interest that would have been payable under a hypothetical loan for any period of time, assuming (i) an initial loan balance equal to the Deemed Principal Balance, (ii) an interest rate equal to the Assumed Interest Rate, and (iii) amortization of the aggregate principal indebtedness over a thirty (30) year amortization period.

EXHIBIT B (Alexan Southside) – Page 6

“Debt Service Coverage Ratio” means, as of any determination date, for the prior three (3) months, the ratio, as determined by Administrative Agent, of the NOI, annualized, to Debt Service, annualized.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed of Trust” means the Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement, Fixture Filing and Financing Statement dated of even date herewith, granted by Borrower to PRLAP, Inc., a Texas corporation, as Trustee for Administrative Agent for the benefit of the Lenders, securing repayment of the Indebtedness and Borrower’s performance of its other Obligations to Administrative Agent and Lenders under the Loan Documents, as amended, modified, supplemented, restated and replaced from time to time.

“Deemed Principal Balance” means, on any date, the Committed Sum less (a) any principal payments made on the Loan prior to such date, and (b) the amount of any reduction in the Committed Sum agreed to in writing by Borrower, including as a result of any written waiver by Borrower to receive any unadvanced portion of the Committed Sum.

“Default” has the meaning set forth in Section 4.1 of this Agreement.

“Default Notice” has the meaning set forth in Section 1.15.1 of this Agreement.

“Defaulting Lender” means , subject to any provisions hereof permitting a Defaulting Lender to cure, any Lender that (a) has failed to (i) fund all or any portion of its advances within two (2) Business Days of the date such advances were required to be funded hereunder, or (ii) pay to Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this Subsection (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation or its regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of Subsections (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to any provisions hereof permitting a Defaulting Lender to cure) upon delivery of written notice of such determination to Borrower and each Lender.

EXHIBIT B (Alexan Southside) – Page 7

“Defaulting Lender Amount” means the Defaulting Lender’s Pro Rata Share of a Payment Amount.

“Defaulting Lender Payment Amounts” means a Defaulting Lender Amount plus interest from the date such Defaulting Lender Amount was funded by Administrative Agent and/or an Electing Lender, as applicable, to the date such amount is repaid to Administrative Agent and/or such Electing Lender, as applicable, at the rate per annum applicable to such Defaulting Lender Amount under the Loan.

“Demolition” means demolition of the improvements existing on the Land as of the date hereof.

“Dispute” means any controversy, claim or dispute between or among the parties to this Agreement, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Document, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

“Draw Request” has the meaning set forth in Section 1 of Exhibit “F”.

“Electing Lender” has the meaning set forth in Section 1.15.1 of this Agreement.

“Election Notice” has the meaning set forth in Section 1.15.1 of this Agreement.

“Election Period” has the meaning set forth in Section 1.15.1 of this Agreement.

“Eligible Assignee” has the meaning set forth in Section 6.5.

“Environmental Assessment” has the meaning set forth in Section 2.16(c) of this Agreement.

“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action at any time threatened (in writing), instituted or completed pursuant to any applicable Environmental Requirement, against Borrower or against or with respect to the Property or any condition, use or activity on the Property (including any such action against Administrative Agent or any Lender), and any claim at any time threatened (in writing) or made by any Person against Borrower or against or with respect to the Property or any condition, use or activity on the Property (including any such claim against Administrative Agent or any Lender), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

EXHIBIT B (Alexan Southside) – Page 8

“Environmental Damages” means any and all Environmental Claims made, incurred, suffered, brought, or imposed at any time and from time to time, whether before or after the Release Date, and arising in whole or in part from (1) the presence of any Hazardous Material on the Property in violation of Environmental Laws, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material in violation of Environmental Laws on or from the Property, or the migration or release or threatened migration or release of any Hazardous Material to, from or through the Property in violation of Environmental Law, in any such case on or before the Release Date; or (2) any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean up, transport or disposal of any Hazardous Material in violation of Environmental Laws which is at any time on or before the Release Date present on the Property; or (3) the breach of any representation, warranty, covenant or agreement relating to Hazardous Materials contained in this Agreement because of any event or condition occurring or existing at the Property on or before the Release Date; or (4) any violation with respect to the Property on or before the Release Date, of any Environmental Requirement in effect on or before the Release Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or (5) the filing or imposition of any environmental lien against the Property, whether before or after the Release Date, because of, resulting from, in connection with, or arising out of any of the matters referred to in Subsections (1) through (4) preceding; and regardless of whether any of the foregoing Subsections (1) through (5) was caused by Borrower or a tenant or subtenant, or a prior owner of the Property or its tenant or subtenant, or any third party, including but not limited to (i) injury or damage to any Person, property or natural resource occurring on or off of the Property, including but not limited to the cost of demolition and rebuilding of any improvements on real property; (ii) the investigation or remediation of any such Hazardous Material or violation of Environmental Requirement, including but not limited to the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of the Property as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (iii) all liability to pay or indemnify any Person or governmental authority for costs expended in connection with any of the foregoing; (iv) the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (v) the settlement of any claim or judgment.

“Environmental Law” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to any Hazardous Material or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks containing Hazardous Materials) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the environmental provisions of the Texas Water Code; the Texas Solid Waste Act and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

EXHIBIT B (Alexan Southside) – Page 9

“Environmental Report” means that certain Phase I Environmental Site Assessment, Blair House Apartments, 4139 Bellaire Boulevard, Southside Place (Houston), Texas 77026, dated September 16, 2014, and prepared by InControl Technologies, Inc.

“Environmental Requirement” means any Environmental Law, agreement or restriction (including but not limited to any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to any Hazardous Material or the environment, including but not limited to ground or air or water or noise pollution or contamination, and underground or aboveground tanks containing Hazardous Materials.

“Excess Cash Flow” means, for the month immediately preceding the date of any required payment of Excess Cash Flow, the amount obtained by subtracting (i) the sum of (A) actual cash operating expenses for the Property for such month, but excluding any expenses paid from any tax or insurance reserves, (B) regular payments of interest and principal made on the Loan in such month, and (C) any payments into any tax or insurance reserves from (ii) all actual cash revenue received by Borrower during such month and prepaid rents, including, forfeited security deposits, lease buy-out payments, late fees and other penalties, proceeds from a sale or other disposition, reimbursables, gross receipts from licensees, concessionaries or similar third parties, and other nonrecurring revenue.

“Excusable Delay” means a delay, not to exceed a total of one hundred twenty (120) days, caused by unusually adverse weather conditions which have not been taken into account in the construction schedule, fire, earthquake or other acts of God, strikes, lockouts, acts of public enemy, riots or insurrections or any other unforeseen circumstances or events beyond the control of Borrower (except financial circumstances or events or matters which may be resolved by the payment of money due and payable by Borrower), and as to which Borrower notifies Administrative Agent in writing within ten (10) days after such occurrence; provided, however, no Excusable Delay shall suspend or abate any obligation of Borrower or any Guarantor or any other person to pay any money.

“Existing BR Member” means each of BRG, SOIF II and SOIF III and “Existing BR Members” means all of them.

“Extended Maturity Date” means April ___, 2020, as such date may be earlier terminated or extended in accordance with the terms of the Loan Documents.

“Extension Period” has the meaning set forth in Section 1.12(c) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with and any current or future regulation or official interpretation thereof).

EXHIBIT B (Alexan Southside) – Page 10

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards to the next higher 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by Administrative Agent.

“Fee Letter Agreement” means that certain Fee Letter Agreement between Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Financial Statements” means (i) for each reporting party other than a Guarantor, a balance sheet, income statement, statements of cash flow and amounts and sources of contingent liabilities (reported under generally accepted accounting principles or other accounting principles consistently applied), a reconciliation of changes in equity and liquidity verification, and unless Administrative Agent otherwise consents, consolidated and consolidating statements if the reporting party is a holding company or a parent of a subsidiary entity; and (ii) for each reporting party who is a Guarantor, the financial statements such Guarantor is required to provide pursuant to its respective Guaranty. For purposes of this definition and any covenant requiring the delivery of Financial Statements, each party for whom Financial Statements are required is a “reporting party” and a specified period to which the required Financial Statements relate is a “reporting period”.

“Foreign Lender” has the meaning set forth in Section 6.11 of this Agreement.

“Fund” has the meaning set forth in Section 6.5(h).

“Funding Date” means the date on which an advance of Loan proceeds or Borrower’s Deposit shall occur.

“General Contractor” means Maple Multi-Family TX Contractor, L.L.C., a Texas limited liability company, which is hereby approved by Administrative Agent.

“Gross Income” means, for any period, the actual cash operating income (before income taxes, if any) of Borrower, derived from the day-to-day operations of the Project, determined in accordance with appropriate cash basis accounting practices, but excluding from such determination (a) any gain arising from any write-up of assets, (b) any loan proceeds, (c) any income derived from the sale or lease of any of the Property or any portion thereof or any interest therein (excluding Approved Leases), (d) insurance proceeds (except proceeds of rental loss or business interruption insurance), (e) gross receipts from licensees, concessionaires or similar third parties (unless such receipts are part of the normal operating income for the Project), (f) security deposits (except for those security deposits that are forfeited) and other non-recurring income as reasonably determined by Administrative Agent and (g) any other extraordinary item.

“Guarantor” means VF Residential, Ltd., VF Multi-Family Holdings, Ltd., CFH Maple Residential Investor, L.P., CFP Residential, L.P., Maple Residential L.P., a Delaware limited partnership, and, if applicable, any Replacement Guarantor, each one individually or all collectively.

EXHIBIT B (Alexan Southside) – Page 11

“Guaranties” means, collectively, the Limited Recourse Guaranty Agreements of even date herewith executed by each of the Guarantors, guaranteeing the payment and performance of the obligations under the Loan Documents to the extent more fully described therein.

“Hazardous Material” means any substance, whether solid, liquid or gaseous: which is listed, defined or regulated as a “hazardous substance”, “hazardous waste” or “solid waste”, or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Requirement; or which is or contains in regulated concentrations asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause a contamination or nuisance on the Property or any adjacent property or a hazard to the environment or, to the extent related to environmental conditions, to the health or safety of persons on the Property. Hazardous Materials shall not include commercially reasonable amounts of such materials used in the ordinary course of Construction or in the maintenance and operation of the Project which are used and stored in accordance with Environmental Law.

“Improvements” means a Class A multi-family apartment project to be constructed on the Land, consisting of approximately 269 units as more particularly described in the Plans.

“Indebtedness” means any and all indebtedness of Borrower to Administrative Agent or Lenders evidenced, governed or secured by, or arising under, any of the Loan Documents.

“Indemnified Liabilities” has the meaning set forth in Section 6.1.

“Indemnified Parties” has the meaning set forth in Section 6.1 of this Agreement.

“Individual Beneficiaries” means individuals which hold indirect, non-controlling interests in Borrower.

“Initial Maturity Date” means April ____, 2019, as such date may be earlier terminated or extended in accordance with the terms of the Loan Documents.

“Interest Period” means with respect to any LIBOR Rate Principal, the period commencing on the date such LIBOR Rate Principal is disbursed or on the date on which the Principal Debt or any portion thereof is converted into or continued as such LIBOR Rate Principal, and ending on the date that is 30, 60 or 180 days thereafter, as elected by Borrower in the applicable Rollover/Conversion Notice; provided that:

(i)          Each Interest Period must commence on a LIBOR Business Day;

(ii)         In the case of the continuation of LIBOR Rate Principal, the Interest Period applicable after the continuation of such LIBOR Rate Principal shall commence on the last day of the preceding Interest Period;

EXHIBIT B (Alexan Southside) – Page 12

(iii)        The last day for each Interest Period and the actual number of days during the Interest Period shall be determined by Administrative Agent using the practices of the London interbank eurodollar market; and

(iv)        No Interest Period shall extend beyond the Maturity Date, and any Interest Period which begins before the Maturity Date and would otherwise end after the Maturity Date shall instead end on the Maturity Date.

“Land” means the real property described in Exhibit “A”.

“Laws” means all constitutions, treaties, statutes, laws, ordinances, regulations, rules, orders, writs, injunctions, or decrees of the United States of America, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

“Lender” means each lender from time to time party to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on the Schedule of Lenders, or such other office or offices as such Lender may from time to time notify Borrower and Administrative Agent.

“LIBOR” means London Interbank Offered Rate (as defined above as part of the definition “Adjusted LIBOR Rate”).

“LIBOR Business Day” means a Business Day which is also a London Banking Day.

“LIBOR Daily Floating Rate” shall mean a fluctuating rate of interest per annum equal to LIBOR, as published by Bloomberg (or other commercially available source providing quotations of LIBOR as selected by Administrative Agent from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) LIBOR Business Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Administrative Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs, in each case, determined in a manner consistent with other federally regulated financial institutions similarly situated to Administrative Agent. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by Administrative Agent.

“LIBOR Daily Floating Rate Principal” means any portion of the Principal Debt which bears interest based on the LIBOR Daily Floating Rate at the time in question.

“LIBOR Daily Rate” means a simple rate per annum equal to the sum of the LIBOR Daily Floating Rate plus the LIBOR Margin.

“LIBOR Margin” means two and one-quarter percent (2.25%) per annum.

“LIBOR Rate” means for any applicable Interest Period for any LIBOR Rate Principal, a simple rate per annum equal to the sum of the LIBOR Margin plus the Adjusted LIBOR Rate.

EXHIBIT B (Alexan Southside) – Page 13

“LIBOR Rate Advance” means an advance of the Loan by a Lender to Borrower which bears interest at an applicable LIBOR Rate at the time in question.

“LIBOR Rate Election” means an election by Borrower of an applicable LIBOR Rate in accordance with this Agreement.

“LIBOR Rate Principal” means any portion of the Principal Debt which bears interest at an applicable LIBOR Rate at the time in question.

“Loan” means the loan by Lenders to Borrower, in the maximum amount of $31,800,000.00.

“Loan Documents” means this Agreement (including all exhibits), the Deed of Trust, any Note, any Swap Transaction, any guaranty provided by Guarantors, financing statements, each Draw Request, and any and all documents, instruments or agreements as shall, from time to time, be executed and/or delivered by Borrower or a Guarantor to Administrative Agent or any Lender pursuant to this Agreement to evidence, secure or set forth terms of the Loan, as they may be amended, modified, restated, replaced and supplemented from time to time.

“Loan-to-Value Ratio” has the meaning set forth in Section 1.12(c)(v) of this Agreement.

“London Banking Day” shall mean a day on which banks in London are open for business and dealing in off-shore dollars.

“Material Contract” means any contract entered into by Borrower for which advances for hard costs specified in the Budget will be requested, and any other contract or subcontract in excess of $350,000.00 per year for the supply of architectural, design, engineering, construction services or materials related to the Project.

“Material Contractor” means any contractor (including General Contractor) or subcontractor who executes a Material Contract.

“Maturity Date” means, as applicable, the Initial Maturity Date or the Extended Maturity Date.

“NOI” means, for any period, the amount, if any, by which the Adjusted Income for any such period exceeds the Adjusted Expenses for any such period.

“Note(s)” means any Deed of Trust Note executed by Borrower and payable to the order of a Lender in the amount of each Lender’s Commitment and collectively in the maximum principal amount of the Loan, substantially in the form of Exhibit “M” as amended, modified, replaced, restated, extended or renewed from time to time.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties (including paying all Additional Interest) of, Borrower or a Guarantor arising under or otherwise with respect to any Loan Document or arising under or otherwise with respect to any Swap Transaction, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any party to a Loan Document or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.

EXHIBIT B (Alexan Southside) – Page 14

“On” or “on”, when used with respect to the Property or any property adjacent to the Property, means “on, in, under or above”.

“Participant” has the meaning specified in Section 6.5(d).

“Past Due Rate” shall have the meaning set forth in Section 1.7(d) of this Agreement.

“Payment Amount” means an advance of the Loan, an unreimbursed Administrative Agent Advance, an unreimbursed Indemnified Liability or any other amount that a Lender is required to fund under this Agreement.

“Permitted Changes” means changes to the Plans or Improvements, provided the cost of any single change or extra does not exceed $75,000.00, and the net aggregate amount of all such changes and extras (whether positive or negative) does not exceed $350,000.00.

“Permitted Transfer” means (a) a TCR Permitted Transfer; (b) a Bluerock Permitted Transfer; (c) a Transfer by devise or descent or by operation of law upon the death of an individual that holds an indirect legal or beneficial ownership interest in Borrower; (d) as long as the Control Condition remains satisfied after the Transfer, any Transfer of direct or indirect ownership interests in TCR Member or in any entity which owns, directly or indirectly, any ownership interests in TCR Member or any such owner; (e) any issuances or redemptions of direct or indirect ownership interests in TCR Member or in any entity that owns, directly or indirectly, any ownership interest in TCR Member, so long as following such Transfer the Control Condition is satisfied; and (f) any Lease entered into after the date of this Agreement in accordance with the terms of the Loan Documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plans” means the plans and specifications listed in Exhibit “E” and all modifications thereof and additions thereto that are included as part of the Plans as the same shall be approved by Administrative Agent in the exercise of its sole discretion in accordance with the terms of this Agreement, or such other changes not requiring approval of Administrative Agent in accordance with this Agreement.

“Potential Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become a Default.

EXHIBIT B (Alexan Southside) – Page 15

“Pre-Completion Transfer Requirements” means (a) Borrower shall have retained, within ten (10) days after the effective date of the applicable Transfer, a third party construction manager approved by Administrative Agent and the Required Lenders (pursuant to a contract approved by Administrative Agent) to manage and supervise the completion of the Improvements (unless Administrative Agent shall have determined, in their reasonable judgment, that the individuals that are directly responsible for the management of the managing member of Borrower possess adequate capacity and experience necessary to supervise and manage the construction of the Improvements without the assistance of a third-party approved construction manager), (b) if such Transfer or removal results in the termination or cancellation of the construction contract with the General Contractor, Borrower shall have entered into a new general construction contract for the completion of construction of the Improvements within thirty (30) days after the effective date of such termination or cancellation of the construction contract, and Administrative Agent shall have approved the new general contractor and the terms and conditions of the new general construction contract in its reasonable discretion, and (c) if such Transfer or removal results in the termination or cancellation of the property management agreement, Borrower shall have retained, within ten (10) days after the effective date of such termination or cancellation, a third party property manager which may be one of the property managers pre-approved in Section 2.18 or another property manager reasonably acceptable to Administrative Agent pursuant to a contract reasonably approved by Administrative Agent to manage, lease, and operate the Project.

“Prime Rate” means, on any day, the rate of interest per annum then most recently established by Administrative Agent as its “prime rate,” it being understood and agreed that such rate is set by Administrative Agent as a general reference rate of interest, taking into account such factors as Administrative Agent may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Administrative Agent may make various business or other loans at rates of interest having no relationship to such rate. If Administrative Agent (including any subsequent Administrative Agent) ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Principal Amortization Commencement Date” has the meaning set forth in Section 1.12(b) of this Agreement.

“Principal Debt” means the aggregate unpaid principal balance of the Loan.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction expressed as a percentage carried out to the ninth decimal place, the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time or, if the Aggregate Commitments have been terminated, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the total outstanding amount of all Indebtedness held by such Lender at such time and the denominator of which is the total outstanding amount of all Indebtedness at such time. The initial Pro Rata Share of each Lender named on the signature pages hereto is set forth opposite the name of that Lender on the Schedule of Lenders.

EXHIBIT B (Alexan Southside) – Page 16

“Project” means the acquisition of a ground leasehold interest in the Land, the construction of the Improvements, and if applicable, the leasing and operation of the Improvements.

“Property” means Borrower’s leasehold interest in the Land, the Improvements and all other property constituting the “Property,” as described in the Deed of Trust, or subject, to a, right, lien or security interest to secure the Loan pursuant to any other Loan Document.

“Release Date” means the earliest of the following three dates: (i) the date on which the indebtedness and obligations secured by the Deed of Trust have been paid and performed in full and the Deed of Trust has been released; or (ii) the date on which the lien of the Deed of Trust is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by the purchaser or grantee free of occupancy and claims to occupancy by Borrower and their heirs, devisees, representatives, successors and assigns except tenants pursuant to Approved Leases and the rights of ground lessor under the Ground Lease; or (iii) the date on which possession of the Property is accepted by a receiver appointed for the Property at the request of Administrative Agent; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

“Rental Income” means, for any period, income received during such period for (a) Approved Leases for any retail portion of the Improvements for which the tenant under such Approved Lease is either in occupancy or is paying rent, and (b) Approved Leases for any residential portion of the Improvements, including rental income from garages or carports, if any, adjusted as necessary to reflect a vacancy factor of the greater of (i) actual vacancy or (ii) seven percent (7.00%) during such period, but excluding amounts paid by tenants under Approved Leases as security deposits (unless forfeited by such tenants), late fees or charges, and other penalties and excluding any prepaid rent received from any tenant under the terms of any Approved Lease which is not yet due and payable.

“Replacement Guarantor” means any additional guarantor provided in accordance with a Guaranty or any BR Replacement Guarantor. At any time, BR Member may request that an Affiliate of BR Member (a “BR Replacement Guarantor”) replace any or all of the Guarantors, provided that such Replacement Guarantor is at least as credit-worthy as the existing Guarantors, as determined by Administrative Agent, is otherwise acceptable to Administrative Agent in its sole and absolute discretion, and executes a Substitute Guaranty approved by Administrative Agent. Administrative Agent’s approval of the Replacement Guarantor may be based on, among other things, (i) satisfaction of Administrative Agent’s financial requirements with respect to such Replacement Guarantor, (ii) ‘know your customer” and other regulatory requirements, and (iii) the reaffirmation by Borrower, any continuing Guarantor and any other Replacement Guarantor of their respective obligations under the Loan Documents following the addition of the Replacement Guarantor, and confirmation that no novation or release of Borrower or any other Guarantor has occurred. If BR Member provides a BR Replacement Guarantor, and provided that BR Member and the BR Replacement Guarantor satisfy all of the conditions required by Administrative Agent, upon request of Borrower, each previously existing Guarantor shall be released of all liability under its Guaranty except for Carveout Losses (as defined in the Guaranties) relating to events that occur prior to the execution of the Substitute Guaranty, effective as of the date of such replacement.

EXHIBIT B (Alexan Southside) – Page 17

“Required Lenders” means as of any date of determination at least two Lenders having more than 66-2/3% of the Aggregate Commitments or, if the Aggregate Commitments have been terminated, at least two Lenders holding in the aggregate more than 66-2/3% of the total outstanding amount of all Indebtedness; provided that the Commitment of, and the portion of the total outstanding amount of all Indebtedness held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rollover/Conversion Notice” means a notice to Administrative Agent which sets forth Borrower’s interest rate election in accordance with Section 1.7(b) hereof, which notice may be (i) in writing, (ii) by telephone provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a written notice, or (iii) in any other form reasonably approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an authorized signor of Borrower.

“Schedule of Lenders” means the schedule of Lenders party to this Agreement as set forth on Exhibit “P”, as it may be modified from time to time in accordance with this Agreement.

“Schedule of Values” means a breakdown by trade or other categories acceptable to Administrative Agent comprising all of the “hard costs” line item of the Budget, as modified from time to time consistent with this Agreement.

“SOIF II” means Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company

“SOIF III” means Bluerock Special Opportunity + Income Fund III, LLC, a Delaware limited liability company.

“Stored Materials Advance Limit” means $1,500,000.00, for all materials other than lumber, and $4,000,000.00 for lumber.

“Subsidiary” means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time. beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries.

“Substitute Guaranty” means a substitute guaranty, in Administrative Agent’s then current form guaranteeing obligations that are substantially equivalent to the Guaranties (with such modifications as are necessary to conform to the identity and organization of the Replacement Guarantor), executed by a Replacement Guarantor for the benefit of Administrative Agent.

EXHIBIT B (Alexan Southside) – Page 18

“Survey” means a survey prepared in accordance with Exhibit “G” or as otherwise approved by Administrative Agent in its sole discretion.

“Swap Bank” means Bank of America, N.A.

“Swap Contract” has the meaning set forth in the Deed of Trust.

“Swap Transaction” has the meaning set forth in the Deed of Trust.

“Taxes” means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal.

“TCR Member” means Blaire House, LLC, a Delaware limited liability company.

“TCR Permitted Transfers” means a Transfer of membership interests in Borrower by TCR Member to Bluerock Member; provided that if the Transfer of membership interests by TCR Member occurs prior to final completion of construction of the Improvements, the Pre-Completion Transfer Requirements must have been satisfied.

“Title Insurance” means the loan policy or policies of title insurance issued to Administrative Agent for the benefit of Lenders by the Title Insurer, in an amount equal to the maximum principal amount of the Loan, insuring the validity and priority of the Deed of Trust encumbering the Land and Improvements for the benefit of Administrative Agent and Lenders.

“Title Insurance Report” means an update of the Title Insurance in a form and substance satisfactory to Administrative Agent.

“Title Insurer” means Charter Title Company.

“Transfer” means any sale, installment sale, exchange, issuance, mortgage, pledge, hypothecation, assignment, encumbrance or other transfer, conveyance or disposition, whether voluntarily, involuntarily or by operation of law or otherwise.

“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

B.          FINANCIAL STATEMENTS: Borrower shall provide or cause to be provided to Administrative Agent all of the following:

(a)          Financial Statements of Borrower, for each fiscal year of such reporting party, as soon as reasonably practicable and in any event within one-hundred twenty (120) days after the close of each fiscal year.

EXHIBIT B (Alexan Southside) – Page 19

(b)          Prior to commencement of operations of the Improvements, a capital and operating budget for the Property for its first fiscal year (or portion thereof) of operations; and after commencement of operations in the Improvements: (i) prior to the beginning of each fiscal year of Borrower, a capital and operating budget for the Property; and (ii) for each month (and for the fiscal year through the end of that month) (A) a statement of all income and expenses in connection with the Property, including in each case a comparison to the budget, and (B) a current leasing status report (including tenants’ names, occupied tenant space, lease terms, rents, vacant space and proposed rents), as soon as reasonably practicable but in any event within thirty (30) days after the end of each such month, certified in writing as true and correct in all material respects by Borrower. Items provided under this paragraph shall be in form and detail reasonably satisfactory to Administrative Agent.

(c)          Upon Administrative Agent’s request, copies of filed federal and state income tax returns of Borrower for each taxable year, within thirty (30) days of filing of the tax returns but in no event later than two hundred ten (210) days after the close of each taxable year.

(d)          From time to time promptly after Administrative Agent’s request, such additional information, reports and statements respecting the Property and the Improvements, or the business operations and financial condition of Borrower, as Administrative Agent may reasonably request.

All Financial Statements shall be in form and detail reasonably satisfactory to Administrative Agent and shall contain or be attached to the signed and dated written certification of the reporting party in form reasonably specified by Administrative Agent to certify that the Financial Statements are furnished to Administrative Agent in connection with the extension of credit by Lenders and constitute a true and correct statement of the reporting party’s financial position in all material respects. All certifications and signatures on behalf of corporations, partnerships or other entities shall be by a representative of the reporting party reasonably satisfactory to Administrative Agent.

EXHIBIT B (Alexan Southside) – Page 20

EXHIBIT “C”

CONDITIONS PRECEDENT TO THE INITIAL ADVANCE AT CLOSING

As conditions precedent to the first advance of Loan proceeds, if and to the extent required by Administrative Agent, Administrative Agent shall have received and approved the following:

1.          Fees and Expenses. Any and all required commitment and other fees, and all other fees, costs and expenses (including the fees and costs of Administrative Agent’s counsel) then required to be paid pursuant to the Fee Letter Agreement, this Agreement and all other Loan Documents, including, without limitation, all fees, costs and expenses that Borrower is required to pay pursuant to any loan application or commitment.

2.          Financial Statements. The Financial Statements of Borrower and financial reporting as provided in the Guaranty, and the Financial Statements of any other party required by any loan application or commitment or otherwise required by Administrative Agent.

3.          Appraisal. A market value appraisal of the Property made within one hundred twenty (120) days prior to the date of this Agreement, which appraises the Property on a “completed value” basis at not less than the Appraised Value. The appraiser and appraisal must be satisfactory to Administrative Agent (including satisfaction of applicable regulatory requirements) and the appraiser must be engaged directly by Administrative Agent.

4.          Soil Reports. A soil composition and test boring report and a foundation report satisfactory to Administrative Agent regarding the Land, made within one hundred fifty (150) days prior to the date of this Agreement, by a licensed professional engineer satisfactory to Lenders.

5.          Authorization. Evidence Administrative Agent requires of the existence, good standing, authority and capacity of Borrower, each Guarantor, and ..their respective constituent partners, members, managers and owners to the extent necessary to establish Borrower’s and Guarantors’ authority to execute, deliver and perform their respective obligations to Administrative Agent and Lenders under the Loan Documents, including:

(a)          For each partnership (including a joint venture or limited partnership): (i) a true and complete copy of an executed partnership agreement or limited partnership agreement, and all amendments thereto; (ii) for each limited partnership, a copy of the certificate of limited partnership and all amendments thereto accompanied by a certificate issued by the appropriate governmental official of the jurisdiction of formation that the copy is true and complete, and evidence Administrative Agent requires of registration or qualification to do business in the state where Borrower’s principal place of business is located and, if required by state law, the state where the Project is located, and (iii) a partnership affidavit certifying who will be authorized to execute or attest any of the Loan Documents, and a true and complete copy of the resolutions of partners required by the partnership agreement to approve the Loan Documents and authorize the transactions contemplated in this Agreement and the other Loan Documents.

EXHIBIT C (Alexan Southside) – Page 1

(b)          For each corporation: (i) a true and complete copy of its articles of incorporation and by-laws, and all amendments thereto, a certificate of incumbency of all of its officers who are authorized to execute or attest to any of the Loan Documents, and a true and complete copy of resolutions approving the Loan Documents and authorizing the transactions contemplated in this Agreement and the other Loan Documents; and (ii) certificates of existence, good standing and qualification to do business issued by the appropriate governmental officials in the state of its formation and, in the case of Borrower, the state in which the Project is located, if different.

(c)          For each limited liability company or limited liability partnership: (i) a true and complete copy of the articles of organization or certificate of formation and operating agreement, and all amendments thereto, a certificate of incumbency of all of its members who are authorized to execute or attest to any of the Loan Documents, and a true and complete copy of resolutions approving the Loan Documents and authorizing the transactions contemplated in this Agreement and the other Loan Documents; and (ii) certificates of existence, good standing and qualification to do business issued by appropriate governmental officials in the state of its formation and, in the case of Borrower, the state in which the Project is located, if different.

(d)          For each entity or organization that is not a corporation, partnership, limited partnership, joint venture, limited liability company or limited liability partnership, a copy of each document creating it or governing the existence, operation, power or authority of it or its representatives.

(e)          All certificates, resolutions, and consents required by Administrative Agent applicable to the foregoing.

6.          Loan Documents. From Borrower, each Guarantor and each other person required by Administrative Agent (a) duly executed, acknowledged and/or sworn to as required, and delivered to Administrative Agent (with a copy for each Lender) Loan Documents then required by Administrative Agent, dated the date of this Agreement, each in form and content satisfactory to Administrative Agent, and (b) evidence Administrative Agent requires that the Deed of Trust has been recorded in the official records of the city or county in which the Property is located and UCC-1 financing statements have been filed in all filing offices that Administrative Agent may require.

7.          Opinions. The written opinion of counsel satisfactory to Administrative Agent for Borrower and each Guarantor, addressed to Administrative Agent for the benefit of Lenders, dated the date of this Agreement.

8.          Survey; No Special Flood Hazard. (a) two (2) prints of an original survey (with a copy for each Lender) of the Land and improvements thereon dated not more than sixty (60) days prior to the date of this Agreement (or dated such earlier date as is satisfactory to the Title Insurer, but in any event not more than one hundred eighty (180) days prior to the date of this Agreement) satisfactory to Administrative Agent and the Title Insurer, complying with Exhibit “G”, and (b) a flood insurance policy (with a copy for each Lender) in an amount equal to the lesser of the maximum Loan amount or the maximum amount of flood insurance available under the Flood Disaster Protection Act of 1973, as amended, and otherwise in compliance with the requirements of the Loan Documents, or evidence satisfactory to Administrative Agent that none of the Land is located in a flood hazard area.

EXHIBIT C (Alexan Southside) – Page 2

9.          Title Insurance. A TLTA title insurance policy issued by the Title Insurer (which shall be approved by Administrative Agent) in the maximum amount of the Loan, on a coinsurance and/or reinsurance basis if and as required by Administrative Agent, insuring that the Deed of Trust constitutes a valid lien covering Borrower’s ground leasehold interest in the Land and all Improvements on the Land, having the priority required by Administrative Agent and subject only to the Permitted Encumbrances (as defined in the Deed of Trust) (regardless of rank or priority) in a form acceptable to Administrative Agent, and with all “standard” exceptions which can be deleted, including the exception for matters which a current survey would show, deleted to the fullest extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; containing no exception for standby fees or real estate taxes or assessments other than those for the year in which the closing occurs to the extent the same are not then due and payable and endorsed “not yet due and payable” and no exception for subsequent assessments for prior years; providing full coverage against mechanics’ and materialmens’ liens to the extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; insuring that no restrictive covenants shown in the Title Insurance have been violated, and that no violation of the restrictions will result in a reversion or forfeiture of its ground leasehold interest in the Land; insuring all appurtenant easements; insuring that a good and marketable leasehold estate in the Land and good and marketable title to the Improvements is vested in Borrower; containing such affirmative coverage and endorsements as Administrative Agent may require and are available under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; insuring any easements, leasehold estates or other matters appurtenant to or benefiting the Land and/or the Improvements as part of the insured estate; insuring the right of access to the Land to the extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; and containing provisions acceptable to Administrative Agent regarding advances and/or readvances of Loan funds after closing. Borrower and Borrower’s counsel shall not have any interest, direct or indirect, in the Title Insurer (or its agent) or any portion of the premium paid for the Title Insurance.

10.         Insurance Policies. Declarations page and forms listing for the insurance policies initially required by Administrative Agent, pursuant to the Loan Documents, together with evidence satisfactory to Administrative Agent that all premiums therefor have been paid for a period of not less than one year from the date of this Agreement and that the policies are in full force and effect.

11.         Environmental Compliance/Report. Evidence satisfactory to Administrative Agent that no portion of the Land is “wetlands” under any applicable Law and that the Land does not contain and is not within or near any area designated as a hazardous waste site by any Tribunal, that neither the Property nor any adjoining property contains any Hazardous Substance in violation of Environmental Laws, and that neither the Property nor any use or activity thereon violates or is or could be subject to any response, remediation, clean-up or other obligation under any Environmental Law or Environmental Requirement, including without limitation, a written report of an environmental assessment of the Property, made within one hundred fifty (150) days prior to the date of this Agreement, by an engineering firm, and of a scope and in form and content satisfactory to Administrative Agent, complying with Administrative Agent’s established guidelines, showing that there is no evidence of any such Hazardous Substance which has been generated, treated, stored, released or disposed of in the Property, and such additional evidence as may be required by Administrative Agent. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Administrative Agent.

EXHIBIT C (Alexan Southside) – Page 3

12.         Access, Utilities, and Laws. (a) Evidence satisfactory to Administrative Agent that the Property abuts and has fully adequate direct and free access to one or more public streets, dedicated to public use, fully installed and accepted by the appropriate Governmental Authority, that all fees, costs and expenses of the installation and acceptance thereof have been paid in full, and that there are no restrictions on the use and enjoyment of such streets which would adversely affect the Project; (b) letters from the applicable utility companies or governmental authorities confirming that all utilities necessary for the Improvements are or, upon completion of any site infrastructure improvements identified in the Plans, will be available at the Land in sufficient capacity, together with evidence satisfactory to Administrative Agent of paid impact fees, utility reservation deposits, and connection fees required to assure the availability of such services; (c) Intentionally Deleted; (d) true and correct copies of all consents, licenses, permits and approvals necessary for the current phase of the construction of the Improvements, all in assignable form (to the extent appropriate) and in full force and effect; (e) evidence satisfactory to Administrative Agent of compliance by Borrower and the Property, and the proposed construction, use and occupancy of the Improvements, with such other applicable Laws and governmental requirements as Administrative Agent may request, including all Laws and governmental requirements regarding access and facilities for handicapped or disabled persons including and to the extent applicable, the Federal Architectural Barriers Act (42 U.S.C. § 4151 et seq.), the Fair Housing Amendments Act of 1988 (42 U.S.C. § 3601 et seq.), the Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. § 794), and any applicable state, county and municipal requirements; and (f) written evidence satisfactory to Administrative Agent that construction of the Improvements on the Land is permissible under all federal, state and local statutes, regulations and rulings protecting tidal and non-tidal wetlands and other environmentally protected areas.

13.         Priority. (a) Evidence satisfactory to Administrative Agent that prior to and as of the time the Deed of Trust was filed for record (i) no activity or circumstance was visible on or near the Land which would constitute inception of a mechanic’s or materialman’s lien against the Property; (ii) no contract, or memorandum thereof, for construction, design, surveying, or any other service relating to the Project has been filed for record in the county where the Property is located; and (iii) no mechanic’s or materialman’s lien claim or notice, lis pendens, judgment, or other claim or encumbrance against the Property has been filed for record in the county where the Property is located or in any other public record which by Law provides notice of claims or encumbrances regarding the Property; (b) a certificate or certificates of a reporting service acceptable to Administrative Agent, reflecting the results of searches made not earlier than ten (10) days prior to the date of this Agreement, (i) of the central and local Uniform Commercial Code records, showing no filings against any of the collateral for the Loan or against Borrower otherwise except as consented to by Administrative Agent; and (ii) if required by Administrative Agent, of the appropriate judgment and tax lien records, showing no outstanding judgment or tax lien against Borrower or any Guarantor.

EXHIBIT C (Alexan Southside) – Page 4

14.         Tax and Standby Fee Certificates. Evidence satisfactory to Administrative Agent (a) of the identity of all taxing authorities and utility districts (or similar authorities) having jurisdiction over the Property or any portion thereof; and (b) that all taxes, standby fees and any other similar charges have been paid, including copies of receipts or statements marked “paid” by the appropriate authority.

15.         Borrower Identification Due Diligence. All due diligence materials deemed necessary by Administrative Agent and each Lender with respect to verifying Borrower’s identity and background information in a manner satisfactory to Administrative Agent and each Lender.

16.         Tax Lot. That the land is a separate tax lot or lots with separate assessment or assessments of the Land and Improvements, independent of any other land or improvements, and that the Land is a separate legally subdivided parcel.

17.         Ground Lease and Estoppel. An executed Ground Lease Agreement, in form and substance acceptable to Administrative Agent, by and between Prokop Industries BH LP and Borrower, as well as an estoppel related to the ground lease in form and substance acceptable to Administrative Agent.

18.         Other Documents. Such other documents and certificates as Administrative Agent may reasonably request from Borrower, any Guarantor, and any other person or entity, in form and content reasonably satisfactory to Administrative Agent.

EXHIBIT C (Alexan Southside) – Page 5

EXHIBIT “C-1”

CONDITIONS PRECEDENT TO FIRST ADVANCE FOLLOWING THE INITIAL ADVANCE AT CLOSING

1.          Plans. Two (2) true and correct copies of the final Plans (including the site plan), together with evidence satisfactory to Administrative Agent that all applicable governmental authorities, Borrower, Borrower’s architect, engineer, and General Contractor and Construction Consultant have approved the same, and after a review of such items by Construction Consultant, Administrative Agent shall be satisfied, in its sole discretion, that the Improvements may be completed in accordance with the construction schedule and for costs not exceeding those set forth in the Budget.

2.          Draw Schedule. Borrower’s proposed cash flow, draw schedule, and construction schedule for the Project, and after a review of such items by Construction Inspector, Administrative Agent shall be satisfied, in its sole discretion, that the Improvements may be completed in accordance with the construction schedule and for costs not exceeding those set forth in the Budget (as supplemented by any Borrower’s Deposit).

3.          Plan and Cost Review. A Plan and Cost Review in the form and substance reasonably acceptable to Administrative Agent.

4.          Laws. Evidence satisfactory to Administrative Agent of compliance by Borrower and the Property, and the proposed construction, use and occupancy of the Improvements, with such other applicable Laws and governmental requirements as Administrative Agent may request, including all Laws and governmental requirements regarding access and facilities for handicapped or disabled persons including, without limitation and to the extent applicable, The Federal Architectural Barriers Act (42 U.S.C. § 4151 et seq.), the Fair Housing Amendments Act of 1988 (42 U.S.C. § 3601 et seq.), The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), The Rehabilitation Act of 1973 (29 U.S.C. § 794), and any applicable state requirements; and (iii) that construction of the Improvements on the Land is permissible under all federal, state and local statutes, regulations and rulings protecting tidal and non-tidal, wetlands and other environmentally protected areas.

5.          Final Site Plan. A true and correct copy of the final site plan approved by the City of Southside Place.

6.          Contracts. (a) A list containing the names and addresses of all existing contractors, architects, engineers, and other suppliers of services and materials for the Project under any Material Contract, their respective contract amounts, and a copy of their contracts; and (b) duly executed, acknowledged and delivered originals from each contractor, architect and engineer required by Administrative Agent, of (i) consents or other agreements satisfactory to Administrative Agent, and (ii) agreements satisfactory to Administrative Agent subordinating all rights, liens, claims and charges they may have or acquire against Borrower or the Property to the rights, liens and security interests of Lenders.

EXHIBIT C-1 (Alexan Southside) – Page 1

7.          Equity. Evidence satisfactory to Administrative Agent (including copies of all prior draw requests, G702 forms from the General Contractor) that all of Borrower’s Equity has been contributed to pay costs of the Project as set forth in the Budget.

EXHIBIT C-1 (Alexan Southside) – Page 2

EXHIBIT “D”

BUDGET

Alexan Southside - Budget Summary
Cost Item	Total	Per Unit
Construction Hard Costs	$37,224,675	$137,869
General Contractor Fee	$1,911,318	$7,079
Hard Cost Contingency	$1,488,987	$5,515
Real Estate Taxes	$600,000	$2,222
Legal	$200,000	$741
Closing Costs	$125,000	$463
Bluerock Maangement Fee	$50,000	$185
Financing	$206,920	$766
Brokerage Fee on Ground Lease	$200,000	$741
Architect	$854,500	$3,165
Engineering & Surveying	$200,000	$741
Marketing	$325,000	$1,204
Investment Banking Fee	$300,000	$1,111
Ground Lease through Stabilization	$1,700,000	$6,296
Preleasing	$275,000	$1,019
Operating Deficit	$567,421	$2,102
Construction Interest	$957,592	$3,547
Overhead	$1,413,842	$5,236
Soft Cost Contingency	$375,000	$1,389
		$-
Total Project Cost	$48,975,255	$181,390
		$-
Sources		$-
Construction loan	$31,800,000	$117,778
Cash Equity	$17,175,255	$63,612
Total Sources	$48,975,255	$181,390

EXHIBIT D (Alexan Southside) – Page 1

EXHIBIT “E”

SCHEDULE OF PLANS AND SPECIFICATIONS

[To Be Attached]

EXHIBIT E (Alexan Southside) – Page 1

EXHIBIT “F”

ADVANCES

1.          Draw Request. A “Draw Request” means a properly completed and executed written application by Borrower to Administrative Agent. in the form of Exhibit “F-1” (or in another form satisfactory to Administrative Agent) setting forth the amount of Loan proceeds desired, together with the related AIA Documents G-702 and G-703 conforming to the Schedule of Values by dollar amount and trade or other categorical breakdown and such schedules, affidavits, releases, waivers, statements, invoices, Accounts Payable Lists, bills, and other documents, certificates and information to the extent reasonably requested by Administrative Agent. At least five (5) Business Days before the requested date of each advance made under the Budget from the Loan, Borrower shall deliver a Draw Request to Administrative Agent. Borrower shall be entitled to an advance only in an amount approved by Administrative Agent in accordance with the terms of this Agreement and the Loan Documents. Lenders shall not be required to make advances more frequently than twice each calendar month for the 18-month period starting with (and including) the first month advances of the Loan are made to pay costs of the Improvements; after the end of such 18-month period, Lenders shall not be required to make advances more than once in each calendar month. In any calendar month in which Borrower elects to request a second advance, such second advance will be limited to the payment of costs for framing, sheetrock, concrete, retaining walls (if applicable), electrical, plumbing, trim carpentry, floor coverings, HVAC and clean-up. Upon the satisfaction of all applicable conditions of this Agreement and the Loan Documents, to the extent reasonably required by Administrative Agent, Lenders shall make the requested advance to Borrower on a Funding Date which is a Business Day within five (5), or if any portion of such advance is LIBOR Rate Principal, eight (8), Business Days after such satisfaction. Each Draw Request, and Borrower’s acceptance of any advance, shall be deemed to ratify and confirm, as of the date of the Draw Request and advance, respectively, that, except as specified in a Draw Request, (a) all representations and warranties in the Loan Documents remain true and correct in all material respects, subject to Changes in Facts and Circumstances, and all covenants and agreements in the Loan Documents remain satisfied, (b) there is no uncured Default or Potential Default existing under the Loan Documents, (c) all conditions to the advance, whether or not evidence thereof is required by Administrative Agent, are satisfied, (d) the AIA Document G-702 and G-703 forms executed by the General Contractor, together with all schedules, affidavits, releases, waivers, statements, invoices, Accounts Payable Lists, bills, and other documents, certificates and information submitted for the Draw Request are complete and correct in all material respects and in all respects are what they purport and appear to be for the amount and period applicable to the Draw Request, (e) all advances previously made to Borrower were disbursed, and the proceeds of the advance requested in the Draw Request will immediately be disbursed, for payments of the costs and expenses specified in the Budget for which the advances were made, and for no other purpose, (f) after the advance, all obligations for work and other costs heretofore incurred by Borrower in connection with the Project and which are due and payable will be fully paid and satisfied and (g) any unadvanced portion of the Loan to which Borrower is entitled, plus the portions of the Aggregate Cost that are to be paid by Borrower from other funds that, to Administrative Agent’s satisfaction, are available, set aside and committed, is or will be sufficient to pay the actual unpaid Aggregate Cost.

EXHIBIT F (Alexan Southside) – Page 1

2.          Advances. Administrative Agent and the Lenders will not advance Loan proceeds in excess of $1,000.00 until such time as the conditions precedent set forth in Exhibit C-1 of this Agreement have been satisfied. Borrower shall disburse all advances made to Borrower, for payment of the costs and expenses specified in the Budget for which the advances were made, and for no other purpose. Following receipt and approval of a Draw Request, all supporting documentation and information to the extent reasonably required by Administrative Agent, and receipt and approval of a Construction Inspector Report and Title Insurance Report satisfactory to Administrative Agent, Administrative Agent will determine the amount of the advance Lenders shall make in accordance with this Agreement, the Loan Documents, the Budget, and if and to the extent required by Administrative Agent, to Administrative Agent’s satisfaction, the following standards:

(a)          For construction work, “hard costs” advances on the basis of ninety percent (90%) of the costs shown on the Draw Request of the work or material in place on the Improvements that comply with the terms of the Loan Documents, minus all previous advances provided, however, that payment shall be made on the basis of one hundred percent (100%) of such costs for (i) payments due to subcontractors who have completed at least 50% of their work as evidenced by a spreadsheet provided by Borrower tracking the percentage completion of each subcontractor, as approved by Construction Inspector; and (ii) the following items: general conditions items; the General Contractor’s Fee; materials purchased by Borrower and the following materials and services furnished by subcontractors and vendors: windows, floors and roof trusses and components, appliances, lumber, sheetrock (drywall), interior trim and electrical light fixtures, doors and millwork, cabinets, HVAC components, metals, floor coverings, lighting consultant, construction surveying and staking, materials testing and utilities. Administrative Agent shall release retainage for individual subcontractors 30 days after such subcontractor completes its portion of the construction work subject to (i) confirmation by Construction Inspector that such portion of the construction work has been fully and satisfactorily completed substantially in accordance with the Plans; and (ii) receipt by Administrative Agent of a final bills paid affidavit from such subcontractor and a final lien release or waiver in such form as to release all of such subcontractor’s claims against the Project, in the form required by this Agreement.

(b)          Intentionally Deleted.

(c)          No advances for building materials or furnishings that are not yet incorporated into the Improvements (“stored materials”) unless (i) Borrower has good title to the stored materials and the stored materials are components in a form ready for incorporation into the Improvements and will be so incorporated within a period of ninety (90) days (other than lumber, for which a two hundred ten (210) day time period prior to scheduled incorporation will be allowed), (ii) the stored materials are in Borrower’s possession and satisfactorily stored on the Land or such materials are satisfactorily stored at such other site as Administrative Agent may approve, (iii) the stored materials are protected and insured against theft and damage in a manner and amount as required under the Deed of Trust to the extent required by Administrative Agent or, in the case of materials not stored on the Land satisfactory to Administrative Agent, (iv) the stored materials have been paid for in full or will be paid for with the funds to be advanced and all lien rights and claims of the supplier have been released or will be released upon payment with the advanced funds, and (v) Administrative Agent for the benefit of Lenders has or will have upon payment with the advanced funds a perfected, first priority security interest in the stored materials. Notwithstanding the foregoing, the aggregate amount of advances for stored materials that have not yet been incorporated into the Improvements shall not exceed the Stored Materials Advance Limit.

EXHIBIT F (Alexan Southside) – Page 2

(d)          Advances will be made for other costs of the Project based on one hundred percent (100%) of the cost incurred by Borrower, as shown by billings submitted to Administrative Agent that comply with the terms of the Loan Documents.

(e)          Advances of the “General Contractor Fee” line item of the Budget shall be made on a “percentage of completion” basis (i.e., advances of funds allocable to the “General Contractor Fee” line item of the Budget, after taking into consideration prior advances from such line item, shall not exceed the total amount of the “General Contractor Fee” line item, multiplied by the percentage of Improvements which have been completed, as determined by the Construction Inspector).

(f)          Advances of the “Developer Overhead” line item of the Budget shall be made monthly during the construction period (including demolition of any existing improvements on the Land) based on the percentage of completion of the Improvements as determined by the Construction Inspector.

3.          Conditions to the First Advance. As conditions precedent to the first advance hereunder (other than an initial advance which shall not exceed $1,000.00 upon closing of the Loan to “prime” the lien of the Deed of Trust), if and to the extent required by Administrative Agent, to Administrative Agent’s reasonable satisfaction, Borrower must have satisfied the conditions required under this Agreement, including all of those conditions set forth in Exhibit “C” (to the extent not waived upon execution of this Agreement as set forth in Exhibit “C”) and Section 4 below.

4.          Conditions to All Advances. As conditions precedent to each advance made pursuant to a Draw Request, in addition to all other requirements contained in this Agreement, if and to the extent required by Administrative Agent, Administrative Agent shall have received the following:

(a)          Evidence to the extent reasonably required by Administrative Agent, of the continued satisfaction of all conditions to the first or subsequent advances, as applicable (not waived upon execution of this Agreement, as set forth in Exhibit “C”) to the extent Administrative Agent required satisfaction.

(b)          A Draw Request.

(c)          Evidence to the extent reasonably required by Administrative Agent that no Default or Potential Default exists (notwithstanding any cure period having not expired) that has not been waived by Administrative Agent.

EXHIBIT F (Alexan Southside) – Page 3

(d)          Evidence to the extent reasonably required by Administrative Agent that the representations and warranties made in the Loan Documents must be true and correct in all material respects, subject to Changes in Facts and Circumstances, on and as of the date of each advance and no event shall have occurred or condition or circumstance shall exist which, if known to Borrower, would render any such representation or warranty incorrect in any material respect, subject to Changes in Facts and Circumstances.

(e)          Each Material Contract (if not previously supplied) for which an advance is requested in a Draw Request duly executed and delivered by all parties thereto and effective, and a true and complete copy of a fully executed copy of each related subcontract or other contract as Administrative Agent may reasonably request as set forth in AIA Document G-703.

(f)          Evidence to the extent reasonably required by Administrative Agent that no delinquent tax or imposition, has been imposed on the Property, no mechanic’s or materialmen’s lien or other encumbrance has been filed and remains in effect against the Property, and no stop notices shall have been served on Administrative Agent or any other Lender, in any such case that are not being contested as permitted by the Deed of Trust and for which a cash deposit or indemnity bond has not been provided by Borrower as required by the Deed of Trust. Alternatively, with respect to such filed mechanic’s and materialman’s liens or stop notices, evidence to the extent reasonably requested by Administrative Agent, of recorded releases or waivers of mechanics’ liens and receipted bills showing payment of all amounts due to all parties who have furnished such labor, materials or services together with applicable endorsements to the Title Insurance indicating same and insuring against any such liens.

(g)          Evidence to the extent reasonably required by Administrative Agent that the Title Insurance has been endorsed and brought to date in a manner satisfactory to Administrative Agent to increase the coverage by the amount of each advance through the date of each such advance with no additional title change or exception not allowed by this Agreement or otherwise approved by Administrative Agent.

(h)          Certification by Construction Inspector, indicating such party’s belief or understanding that construction of the Improvements is in substantial accordance with the Plans, and a certification of the Construction Inspector indicating that the value and standard of workmanship of the work observed for which the advance is requested appears to be in accordance with the applicable contract, the amount of the advance requested represents work in place based on on-site observations and the data comprising the Draw Request, the Project work can be completed by the Completion Date, and the applicable contractor or subcontractor is entitled to payment of the amount certified.

(i)          (1) a foundation survey made immediately after, but in no event later than forty-five (45) days after, the laying of the foundation of each building or structure of the Improvements to the extent required by Administrative Agent complying with Exhibit “G”, (2) a certificate of Borrower’s structural engineer stating that based on personal inspection the foundations have been completed in substantial accordance with the Plans, and (3) a bearing capacity test report with respect to the excavated footings and foundations, reviewed and approved by the Construction Inspector and Borrower’s architect.

EXHIBIT F (Alexan Southside) – Page 4

(j)          Within ten (10) days after the pouring of concrete for any Improvements, a report satisfactory to Construction Inspector of the results of concrete tests made at the time the concrete is poured.

(k)          Within ten (10) days after the compaction of any soil for construction, a report satisfactory to Construction Inspector of the results of soil tests.

(l)          Evidence to the extent reasonably required by Administrative Agent that the Improvements shall not have been damaged and shall not be the subject of any pending or threatened condemnation or adverse zoning proceeding to an extent that it cannot be repaired as required in the Deed of Trust.

(m)          Evidence to the extent reasonably required by Administrative Agent that Borrower has paid all of Borrower’s Equity then required to be paid by Borrower under the Budget.

(n)          The Borrower’s Deposit if required by Section 1.5 of this Agreement.

(o)          To the extent required by Administrative Agent for the prior Draw Request, copies of paid invoices from or notarized partial lien waiver forms executed by each Material Contractor and releases or paid invoices from all persons supplying labor, material or services who have sent notices of nonpayment to contractors, subcontractors or Borrower, specifying in such releases or paid invoices the amount paid in consideration of such releases or paid invoices.

(p)          Such other information and documents as Administrative Agent may reasonably request.

5.          Final Advance for Improvements. If and to the extent required by Administrative Agent, the final advance for the Improvements (including any amounts withheld from prior advances) shall not be made until after final completion of all construction work, including punch list work, as determined by Construction Inspector and Administrative Agent and thirty (30) days after the later of (i) the date on which the Improvements have been “completed” as defined by applicable state law, or (ii) if required by Administrative Agent, the date on which an affidavit of completion has been recorded, and in the case of each such Draw Request, if and to the extent required by Administrative Agent, Administrative Agent shall have received the following as additional conditions precedent to the requested advance:

(a)          Certificates from Borrower’s architect and General Contractor and, if required by Administrative Agent, from the Construction Inspector, certifying that the Improvements (including any off-site improvements) have been completed in substantial accordance with the Plans, and, in the case of the architect’s certificate, the Improvements as completed comply with all Laws and governmental requirements; and two (2) sets of detailed “as built” Plans approved in writing by Borrower, Borrower’s architect, and General Contractor.

EXHIBIT F (Alexan Southside) – Page 5

(b)          Final affidavits (in a form approved by Administrative Agent) from each Material Contractor certifying that each of them and their subcontractors, laborers, and materialmen has been paid in full for all labor and materials for construction of the Improvements; and conditional lien releases or waivers (in a form approved by Administrative Agent) from each Material Contractor, conditioned only on the payment of final amounts due to such Material Contractors that are to be paid out of the final advance, which Borrower shall obtain within 30 days after the final advance is advanced to Borrower; provided, however, that if any contractor, subcontractor, materialman, or supplier disputes the amount due to them, Administrative Agent may hold back an amount equal to 150% of the disputed claim but the remainder of the final advance shall be funded in accordance with these provisions.

(c)          The Title Insurance shall be endorsed to remove any exception for mechanics’ or materialmen’s liens or pending disbursements, with no additional title change or exception objectionable to Administrative Agent, and with such other endorsements reasonably required by Administrative Agent.

(d)          Evidence satisfactory to Administrative Agent that all necessary governmental licenses, certificates and permits (including certificates of occupancy or their equivalent) with respect to the completion, use, occupancy and operation of the Improvements, together with evidence satisfactory to Administrative Agent that all such licenses, certificates, and permits are in full force and effect and have not been revoked, canceled or modified.

(e)          Three (3) copies of a final as-built survey satisfactory to Administrative Agent and to the extent required by Administrative Agent complying with Exhibit “G”.

6.          Direct Advances. Borrower hereby irrevocably authorizes Administrative Agent on behalf of Lenders (but Administrative Agent shall have no obligation) to (i) advance Loan funds directly to Lenders to pay interest due on the Loan (or to Swap Bank to honor Borrower’s payment obligations to Swap Bank), and (ii) advance and directly apply the proceeds of any advance to the satisfaction of any of Borrower’s Obligations currently due and owing under any of the Loan Documents, even though Borrower did not include that amount in a Draw Request and/or no Default exists. Each such direct advance (except for application of a Borrower’s Deposit) shall be added to the outstanding principal balance of the Loan and shall be secured by the Loan Documents. Unless Borrower pays such interest from other resources, Administrative Agent may advance Loan funds pursuant to this Section 6 for interest payments as and when due. Nothing contained in this Agreement shall be construed to permit Borrower to defer payment of interest on the Loan beyond the date(s) due. The allocation of Loan funds in the Budget for interest shall not affect Borrower’s absolute obligation to pay the same in accordance with the Loan Documents. Administrative Agent may hold, use, disburse and apply the Loan and the Borrower’s Deposit for payment of any obligation of Borrower under the Loan Documents. Borrower hereby assigns and pledges the proceeds of the Loan and any Borrower’s Deposit to Administrative Agent for itself and for the benefit of Lenders for such purposes. During the continuance of a Default which has not been waived in writing by Administrative Agent, Administrative Agent on behalf of Lenders may advance and incur such expenses as Administrative Agent deems necessary for the completion of the Improvements and to preserve the Property, and any other security for the Loan, and such expenses, even though in excess of the amount of the Loan, shall be secured by the Loan Documents and shall be payable to Administrative Agent on behalf of Lenders on demand. Administrative Agent on behalf of Lenders may disburse any portion of any advance at any time, and from time to time, to persons other than Borrower for the purposes specified in this Section and the amount of advances to which Borrower shall thereafter be entitled shall be correspondingly reduced.

EXHIBIT F (Alexan Southside) – Page 6

7.          Conditions and Waivers. All conditions precedent to the obligation of Lenders to make any advance are imposed hereby solely for the benefit of Administrative Agent and Lenders, and no other party may require satisfaction of any such condition precedent or be entitled to assume that Lenders will refuse to make any advance in the absence of strict compliance with such conditions precedent. Administrative Agent shall have the right to verify the periodic progress, costs incurred by Borrower, and the estimated costs remaining to be incurred, after consultation with the Construction Inspector in accordance with Section 4(h) of this Exhibit “F”. No advance shall constitute an approval or acceptance by Administrative Agent of any construction work, or a waiver of any condition precedent to any further advance, or preclude Administrative Agent from thereafter declaring the failure of Borrower to satisfy such condition precedent to be a Default. No waiver by Administrative Agent of any condition precedent or obligation shall preclude Administrative Agent from requiring such condition or obligation to be met prior to making any other advance or from thereafter declaring the failure to satisfy such condition or obligation to be a Default.

8.          Funding. Borrower shall establish and maintain a special account with Administrative Agent into which advances funded directly to Borrower (but no other funds), and excluding direct disbursements made to or by Administrative Agent on behalf of Lenders pursuant to this Agreement, shall be deposited by Borrower, and against which checks shall be drawn only for the payment of costs specified in the Budget, but which special account shall not be used for any other purpose. Borrower hereby irrevocably authorizes Administrative Agent to deposit each advance requested by Borrower to the credit of Borrower in that account, by wire transfer or other deposit. Advances may also be made, in addition to other methods contemplated herein, at Administrative Agent’s option, by direct or joint check payment to any or all persons entitled to payment for work or services performed or material furnished in connection with the Project or the Loan, or by having the proceeds thereof made available to the Title Insurer (or its agent) for disbursement. Neither Administrative Agent nor any Lender shall not be required to, and has no responsibility to, supervise the proper application or distribution of funds to third parties.

EXHIBIT F (Alexan Southside) – Page 7

EXHIBIT “F-1”

DRAW REQUEST

[BORROWER’S LETTERHEAD]

DRAW REQUEST NO. ____________________

TO:	BANK OF AMERICA, N.A. (“Administrative Agent”)

LOAN NO.	DATE
PROJECT	ALEXAN SOUTHSIDE BLAIR HOUSE
LOCATION	HOUSTON, TEXAS
BORROWER	BR BELLAIRE BLVD, LLC

FOR PERIOD ENDING

In accordance with the Construction Loan Agreement in the amount of $31,800,000.00 dated ____________________, among Borrower, Administrative Agent and the Lenders as defined therein, Borrower requests that $__________ be advanced from Loan proceeds, $__________ be advanced from Borrower’s Deposit, and $__________ be advanced from Borrower’s Equity. The proceeds should be credited to the account of _________________________, Account No. ________________, at _________________________.

1.	CURRENT DRAW REQUEST FOR HARD COSTS	$__________

2.	CURRENT DRAW REQUEST FOR SOFT COSTS	$__________

3.	TOTAL DRAW REQUEST	$__________

EXHIBIT F-1 (Alexan Southside) – Page 1

BR BELLAIRE BLVD, LLC,
a Delaware limited liability company

By:	Blaire House, LLC,
a Delaware limited liability company,
a manager

	By:	HCH 114 Southside, L.P.,
a Delaware limited partnership,
its managing member

		By:	Maple Multi-Family Development, L.L.C.,
a Texas limited liability company,
its general partner

By:
Name:
Title:

Dated:______________________

EXHIBIT F-1 (Alexan Southside) – Page 2

EXHIBIT “G”

SURVEY REQUIREMENTS

1.          Requirements. The Survey shall be made in accordance with, and meet the requirements of, the certification below by a registered professional engineer or registered professional land surveyor. The description shall be a single metes and bounds perimeter description of the entire Land, and a separate metes and bounds description of the perimeter of each constituent tract or parcel out of the Land. The total acreage and square footage of the Land and each constituent tract or parcel of the Land shall be certified. If the Land has been recorded on a map or plat as part of an abstract or subdivision, all survey lines must be shown, and all lot and block lines (with distances and bearings) and numbers, must be shown. The date of any revisions subsequent to the initial survey prepared pursuant to these requirements must also be shown.

2.          Certification. The certification for the property description and the map or plat shall be addressed to Administrative Agent, Borrower and the Title Insurer, signed by the surveyor (a registered professional land surveyor or registered professional engineer), and bear a current date, registration number, and seal, and shall be in the following form or its substantial equivalent:

This is to certify to Administrative Agent, Borrower and Title Insurer that this map or plat and the survey on which it is based were made in accordance with the 2011 “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” jointly established and adopted by ALTA, and NSPS, and includes Items numbers 1, 2, 3, 4 (in square feet or acres), 6(b), 11(b), 13, 14, 17, 18, 19, 20(a), and if buildings are located on the land, optional items 7(a), 7(b)(1), 7(c), and 9 and 10(a) of Table A thereof. The field work was completed on ______________________________.

Date of Plat or Map: ____________________________

(Surveyor’s signature, printed name and seal with Registration/License Number)

EXHIBIT G (Alexan Southside) – Page 1

EXHIBIT “H”

INTENTIONALLY OMITTED

EXHIBIT H (Alexan Southside) – Page 1

EXHIBIT “I”

LEASING AND TENANT MATTERS

Borrower and Administrative Agent on behalf of all Lenders agree as follows:

1.          Approved Leases. Borrower shall not enter into any tenant lease of space in the Improvements unless approved or deemed approved by Administrative Agent, prior to execution. Borrower’s standard form of tenant lease, and any revisions thereto, must have the prior written approval of Administrative Agent. Administrative Agent hereby approves the residential form of lease attached as Exhibit “J”. Any tenant lease for space in the residential portion of the Improvements shall be “deemed” to have been approved by Administrative Agent that (a) is on the standard form lease attached as Exhibit “J”, or such other form approved by Administrative Agent, with no material deviations except as approved by Administrative Agent; (b) is entered into in the ordinary course of business with a bona fide unrelated third party tenant, and Borrower, acting in good faith and exercising due diligence, has determined that the tenant is financially capable of performing its obligations under the lease; (c) is received by Administrative Agent within fifteen (15) days after Administrative Agent’s request therefore; (d) reflects an arms-length transaction at then current market rate for comparable space; (e) contains no right to purchase the Property, or any present or future interest therein; (f) does not cover in excess of twenty-five percent (25%) of the aggregate net rentable area of the Improvements; and (g) is expressly subordinate to the Deed of Trust. All leases for space in the retail portion of the Improvements in excess of 2,000 square feet must be reviewed and approved by Administrative Agent. If requested by Administrative Agent following the occurrence and during the continuance of a Default which has not been waived in writing by Administrative Agent, Borrower shall provide to Administrative Agent a correct and complete copy of each tenant lease, including any exhibits, and any guaranty(ies) thereof (if any), prior to execution unless the lease in question is deemed to be satisfactory to Administrative Agent under the foregoing requirements. Borrower shall, throughout the term of this Agreement, pay all reasonable costs incurred by Administrative Agent in connection with Administrative Agent’s review and approval of tenant leases for retail space and each guarantee thereof (if any), including reasonable attorneys’ fees and costs.

2.          Effect of Lease Approval. No approval of any lease by Administrative Agent shall be for any purpose other than to protect Lenders’ security, and to preserve Lenders’ rights under the Loan Documents. No approval by Administrative Agent shall result in a waiver of any default of Borrower. In no event shall any approval by Administrative Agent of a lease be a representation of any kind, with regard to the lease or its adequacy or enforceability, or the financial capacity of any tenant or guarantor.

3.          Delivery of Leasing Information. From time to time upon Administrative Agent’s request, Borrower shall promptly deliver to Administrative Agent (a) a complete rent roll of the Property in such detail as Administrative Agent may reasonably require, together with such leasing schedules and reports as Administrative Agent may reasonably require, and (b) such other information regarding tenants and prospective tenants and other leasing information as Administrative Agent may reasonably request.

EXHIBIT I (Alexan Southside) – Page 1

4.          Income from the Property. Borrower shall first apply all income from leases, and all other income derived from the Property, to pay costs and expenses associated with the ownership, maintenance, development, operating, and marketing of the Land and Improvements, including all amounts then required to be paid under the Loan Documents, before using or applying, such income for any other purpose.

5.          Compliance and Default. A default by Borrower under Section 3.2 of the Deed of Trust (after expiration of applicable grace and cure periods) shall constitute a Default under Section 4.1(b) of this Agreement.

EXHIBIT I (Alexan Southside) – Page 2

EXHIBIT “J”

TEXAS APARTMENT ASSOCIATION

This Lease Contract is only valid if filled out before January 1, 2014.

Apartment Lease Contract

Houston Apartment Association

Date of Lease Contract: ____________ (when this Lease Contract is filled out)

This is a binding contract. Read carefully before signing.

Moving In – General Information

1. **PARTIES.** This Lease Contract is between you, the resident(s) *(list all people signing the Lease Contract):* ______________________________ ______________________________ and us, the owner: ______________________________ *(name of apartment community or title holder).* You've agreed to rent Apartment No. ____________, at ______________________________ *(street address)* in ____________ *(city),* Texas, ____________ *(zip code)* for use as a private residence only. The terms "you" and "your" refer to all residents listed above, and a person authorized to act in the event of a sole resident's death. The terms "we," "us," and "our" refer to the owner listed above and not to property managers or anyone else. Written notice to or from our managers constitutes notice to or from us. If anyone else has guaranteed performance of this Lease Contract, a separate Lease Contract Guaranty for each guarantor must be executed.

2. **OCCUPANTS.** The apartment will be occupied only by you and *(list all other occupants not signing the Lease Contract):*
Above Only

No one else may occupy the apartment. Persons not listed above must not stay in the apartment for more than 7 consecutive days without our prior written consent, and no more than twice that many days in any one month. *If the previous space isn't filled in, two days per month is the limit.*

3. **LEASE CONTRACT TERM.** The initial term of the Lease Contract begins on the ________ day of ______________, ________ *(year),* and ends at midnight the ________ day of ______________, ________ *(year).* This Lease Contract will automatically renew month-to-month unless either party gives at least 60 days written notice of termination or intent to move-out as required by paragraph 37. *If the number of days isn't filled in, at least 30 days notice is required.*

4. **SECURITY DEPOSIT.** The total security deposit for all residents is $____________, due on or before the date this Lease Contract is signed. This amount *(check one):* ☐ does or ☐ does not include an animal deposit. Any animal deposit will be stated in an animal addendum. See paragraphs 41 and 42 for security deposit return information.

5. **KEYS, FURNITURE AND AFFIDAVIT OF MOVE-OUT.** You will be provided 2 apartment key(s), 2 mailbox key(s), and 0 other access devices for ______________. Any resident, occupant, or spouse who, according to a remaining resident's affidavit, has permanently moved out or is under court order to not enter the apartment, is (at our option) no longer entitled to occupancy, keys, or other access devices. Your apartment will be *(check one):* ☐ furnished or ☒ unfurnished.

6. **RENT AND CHARGES.** You will pay $____________ per month for rent, in advance and without demand:
   - ☒ at the on-site manager's office
   - ☒ through our online payment site
   - ☐ at ______________________________

Prorated rent of $____________ is due for the remainder of *(check one):* ☒ 1st month or ☐ 2nd month, on ______________, ________ *(year).* *Otherwise, you must pay your rent on or before the 1st day of each month (due date) with no grace period. Cash is unacceptable without our prior written permission. You must not withhold or offset rent unless authorized by statute.* We may, at our option, require at any time that you pay all rent and other sums in cash, certified or cashier's check, money order, or one monthly check rather than multiple checks. If you don't pay all rent on or before the 3rd day of the month, you'll pay an initial late charge of $ 75.00 plus a daily late charge of $ 15.00 per day after that date until paid in full. Daily late charges will not exceed 15 days for any single month's rent. We will not impose late charges until at least the third day of the month. You'll also pay a charge of $ 50.00 for each returned check or rejected electronic payment, plus initial and daily late charges until we receive acceptable payment. If you don't pay rent on time, you'll be in default and all remedies under state law and this Lease Contract will be authorized. If you violate the animal restrictions of paragraph 27 or other animal rules, you'll pay an initial charge of $ 100.00 per animal (not to exceed $100 per animal) and a daily charge of $ 10.00 per animal (not to exceed $10 per day per animal) from the date the animal was brought into your apartment until it is finally removed. We'll also have all other remedies for such violation.

7. **UTILITIES/SERVICES.** We'll pay for the following items, if checked: ☐ gas ☐ water ☐ wastewater ☐ electricity ☐ trash/recycling ☐ cable/satellite ☐ master antenna ☐ Internet ☐ stormwater/drainage ☐ other ______________________________.
You'll pay for all other utilities and services, related deposits, and any charges or fees, on such utilities and services during your Lease Contract term. You must not allow any utilities (other than cable or Internet) to be cut off or switched for any reason–including disconnection for not paying your bills–until the Lease Contract term or renewal period ends. If a utility is submetered or prorated by an allocation formula, we will attach an addendum to this Lease Contract in compliance with state agency rules. If a utility is individually metered, it must be connected in your name and you must notify the utility provider of your move-out date so the meter can be timely read. If you delay getting it turned on in your name by lease commencement or cause it to be transferred back into our name before you surrender or abandon the apartment, you'll be liable for a $ 50.00 charge (not to exceed $50 per violation), plus the actual or estimated cost of the utilities used while the utility should have been connected in your name. If you are in an area open to competition and your apartment is individually metered, you may choose or change your retail electric provider at any time. If you qualify, your provider will be the same as ours, unless you choose a different provider. If you choose or change your provider, you must give us written notice. You must pay all applicable provider fees, including any fees to change service back into our name after you move out.

8. **INSURANCE.** *Our insurance does not cover the loss of or damage to your personal property. You are (check one):*
   - ☒ required to buy and maintain renter's or liability insurance *(see attached addendum),* or
   - ☐ not required to buy renter's or liability insurance.

If neither is checked, insurance is not required but is still strongly recommended. If not required, we urge you to get your own insurance for losses due to theft, fire, water damage, pipe leaks and other similar occurrences. Renter's insurance does not cover losses due to a flood. Information on renter's insurance is available from the Texas Department of Insurance.

9. **SECURITY DEVICES. What We Must Provide.** Texas law requires, with some exceptions, that we must provide at no cost to you when occupancy begins: (1) a window latch on each window; (2) a doorviewer (peephole) on each exterior door; (3) a pin lock on each sliding door; (4) either a door handle latch or a security bar on each sliding door; (5) a keyless bolting device (deadbolt) on each exterior door; and (6) either a keyed doorknob lock or a keyed deadbolt lock on one entry door. Keyed lock(s) will be rekeyed after the prior resident moves out. The rekeying will be done either before you move in or within 7 days after you move in, as required by statute. If we fail to install or rekey security devices as required by law, you have the right to do so and deduct the reasonable cost from your next rent payment under Section 92.165(1), Texas Property Code.

What You Are Now Requesting. Subject to some limitations, under Texas law you may at any time ask us to: (1) install one keyed deadbolt lock on an exterior door if it does not have one; (2) install a security bar on a sliding glass door if it does not have one; and (3) change or rekey locks or latches. We must comply with those requests, but you must pay for them. Subject to statutory restrictions on what security devices you may request, you are now requesting us to install or change at your expense:
____

If no item is filled in, then you are requesting none at this time.

Payment. We will pay for missing security devices that are required by statute. You will pay for: (1) rekeying that you request (except when we failed to rekey after the previous resident moved out); and (2) repairs or replacements due to misuse or damage by you or your family, occupants, or guests. You must pay immediately after the work is done unless state statute authorizes advance payment. You also must pay for additional or changed security devices you request, in advance or afterward, at our option.

Special Provisions and "What If" Clauses

10. **SPECIAL PROVISIONS.** The following or attached special provisions and any addenda or written rules furnished to you at or before signing will become a part of this Lease Contract and will supersede any conflicting provisions of this printed Lease Contract form.
A non-refundable administration fee was paid on ______________________________

11. **UNLAWFUL EARLY MOVE-OUT; RELETTING CHARGE.** You'll be liable for a reletting charge of $____________ (not to exceed 85% of the highest monthly rent during the Lease Contract term) if you:
   - (1) fail to move in, or fail to give written move-out notice as required in paragraphs 23 or 37; or
   - (2) move out without paying rent in full for the entire Lease Contract term or renewal period; or
   - (3) move out at our demand because of your default; or
   - (4) are judicially evicted.

The reletting charge is not a cancellation fee and does not release you from your obligations under this Lease Contract. See the first paragraph of page 2.

EXHIBIT J (Alexan Southside) – Page 1

Not a Release. The reletting charge is not a Lease Contract cancellation or buyout fee. It is a liquidated amount covering only part of our damages; that is, our time, effort, and expense in finding and processing a replacement. These damages are uncertain and difficult to ascertain—particularly those relating to make ready, inconvenience, paperwork, advertising, showing apartments, utilities for showing, checking prospects, overhead, marketing costs, and locator-service fees. You agree that the reletting charge is a reasonable estimate of such damages and that the charge is due whether or not our reletting attempts succeed. If no amount is stipulated, you must pay our actual reletting costs so far as they can be determined. The reletting charge does not release you from continued liability for: future or past-due rent; charges for cleaning, repairing, repainting, or unreturned keys; or other sums due.

12. DAMAGES AND REIMBURSEMENT. You must promptly pay or reimburse us for loss, damage, consequential damages, government fines or charges, or cost of repairs or service in the apartment community due to: a violation of the Lease Contract or rules; improper use; negligence; other conduct by you or your invitees, guests or occupants; or any other cause not due to our negligence or fault. You will indemnify and hold us harmless from all liability arising from the conduct of you, your invitees, guests, or occupants, or our representatives who perform at your request services not contemplated in this Lease Contract. **Unless the damage or wastewater stoppage is due to our negligence, we're not liable for—and you must pay for—repairs, replacements and damage to the following if occurring during the Lease Contract term or renewal period: (1) damage to doors, windows, or screens; (2) damage from windows or doors left open; and (3) damage from wastewater stoppages caused by improper objects in lines exclusively serving your apartment.** We may require payment at any time, including advance payment of repairs for which you're liable. Delay in demanding sums you owe is not a waiver.

13. CONTRACTUAL LIEN AND PROPERTY LEFT IN APARTMENT. **All property in the apartment is (unless exempt under Section 54.042, Texas Property Code) subject to a contractual lien to secure payment of delinquent rent (except as prohibited by Section 2306.6736, Texas Government Code, for owners supported by housing tax credit allocations).** For this purpose, "apartment" excludes common areas but includes interior living areas and exterior patios, balconies, attached garages, and storerooms for your exclusive use.

Removal After We Exercise Lien for Rent. **If your rent is delinquent, our representative may peacefully enter the apartment and remove and/or store all property subject to lien.** Written notice of entry must be left afterwards in the apartment in a conspicuous place—plus a list of items removed. The notice must state the amount of delinquent rent and the name, address, and phone number of the person to contact about the amount owed. The notice must also state that the property will be promptly returned when the delinquent rent is fully paid. All property in the apartment is presumed to be yours unless proven otherwise.

Removal After Surrender, Abandonment, or Eviction. We or law officers may remove or store all property remaining in the apartment or in common areas (including any vehicles you or any occupant or guest owns or uses) if you are judicially evicted or if you surrender or abandon the apartment *(see definitions in paragraph 42)*.

Storage. We will store property removed under a contractual lien. We may, but have no duty to, store property removed after judicial eviction, surrender, or abandonment of the apartment. We're not liable for casualty loss, damage, or theft except for property removed under a contractual lien. You must pay reasonable charges for our packing, removing, storing, and selling any property. We have a lien on all property removed and stored after surrender, abandonment, or judicial eviction for all sums you owe, with one exception: Our lien on property listed under Texas Property Code Section 54.042 is limited to charges for packing, removing, and storing.

Redemption. If we've seized and stored property under a contractual lien for rent as authorized by law, you may redeem the property by paying all delinquent rent due at the time of seizure. But if notice of sale (set forth as follows) is given before you seek redemption, you may redeem only by paying the delinquent rent and reasonable charges for packing, removing, and storing. If we've removed and stored property after surrender, abandonment, or judicial eviction, you may redeem only by paying all sums you owe, including rent, late charges, reletting charges, storage, damages, etc. We may return redeemed property at the place of storage, the management office, or the apartment (at our option). We may require payment by cash, money order, or certified check.

Disposition or Sale. Except for animals and property removed after the death of a sole resident, we may throw away or give to a charitable organization all items of personal property that are: (1) left in the apartment after surrender or abandonment; or (2) left outside more than 1 hour after writ of possession is executed, following judicial eviction. Animals removed after surrender, abandonment, or eviction may be kenneled or turned over to local authorities or humane societies. Property not thrown away or given to charity may be disposed of only by sale, which must be held no sooner than 30 days after written notice of date, time, and place of sale is sent by both regular mail and certified mail (return receipt requested) to your last known address. The notice must itemize the amounts you owe and the name, address, and phone number of the person to contact about the sale, the amount owed, and your right to redeem the property. Sale may be public or private, is subject to any third-party ownership or lien claims, must be to the highest cash bidder, and may be in bulk, in batches, or item-by-item. Proceeds exceeding sums owed must be mailed to you at your last known address within 30 days after sale.

14. FAILING TO PAY FIRST MONTH'S RENT. If you don't pay the first month's rent when or before the Lease Contract begins, all future rent will be automatically accelerated without notice and immediately due. We also may end your right of occupancy and recover damages, future rent, reletting charges, attorney's fees, court costs, and other lawful charges. Our rights, remedies, and duties under paragraphs 11 and 32 apply to acceleration under this paragraph.

15. RENT INCREASES AND LEASE CONTRACT CHANGES. No rent increases or Lease Contract changes are allowed before the initial Lease Contract term ends, except for changes allowed by any special provisions in paragraph 10, by a written addendum or amendment signed by you and us, or by reasonable changes of apartment rules allowed under paragraph 18. If, at least 5 days before the advance notice deadline referred to in paragraph 3, we give you written notice of rent increases or Lease Contract changes effective when the Lease Contract term or renewal period ends, this Lease Contract will automatically continue month-to-month with the increased rent or Lease Contract changes. The new modified Lease Contract will begin on the date stated in the notice (without necessity of your signature) unless you give us written move-out notice under paragraph 37. The written move-out notice under paragraph 37 applies only to the end of the current Lease Contract or renewal period.

16. DELAY OF OCCUPANCY. If occupancy is or will be delayed for construction, repairs, cleaning, or a previous resident's holding over, we're not responsible for the delay. The Lease Contract will remain in force subject to: (1) abatement of rent on a daily basis during delay; and (2) your right to terminate as set forth below. Termination notice must be in writing. After termination, you are entitled only to refund of deposit(s) and any rent paid. Rent abatement or Lease Contract termination does not apply if delay is for cleaning or repairs that don't prevent you from occupying the apartment.

If there is a delay and we haven't given notice of delay as set forth immediately below, you may terminate up to the date when the apartment is ready for occupancy, but not later.

(1) If we give written notice to any of you when or after the Lease Contract begins—and the notice states that occupancy has been delayed because of construction or a previous resident's holding over, and that the apartment will be ready on a specific date—you may terminate the Lease Contract within 3 days of your receiving the notice, but not later.

(2) If we give written notice to any of you before the effective Lease Contract date and the notice states that construction delay is expected and that the apartment will be ready for you to occupy on a specific date, you may terminate the Lease Contract within 7 days after any of you receives written notice, but not later. The readiness date is considered the new effective Lease Contract date for all purposes. This new date may not be moved to an earlier date unless we and you agree.

17. DISCLOSURE RIGHTS. If someone requests information on you or your rental history for law-enforcement, governmental, or business purposes, we may provide it. At our request, any utility provider may furnish us information about pending or actual connections or disconnections of utility service to your apartment.

While You're Living in the Apartment

18. COMMUNITY POLICIES OR RULES. You and all guests and occupants must comply with any written apartment rules and community policies, including instructions for care of our property. Our rules are considered part of this Lease Contract. We may make reasonable changes to written rules, effective immediately, if they are distributed and applicable to all units in the apartment community and do not change dollar amounts on page 1 of this Lease Contract.

19. LIMITATIONS ON CONDUCT. The apartment and other areas reserved for your private use must be kept clean. Trash must be disposed of at least weekly in appropriate receptacles in accordance with local ordinances. Passageways may be used only for entry or exit. Any swimming pools, saunas, spas, tanning beds, exercise rooms, storerooms, laundry rooms, and similar areas must be used with care in accordance with apartment rules and posted signs. Glass containers are prohibited in or near pools and all other common areas. You, your occupants, or guests may not anywhere in the apartment community: use candles or use kerosene lamps or heaters without our prior written approval; cook on balconies or outside; or solicit business or contributions. Conducting any kind of business (including child care services) in your apartment or in the apartment community is prohibited—except that any lawful business conducted "at home" by computer, mail, or telephone is permissible if customers, clients, patients, or other business associates do not come to your apartment for business purposes. We may regulate: (1) the use of patios, balconies, and porches; (2) the conduct of furniture movers and delivery persons; and (3) activities in common areas.

We may exclude from the apartment community guests or others who, in our judgment, have been violating the law, violating this Lease Contract or any apartment rules, or disturbing other residents, neighbors, visitors, or owner representatives. We may also exclude from any outside area or common area a person who refuses to show photo identification or refuses to identify himself or herself as a resident, occupant, or guest of a specific resident in the community.

You will notify us within 15 days if you or any occupants are convicted of any felony, or misdemeanor involving a controlled substance, violence to another person or destruction of property. You also agree to notify us within 15 days if you or any occupants register as a sex offender in any state. Informing us of criminal convictions or sex offender registry does not waive any rights we have against you.

20. PROHIBITED CONDUCT. You and your occupants or guests may not engage in the following activities: criminal conduct; behaving in

EXHIBIT J (Alexan Southside) – Page 2

a loud or obnoxious manner; disturbing or threatening the rights, comfort, health, safety, or convenience of others (including our agents and employees) in or near the apartment community; disrupting our business operations; manufacturing, delivering, or possessing a controlled substance or drug paraphernalia; engaging in or threatening violence; possessing a weapon prohibited by state law; discharging a firearm in the apartment community; displaying or possessing a gun, knife, or other weapon in the common area in a way that may alarm others; storing anything in closets having gas appliances; tampering with utilities or telecommunications; bringing hazardous materials into the apartment community; using windows for entry or exit; heating the apartment with a gas-operated cooking stove or oven; or injuring our reputation by making bad faith allegations against us to others.

21. **PARKING.** We may regulate the time, manner, and place of parking all cars, trucks, motorcycles, bicycles, boats, trailers, and recreational vehicles. Motorcycles or motorized bikes may not be parked inside an apartment or on sidewalks, under stairwells, or in handicapped parking areas. We may have unauthorized or illegally parked vehicles towed or booted according to state law at the owner or operator's expense at any time if it:
(1) has a flat tire or is otherwise inoperable
(2) is on jacks, blocks or has wheel(s) missing
(3) takes up more than one parking space
(4) belongs to a resident or occupant who has surrendered or abandoned the apartment
(5) is in a handicap space without the legally required handicap insignia
(6) is in a space marked for office visitors, managers, or staff
(7) blocks another vehicle from exiting
(8) is in a fire lane or designated "no parking" area
(9) is in a space marked for other resident(s) or apartment(s)
(10) is on the grass, sidewalk, or patio
(11) blocks garbage trucks from access to a dumpster, or
(12) has no current license, registration or inspection sticker, and we give you at least 10 days notice that the vehicle will be towed if not removed.

22. **RELEASE OF RESIDENT.** Unless you're entitled to terminate this Lease Contract under paragraphs 10, 16, 23, 31 or 37, you won't be released from this Lease Contract for any reason—including but not limited to voluntary or involuntary school withdrawal or transfer, voluntary or involuntary job transfer, marriage, separation, divorce, reconciliation, loss of co-residents, loss of employment, bad health, death, or property purchase. You may also have the right under Texas law to terminate the Lease Contract in certain situations involving family violence or sexual assault.

Death of Sole Resident. If you are the sole resident and die during the Lease Contract term, the Lease Contract may be terminated without penalty by an authorized representative of your estate with at least 30 days written notice. Your estate will be liable for payment of rent until the latter of: (1) the termination date, or (2) until all possessions in the apartment are removed. Your estate will also be liable for all charges and damages to the apartment until it is vacated, and any removal and storage costs.

23. **MILITARY PERSONNEL CLAUSE.** You may have the right under Texas law to terminate the Lease Contract in certain situations involving military deployment or transfer. You may terminate the Lease Contract if you enlist or are drafted or commissioned in the U.S. Armed Forces. You also may terminate the Lease Contract if:

(1) you are (i) a member of the U.S. Armed Forces or reserves on active duty or (ii) a member of the National Guard called to active duty for more than 30 days in response to a national emergency declared by the President; and
(2) you (i) receive orders for permanent change-of-station, (ii) receive orders to deploy with a military unit or as an individual in support of a military operation for 90 days or more, or (iii) are relieved or released from active duty.

After you deliver to us your written termination notice, the Lease Contract will be terminated under this military clause 30 days after the date on which your next rental payment is due. You must furnish us a copy of your military orders, such as permanent change-of-station orders, call-up orders, or deployment orders or letter. Military permission for base housing doesn't constitute a permanent change-of-station order. After your move out, we'll return your security deposit, less lawful deductions. For the purposes of this Lease Contract, orders described in (2) above will only release the resident who qualifies under (1) and (2) above and receives the orders during the Lease Contract term and such resident's spouse or legal dependents living in the resident's household. A co-resident who is not your spouse or dependent cannot terminate under this military clause. Unless you state otherwise in paragraph 10, you represent when signing this Lease Contract that: (1) you do not already have deployment or change-of-station orders; (2) you will not be retiring from the military during the Lease Contract term; and (3) the term of your enlistment or obligation will not end before the Lease Contract term ends. Liquidated damages for making a false representation of the above will be the amount of unpaid rent for the remainder of the lease term when and if you move out, less rents from others received in mitigation under paragraph 32. You must immediately notify us if you are called to active duty or receive deployment or permanent change-of-station orders.

24. **RESIDENT SAFETY AND LOSS.** You and all occupants and guests must exercise due care for your own and others' safety and security, especially in the use of smoke alarms and other detection devices, door and window locks, and other safety or security devices. You agree to make every effort to follow the Security Guidelines on page 5. Window screens are not for security or keeping people from falling out.

Alarms and Detection Devices. We'll furnish smoke alarms or other detection devices required by statute or city ordinance, and we'll test them and provide working batteries when you first take possession. After that, you must pay for and replace batteries as needed, unless the law provides otherwise. We may replace dead or missing batteries at your expense, without prior notice to you. You must immediately report alarm or detector malfunctions to us. Neither you nor others may disable alarms or detectors. _If you damage or disable the smoke alarm or remove a battery without replacing it with a working battery, you may be liable to us under Section 92.2611, Texas Property Code for $100 plus one month's rent, actual damages, and attorney's fees._ You also will be liable to us and others if you fail to report malfunctions, or any loss, damage, or fines resulting from fire, smoke, or water. Upon request, we will provide, as required by law, a smoke alarm capable of alerting a person with a hearing-impairment disability.

Loss. We're not liable to any resident, guest, or occupant for personal injury or damage, loss of personal property, or business or personal income from any cause, including but not limited to fire, smoke, rain, flood, water leaks, hail, ice, snow, lightning, wind, explosions, interruption of utilities, pipe leaks, theft, negligent or intentional acts of residents, occupants or guests, or vandalism unless otherwise required by law. We have no duty to remove any ice, sleet, or snow but may remove any amount with or without notice. Unless we instruct otherwise, you must—for 24 hours a day during freezing weather—(1) keep the apartment heated to at least 50 degrees; (2) keep cabinet and closet doors open; and (3) drip hot and cold water faucets. You'll be liable for damage to our and others' property if damage is caused by broken water pipes due to your violating these requirements.

Crime or Emergency. Dial 911 or immediately call local medical emergency, fire, or police personnel in case of accident, fire, smoke, suspected criminal activity, or other emergency involving imminent harm. You should then contact our representative. You won't treat any of our security measures as an express or implied warranty of security, or as a guarantee against crime or of reduced risk of crime. Unless otherwise provided by law, we're not liable to you or any guests or occupants for injury, damage, or loss to person or property caused by criminal conduct of other persons, including theft, burglary, assault, vandalism, or other crimes. Even if previously provided, we're not obligated to furnish security personnel, patrols, lighting, gates or fences, or other forms of security unless required by statute. We're not responsible for obtaining criminal-history checks on any residents, occupants, guests, or contractors in the apartment community. If you or any occupant or guest is affected by a crime, you must make a written report to our representative and to the appropriate local law-enforcement agency. You also must furnish us with the law-enforcement agency's incident report number upon request.

25. **CONDITION OF THE PREMISES AND ALTERATIONS.** You accept the apartment, fixtures, and furniture as is, except for conditions materially affecting the health or safety of ordinary persons. We disclaim all implied warranties. You'll be given an Inventory & Condition form on or before move-in. Within 48 hours after move-in, you must sign and note on the form all defects or damage and return it to us. Otherwise, everything will be considered to be in a clean, safe, and good working condition.

You must use customary diligence in maintaining the apartment and not damaging or littering the common areas. Unless authorized by statute or by us in writing, you must not do any repairs, painting, wallpapering, carpeting, electrical changes, or otherwise alter our property. No holes or stickers are allowed inside or outside the apartment. We'll permit a reasonable number of small nail holes for hanging pictures on sheetrock walls and grooves of wood-paneled walls, unless our rules state otherwise. No water furniture, washing machines, extra phone or television outlets, alarm systems, or lock changes, additions, or rekeying is permitted unless allowed by statute or we've consented in writing. You may install a satellite dish or antenna provided you sign our satellite dish or antenna lease addendum which complies with reasonable restrictions allowed by federal law. You agree not to alter, damage, or remove our property, including alarm systems, detection devices, furniture, telephone and television wiring, screens, locks, and security devices. When you move in, we'll supply light bulbs for fixtures we furnish, including exterior fixtures operated from inside the apartment; after that, you'll replace them at your expense with bulbs of the same type and wattage. Your improvements to the apartment (whether or not we consent) become ours unless we agree otherwise in writing.

We are committed to the principles of fair housing. In accordance with fair housing laws, we will make reasonable accommodations to our rules, policies, practices or services, and/or will allow reasonable modifications under such laws to give persons with disabilities access to and use of this apartment community. We may require you to sign an addendum regarding the approval and implementation of such accommodations or modifications, as well as restoration obligations, if any.

26. **REQUESTS, REPAIRS, AND MALFUNCTIONS.** _If you or any occupant needs to send a notice or request—for example, for repairs, installations, services, ownership disclosure or security-related matters—IT MUST BE SIGNED AND IN WRITING to our designated representative_ (except in case of fire, smoke, gas, explosion, overflowing sewage, uncontrollable running water, electrical shorts, crime in progress, or fair housing accommodation or modification). Our written notes on your oral request do not constitute a written request from you.

Our complying with or responding to any oral request regarding security or any other matters doesn't waive the strict requirement for written notices under this Lease Contract. You must promptly notify us in writing of: water leaks; mold; electrical problems; malfunctioning lights; broken or missing locks or latches; and other conditions that pose a hazard to property, health, or safety. We may change or install utility lines or equipment serving the apartment if the work is done reasonably without substantially increasing your utility costs. We may turn off equipment and interrupt utilities as needed to avoid property damage or to perform work. If utilities malfunction or are damaged by fire, water, or similar cause, you must notify our representative immediately. Air conditioning problems are normally not emergencies. If air conditioning or other equipment malfunctions, you must notify us as soon as possible on a business day. We'll act with customary diligence to make repairs and reconnections, taking into consideration when casualty insurance proceeds are received. Rent will not abate in whole or in part.

If we believe that fire or catastrophic damage is substantial, or that performance of needed repairs poses a danger to you, we may terminate this Lease Contract by giving you at least 5 days written notice. We may also remove personal property if it causes a health or safety hazard. If the Lease Contract is so terminated, we'll refund prorated rent and all deposits, less lawful deductions.

27. **ANIMALS.** _No animals (including mammals, reptiles, birds, fish, rodents, amphibians, arachnids, and insects) are allowed, even temporarily, anywhere in the apartment or apartment community unless we've so authorized in writing._ If we allow an animal, you must sign a separate animal addendum and pay an animal deposit. An animal deposit is considered a general security deposit. We will authorize a support animal for a disabled person but will not require an animal deposit. We may require a written statement from a qualified professional verifying the need for the support animal. You must not feed stray or wild animals.

If you or any guest or occupant violates animal restrictions (with or without your knowledge), you'll be subject to charges, damages, eviction, and other remedies provided in this Lease Contract. If an animal has been in the apartment at any time during your term of occupancy (with or without our consent), we'll charge you for all cleaning and repair costs, including defleaing, deodorizing, and shampooing. Initial and daily animal-violation charges and animal-removal charges are liquidated damages for our time, inconvenience, and overhead (except for attorney's fees and litigation costs) in enforcing animal restrictions and rules. We may remove an unauthorized animal by (1) leaving, in a conspicuous place in the apartment, a 24-hour written notice of intent to remove the animal, and (2) following the procedures of paragraph 28. We may keep or kennel the animal or turn it

EXHIBIT J (Alexan Southside) – Page 3

over to a humane society or local authority. When keeping or kenneling an animal, we won't be liable for loss, harm, sickness, or death of the animal unless due to our negligence. We'll return the animal to you upon request if it has not already been turned over to a humane society or local authority. You must pay for the animal's reasonable care and kenneling charges. We have no lien on the animal for any purpose.

28. **WHEN WE MAY ENTER.** *If you or any guest or occupant is present,* then repairers, servicers, contractors, our representatives, or other persons listed in (2) below may peacefully enter the apartment at reasonable times for the purposes listed in (2) below. If nobody is in the apartment, then such persons may enter peacefully and at reasonable times by duplicate or master key (or by breaking a window or other means when necessary) if:

(1) written notice of the entry is left in a conspicuous place in the apartment immediately *after the entry; and*

(2) entry is for: responding to your request; making repairs or replacements; estimating repair or refurbishing costs; performing pest control; doing preventive maintenance; checking for water leaks; changing filters; testing or replacing detection or alarm device(s) or batteries; retrieving unreturned tools, equipment, or appliances; preventing waste of utilities; exercising our contractual lien; leaving notices; delivering, installing, reconnecting, or replacing appliances, furniture, equipment, or security devices; removing or rekeying unauthorized security devices; removing unauthorized window coverings; stopping excessive noise; removing health or safety hazards (including hazardous materials), or items prohibited under our rules; removing perishable foodstuffs if your electricity is disconnected; removing unauthorized animals; disconnecting utilities involving bona fide repairs, emergencies or construction; retrieving property owned or leased by former residents; inspecting when immediate danger to person or property is reasonably suspected; allowing persons to enter as you authorized in your rental application (if you die, are incarcerated, etc.); allowing entry by a law officer with a search or arrest warrant, or in hot pursuit; showing apartment to prospective residents (after move-out or vacate notice has been given); or showing apartment to government representatives for the limited purpose of determining housing and fire ordinance compliance, and to lenders, appraisers, contractors, prospective buyers, or insurance agents.

29. **MULTIPLE RESIDENTS.** Each resident is jointly and severally liable for all Lease Contract obligations. If you or any guest or occupant violates the Lease Contract or rules, all residents are considered to have violated the Lease Contract. Our requests and notices (including sale notices) to any resident constitute notice to all residents and occupants. Notices and requests from any resident or occupant constitute notice from all residents. Your notice of Lease Contract termination may be given only by residents. In eviction suits, each resident is considered the agent of all other residents in the apartment for service of process. Any resident who defaults under this Lease Contract will indemnify the non-defaulting residents and their guarantors.

Security deposit refund check and any deduction itemizations will be by: *(check one)*

- [x] one check jointly payable to all residents and mailed to any one resident we choose, OR
- [ ] one check payable and mailed to ______________________

____

(specify name of one resident).

If neither is checked, then the refund will be made in one check jointly payable to all residents.

Replacements

30. **REPLACEMENTS AND SUBLETTING.** Replacing a resident, subletting, or assignment is allowed *only when we consent in writing.* If departing or remaining residents find a replacement resident acceptable to us before moving out and we expressly consent to the replacement, subletting, or assignment, then:

(1) a reletting charge *will not* be due;

(2) a reasonable administrative (paperwork) fee *will* be due, and a rekeying fee *will* be due if rekeying is requested or required; and

(3) the departing and remaining residents *will* remain liable for all Lease Contract obligations for the rest of the original Lease Contract term.

Procedures for Replacement. If we approve a replacement resident, then, at our option: (1) the replacement resident must sign this Lease Contract with or without an increase in the total security deposit; or (2) the remaining and replacement residents must sign an entirely new Lease Contract. Unless we agree otherwise in writing, your security deposit will automatically transfer to the replacement resident as of the date we approve. The departing resident will no longer have a right to occupancy or a security deposit refund, but will remain liable for the remainder of the original Lease Contract term unless we agree otherwise in writing–even if a new Lease Contract is signed.

Responsibilities of Owner and Resident

31. **RESPONSIBILITIES OF OWNER.** We'll act with customary diligence to:

(1) keep common areas reasonably clean, subject to paragraph 25;

(2) maintain fixtures, hot water, heating, and A/C equipment;

(3) substantially comply with all applicable laws regarding safety, sanitation, and fair housing; and

(4) make all reasonable repairs, subject to your obligation to pay for damages for which you are liable.

<u>If we violate any of the above, you may possibly terminate this Lease Contract and exercise other remedies under Texas Property Code Section 92.056 by following this procedure:</u>

(a) all rent must be current and you must make a written request for repair or remedy of the condition–after which we'll have a reasonable time for repair or remedy;

(b) if we fail to do so, you must make a second written request for the repair or remedy (to make sure that there has been no miscommunication between us)–after which we'll have a reasonable time for the repair or remedy; and

(c) if the repair or remedy still hasn't been accomplished within that reasonable time period, you may immediately terminate this Lease Contract by giving us a final written notice. <u>You also may exercise other statutory remedies, including those under Texas Property Code Section 92.0561.</u>

Instead of giving the two written requests referred to above, you may give us one request by certified mail, return receipt requested, or by registered mail–after which we will have a reasonable time for repair or remedy. "Reasonable time" takes into account the nature of the problem and the reasonable availability of materials, labor, and utilities. Your rent must be current at the time of any request. We will refund security deposits and prorated rent as required by law.

32. **DEFAULT BY RESIDENT.** You'll be in default if: (1) you don't pay rent or other amounts that you owe on time; (2) you or any guest or occupant violates this Lease Contract, apartment rules, or fire, safety, health, or criminal laws, regardless of whether or where arrest or conviction occurs; (3) you abandon the apartment; (4) you give incorrect or false answers in a rental application; (5) you or any occupant is arrested, charged, detained, convicted, or given deferred adjudication or pretrial diversion for (i) a felony offense involving actual or potential physical harm to a person, or involving possession, manufacture, or delivery of a controlled substance, marihuana, or drug paraphernalia as defined in the Texas Controlled Substances Act, or (ii) any sex-related crime, including a misdemeanor; (6) any illegal drugs or paraphernalia are found in your apartment; or (7) you or any occupant, in bad faith, makes an invalid habitability complaint to an official or employee of a utility company or the government.

Eviction. *If you default or holdover, we may end your right of occupancy by giving you a 24-hour written notice to vacate.* Notice may be by: (1) regular mail; (2) certified mail, return receipt requested; (3) personal delivery to any resident; (4) personal delivery at the apartment to any occupant over 16 years old; or (5) affixing the notice to the inside of the apartment's main entry door. Notice by mail only will be considered delivered on the earlier of: (1) actual delivery, or (2) three days (not counting Sundays or federal holidays) after the notice is deposited in the U.S. Postal Service with postage. Termination of your possession rights or subsequent reletting doesn't release you from liability for future rent or other Lease Contract obligations. After giving notice to vacate or filing an eviction suit, we may still accept rent or other sums due; *the filing or acceptance doesn't waive or diminish our* right of eviction, or any other contractual or statutory right. Accepting money at any time doesn't waive our right to damages; past or future rent or other sums; or to continue with eviction proceedings.

Acceleration. All monthly rent for the rest of the Lease Contract term or renewal period will be accelerated automatically without notice or demand (before or after acceleration) and will be immediately due and delinquent if, without our written consent: (1) you move out, remove property in preparing to move out, or give oral or written notice (by you or any occupant) of intent to move out before the Lease Contract term or renewal period ends; and (2) you've not paid all rent for the entire Lease Contract term or renewal period. Such conduct is considered a default for which we need not give you notice. Remaining rent also will be accelerated if you're judicially evicted or move out when we demand because you've defaulted. Acceleration is subject to our mitigation obligations below.

Holdover. You or any occupant, invitee, or guest must not hold over beyond the date contained in your move-out notice or our notice to vacate (or beyond a different move-out date agreed to by the parties in writing). If a holdover occurs, then: (1) holdover rent is due in advance on a daily basis and may become delinquent without notice or demand; (2) rent for the holdover period will be increased by 25% over the then-existing rent, without notice; (3) you'll be liable to us (subject to our mitigation duties) for all rent for the full term of the previously signed Lease Contract of a new resident who can't occupy because of the holdover; and (4) at our option, we may extend the Lease Contract term–for up to one month from the date of notice of Lease Contract extension–by delivering written notice to you or your apartment while you continue to hold over.

Other Remedies. We may report unpaid amounts to credit agencies. If you default and move out early, you will pay us any amounts stated to be rental discounts or concessions agreed to in writing, in addition to other sums due. Upon your default, we have all other legal remedies, including Lease Contract termination and statutory lockout under Section 92.0081, Texas Property Code, <u>**except as lockouts and liens are prohibited by Section 2306.6738, Texas Government Code, for owners supported by housing tax credit allocations.**</u> A prevailing party may recover reasonable attorney's fees and all other litigation costs from the non-prevailing parties, except a party may not recover attorney's fees and litigation costs in connection with a party's claims seeking personal injury, sentimental, exemplary or punitive damages. We may recover attorney's fees in connection with enforcing our rights under this Lease Contract. You agree that late charges are liquidated damages and a reasonable estimate of such damages for our time, inconvenience, and overhead associated with collecting late rent (but are not for attorney's fees and litigation costs). All unpaid amounts you owe, including judgments, bear 18% interest per year from due date, compounded annually. You must pay all collection-agency fees if you fail to pay all sums due within 10 days after we mail you a letter demanding payment and stating that collection agency fees will be added if you don't pay all sums by that deadline.

Mitigation of Damages. If you move out early, you'll be subject to paragraph 11 and all other remedies. We'll exercise customary diligence to relet and minimize damages. We'll credit all subsequent rent that we actually receive from subsequent residents against your liability for past-due and future rent and other sums due.

EXHIBIT J (Alexan Southside) – Page 4

General Clauses

33. **MISCELLANEOUS.** *Neither we nor any of our representatives have made any oral promises, representations, or agreements. This Lease Contract is the entire agreement between you and us. Our representatives (including management personnel, employees, and agents) have no authority to waive, amend, or terminate this Lease Contract or any part of it, unless in writing, and no authority to make promises, representations, or agreements that impose security duties or other obligations on us or our representatives unless in writing.* No action or omission by us will be considered a waiver of our rights or of any subsequent violation, default, or time or place of performance. Our not enforcing or belatedly enforcing written-notice requirements, rental due dates, acceleration, liens, or other rights isn't a waiver under any circumstances. Except when notice or demand is required by statute, you waive any notice and demand for performance from us if you default. Written notice to or from our managers constitutes notice to or from us. Any person giving a notice under this Lease Contract should retain a copy of the memo, letter, or fax that was given, as well as any fax transmittal verification. Fax or electronic signatures are binding. All notices must be signed. Notices may not be given by email or other electronic transmission.

Exercising one remedy won't constitute an election or waiver of other remedies. Insurance subrogation is waived by all parties. All remedies are cumulative. No employee, agent, or management company is personally liable for any of our contractual, statutory, or other obligations merely by virtue of acting on our behalf. This Lease Contract binds subsequent owners. Neither an invalid clause nor the omission of initials on any page invalidates this Lease Contract. All notices and documents may be in English and, at our option, in any language that you read or speak. All provisions regarding our non-liability and non-duty apply to our employees, agents, and management companies. This Lease Contract is subordinate to existing and future recorded mortgages, unless the owner's lender chooses otherwise. All Lease Contract obligations must be performed in the county where the apartment is located.

We may deactivate or not install keyless bolting devices on your doors if: (1) you or an occupant in the dwelling is over 55 or disabled, and (2) the requirements of Section 92.153(e) or (f), Texas Property Code are satisfied.

Television channels that are provided may be changed during the Lease Contract term if the change applies to all residents. Utilities may be used only for normal household purposes and must not be wasted. If your electricity is ever interrupted, you must use only battery-operated lighting.

34. **PAYMENTS.** Payment of all sums is an independent covenant. At our option and without notice, we may apply money received (other than sale proceeds under paragraph 13 or utility payments subject to government regulation) first to any of your unpaid obligations, then to current rent—regardless of notations on checks or money orders and regardless of when the obligations arose. All sums other than rent are due upon our demand. After the due date, we do not have to accept the rent or any other payments.

35. **TAA MEMBERSHIP.** We represent that, at the time of signing this Lease Contract: (1) we; (2) the management company that represents us; or (3) any locator service that procured you is a member in good standing of both the Texas Apartment Association and the affiliated local apartment association for the area where the apartment is located. The member is either an owner/management company member or an associate member doing business as a locator service (whose name and address must be disclosed on page 6). If not, the following applies: (1) this Lease Contract is voidable at your option and is unenforceable by us (except for property damages); and (2) we may not recover past or future rent or other charges. The above remedies also apply if both of the following occur: (1) the Lease Contract is automatically renewed on a month-to-month basis two or more times after membership in TAA and the local association has lapsed; and (2) neither the owner nor the management company is a member of TAA and the local association at the time of the third automatic renewal. A signed affidavit from the local affiliated apartment association which attests to non-membership when the Lease Contract or renewal was signed will be conclusive evidence of non-membership. The Lease Contract is voidable at your option if the Lease Contract or any lease addendum (that is a copyrighted TAA form) fails to show at the bottom of each page the names of all original residents listed in paragraph 1, or contains the same form identification code as any other resident's Lease Contract or lease addendum; or if your TAA Rental Application contains the same form identification code as any other resident's Rental Application. Governmental entities may use TAA forms if TAA agrees in writing.

Security Guidelines for Residents

36. **SECURITY GUIDELINES.** We care about your safety and that of other occupants and guests. ***No security system is failsafe. Even the best system can't prevent crime. Always act as if security systems don't exist since they are subject to malfunction, tampering, and human error. We disclaim any express or implied warranties of security. The best safety measures are the ones you perform as a matter of common sense and habit.***

Inform all other occupants in your apartment, including any children you may have, about these guidelines. We recommend that all residents and occupants use common sense and follow crime prevention tips, such as those listed below:

- In case of emergency, call 911. Always report emergencies to authorities first and then contact the management.
- Report any suspicious activity to the police first, and then follow up with a written notice to us.
- Know your neighbors. Watching out for each other is one of the best defenses against crime.
- Always be aware of your surroundings and avoid areas that are not well-traveled or well-lit.
- Keep your keys handy at all times when walking to your car or home.
- Do not go inside if you arrive home and find your door open. Call the police from another location and ask them to meet you before entering.
- Make sure door locks, window latches and sliding glass doors are properly secured at all times.
- Use the keyless deadbolt in your apartment when you are at home.
- Don't put your name or address on your key ring or hide extra keys in obvious places, like under a flower pot. If you lose a key or have concerns about key safety, we will rekey your locks at your expense, in accordance with paragraph 9 of the Lease Contract.
- Check the door viewer before answering the door. Don't open the door if you don't know the person or have any doubts. Children who are old enough to take care of themselves should never let anyone inside when home without an adult.
- Regularly check your security devices, smoke alarms and other detection devices to make sure they are working properly. Alarms and detection device batteries should be tested monthly and replaced at least twice a year.
- Immediately report in writing (dated and signed) to us any needed repairs of security devices, doors, windows, smoke alarms and other detection devices, as well as any other malfunctioning safety devices on the property, such as broken access gates, burned out exterior lights, etc.
- If your doors or windows are not secure due to a malfunction or break-in, stay with a friend or neighbor until the problem is fixed.
- When you leave home, make sure someone knows where you're going and when you plan to be back.
- Lock your doors and leave a radio or TV playing softly while you're gone. Close curtains, blinds and window shades at night.
- While gone for an extended period, secure your home and use lamp timers. Also stop all deliveries (such as newspaper and mail) or have these items picked up daily by a friend.
- Know at least two exit routes from your home, if possible.
- Don't give entry keys, codes or gate access cards to anyone.
- Always lock the doors on your car, even while driving. Take the keys and remove or hide any valuables. Park your vehicle in a well-lit area.
- Check the backseat before getting into your car. Be careful stopping at gas stations or automatic-teller machines at night—or anytime when you suspect danger.

There are many other crime prevention tips readily available from police departments and others.

When Moving Out

37. **MOVE-OUT NOTICE.** Before moving out, you must give our representative advance written move-out notice as provided below. Your move-out notice will not release you from liability for the full term of the Lease Contract or renewal term. You will still be liable for the entire Lease Contract term if you move out early (paragraph 22) except under paragraphs 10, 16, 22, 23 or 31. YOUR MOVE-OUT NOTICE MUST COMPLY WITH EACH OF THE FOLLOWING:

- We must receive advance written notice of your move-out date. The advance notice must be at least the number of days of notice required in paragraph 3 or in special provisions—even if the Lease Contract has become a month-to-month lease. If a move-out notice is received on the first, it will suffice for move-out on the last day of the month of intended move-out, provided that all other requirements below are met.
- The move-out date in your notice *[check one]*: ☐ must be the last day of the month; or ☒ may be the exact day designated in your notice. *If neither is checked, the second applies.*
- Your move-out notice must be in writing. Oral move-out notice will not be accepted and will not terminate your Lease Contract.
- Your move-out notice must not terminate the Lease Contract sooner than the end of the Lease Contract term or renewal period.
- If we require you to give us more than 30 days written notice to move-out before the end of the Lease Contract term, we will give you a written reminder not less than 5 days nor more than 90 days before your deadline for giving us your written move-out notice. If we fail to provide a reminder notice, 30 days written notice to move-out is required.

YOUR NOTICE IS NOT ACCEPTABLE IF IT DOES NOT COMPLY WITH ALL OF THE ABOVE. We recommend you use our written move-out form to ensure you provide the information needed. You must obtain from us written acknowledgement that we received your move-out notice. If we terminate the Lease Contract, we must give you the same advance notice—unless you are in default.

EXHIBIT J (Alexan Southside) – Page 5

38. **MOVE-OUT PROCEDURES.** The move-out date can't be changed unless we and you both agree in writing. You won't move out before the Lease Contract term or renewal period ends unless all rent for the entire Lease Contract term or renewal period is paid in full. Early move-out may result in reletting charges and acceleration of future rent under paragraphs 11 and 32. You're prohibited by law from applying any security deposit to rent. You won't stay beyond the date you are supposed to move out. All residents, guests, and occupants must surrender or abandon the apartment before the 30-day period for deposit refund begins. You must give us and the U.S. Postal Service, in writing, each resident's forwarding address.

39. **CLEANING.** You must thoroughly clean the apartment, including doors, windows, furniture, bathrooms, kitchen appliances, patios, balconies, garages, carports, and storage rooms. You must follow move-out cleaning instructions if they have been provided. If you don't clean adequately, you'll be liable for reasonable cleaning charges—including charges for cleaning carpets, draperies, furniture, walls, etc. that are soiled beyond normal wear (that is, wear or soiling that occurs without negligence, carelessness, accident, or abuse).

40. **MOVE-OUT INSPECTION.** You should meet with our representative for a move-out inspection. Our representative has no authority to bind or limit us regarding deductions for repairs, damages, or charges. Any statements or estimates by us or our representative are subject to our correction, modification, or disapproval before final refunding or accounting.

41. **SECURITY DEPOSIT DEDUCTIONS AND OTHER CHARGES.** You'll be liable for the following charges, if applicable: unpaid rent; unpaid utilities; unreimbursed service charges; repairs or damages caused by negligence, carelessness, accident, or abuse, including stickers, scratches, tears, burns, stains, or unapproved holes; replacement cost of our property that was in or attached to the apartment and is missing; replacing dead or missing alarm or detection device batteries at any time; utilities for repairs or cleaning; trips to let in company representatives to remove your telephone, Internet or television services or rental items (if you so request or have moved out); trips to open the apartment when you or any guest or occupant is missing a key; unreturned keys; missing or burned-out light bulbs; removing or rekeying unauthorized security devices or alarm systems; agreed reletting charges; packing, removing, or storing property removed or stored under paragraph 13; removing or booting illegally parked vehicles; special trips for trash removal caused by parked vehicles blocking dumpsters; false security-alarm charges unless due to our negligence; animal-related charges under paragraphs 6 and 27; government fees or fines against us for violation (by you, your occupants, or guests) of local ordinances relating to alarms and detection devices, false alarms, recycling, or other matters; late-payment and returned- check charges; a charge (not to exceed $100) for our time and inconvenience in our lawful removal of an animal or in any valid eviction proceeding against you, plus attorney's fees, court costs, and filing fees actually paid; and other sums due under this Lease Contract.

You'll be liable to us for: (1) charges for replacing all keys and access devices referenced in paragraph 5 if you fail to return them on or before your actual move-out date; (2) accelerated rent if you have violated paragraph 32; and (3) a reletting fee if you have violated paragraph 11.

42. **DEPOSIT RETURN, SURRENDER, AND ABANDONMENT.** We'll mail you your security deposit refund (less lawful deductions) and an itemized accounting of any deductions no later than 30 days after surrender or abandonment, unless statutes provide otherwise.

You have *surrendered* the apartment when: (1) the move-out date has passed and no one is living in the apartment in our reasonable judgment; or (2) apartment keys and access devices listed in paragraph 5 have been turned in to us—whichever date occurs first.

You have *abandoned* the apartment when all of the following have occurred: (1) everybody appears to have moved out in our reasonable judgment; (2) clothes, furniture, and personal belongings have been substantially removed in our reasonable judgment; (3) you've been in default for non-payment of rent for 5 consecutive days, or water, gas, or electric service for the apartment not connected in our name has been terminated or transferred; and (4) you've not responded for 2 days to our notice left on the inside of the main entry door, stating that we consider the apartment abandoned. An apartment is also "abandoned" 10 days after the death of a sole resident.

Surrender, abandonment, or judicial eviction ends your right of possession for all purposes and gives us the immediate right to: clean up, make repairs in, and relet the apartment; determine any security deposit deductions; and remove property left in the apartment. Surrender, abandonment, and judicial eviction affect your rights to property left in the apartment (paragraph 13), but do not affect our mitigation obligations (paragraph 32).

Signatures, Originals and Attachments

43. **ORIGINALS AND ATTACHMENTS.** This Lease Contract has been executed in multiple originals, each with original signatures—one for you and one or more for us. Our rules and community policies, if any, will be attached to the Lease Contract and given to you at signing. When an Inventory and Condition form is completed, both you and we should retain a copy. The items checked below are attached to and become a part of this Lease Contract and are binding even if not initialed or signed.

- ☐ Access Gate Addendum
- ☐ Additional Special Provisions
- ☐ Allocation Addendum for: ☐ electricity ☐ water ☐ gas ☐ central system costs ☐ trash/recycling ☐ cable/satellite ☐ stormwater/drainage ☐ services/government fees
- ☐ Animal Addendum
- ☐ Apartment Rules or Community Policies
- ☐ Asbestos Addendum (if asbestos is present)
- ☒ Bed Bug Addendum
- ☐ Early Termination Addendum
- ☐ Enclosed Garage, Carport or Storage Unit Addendum
- ☒ Inventory & Condition Form
- ☒ Intrusion Alarm Addendum
- ☐ Lead Hazard Information and Disclosure Addendum
- ☐ Lease Contract Guaranty (_______ guaranties, if more than one)
- ☐ Legal Description of Apartment (optional, if rental term longer than one year)
- ☐ Military SCRA Addendum
- ☒ Mold Information and Prevention Addendum
- ☐ Move-Out Cleaning Instructions
- ☐ Notice of Intent to Move Out Form
- ☐ Parking Permit or Sticker (quantity: _______)
- ☒ Rent Concession Addendum
- ☒ Renter's or Liability Insurance Addendum
- ☐ Repair or Service Request Form
- ☒ Satellite Dish or Antenna Addendum
- ☐ TCEQ Tenant Guide to Water Allocation
- ☒ Utility Submetering Addendum for: ☐ electricity ☒ water ☐ gas
- ☒ Other Trash Addendum - Flat Fee
- ☐ Other ____________________

Name, address and telephone number of locator service (if applicable—must be completed to verify TAA membership under paragraph 35):

____

____

____

____

You are legally bound by this document. Please read it carefully.

Before submitting a rental application or signing a Lease Contract, you may take a copy of these documents to review and/or consult an attorney.

Additional provisions or changes may be made in the Lease Contract if agreed to in writing by all parties.

You are entitled to receive an original of this Lease Contract after it is fully signed. Keep it in a safe place.

Resident or Residents (all sign below)

____________________ Date signed

____________________ Date signed

____________________ Date signed

____________________ Date signed

Owner or Owner's Representative (signing on behalf of owner)

____

Address and phone number of owner's representative for notice purposes

____

____

____

After-hours phone number ____________________

(Always call 911 for police, fire or medical emergencies)

Date form is filled out (same as on top of page 1) ____

EXHIBIT J (Alexan Southside) – Page 6

EXHIBIT “K”

INTENTIONALLY OMITTED

EXHIBIT K (Alexan Southside) – Page 1

EXHIBIT “L”

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between ______________________ (the “Assignor”) and ____________________ (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Construction Loan Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation all Guarantees), and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or in any way based on or related to any of the foregoing, including, but not limited to contract claims, tort claims, malpractice claims, statutory claims and all other claims at Law or in equity, related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses’ (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[is an Affiliate/Approved Fund of _______________]

3.	Borrower(s):	BR Bellaire Blvd, LLC

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Loan Agreement

5.	Loan Agreement:	The Construction Loan Agreement, dated as of April ____, 2015, among Borrower, the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent

EXHIBIT L (Alexan Southside) – Page 1

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

$__________	$__________	_____%

Effective Date: _______________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

By:
Title:

ASSIGNEE:

By:
Title:

[Consented to and] Accepted:

_______________________________, as
Administrative Agent

By:
Title:

EXHIBIT L (Alexan Southside) – Page 2

[Consented to:]

BR BELLAIRE BLVD, LLC,
a Delaware limited liability company

By:	Blaire House, LLC,
a Delaware limited liability company, a manager

	By:	HCH 114 Southside, L.P.,
a Delaware limited partnership, its managing member

		By:	Maple Multi-Family Development, L.L.C.,
a Texas limited liability company, its general partner

By:
Name:
Title:

EXHIBIT L (Alexan Southside) – Page 3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1.          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 2 of Exhibit B thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision independently and without reliance on Administrative Agent or any other Lender to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

1.3.          Assignee’s Address for Notices, etc. Attached hereto as Schedule 1 is all contact information, address, account and other administrative information relating to the Assignee.

EXHIBIT L (Alexan Southside) – Page 4

2.          Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by Administrative Agent for periods prior to the Effective Date or with respect to the making of this Assignment directly between themselves.

3.          General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the Law of the State of Texas.

EXHIBIT L (Alexan Southside) – Page 5

SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION

ADMINISTRATIVE DETAILS

(Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses and account and payment information)

(a)          Libor Lending Office:

Assignee Name:_______________________
Address:____________________________
____________________________________
Attention:___________________________
Telephone: (___)______________________
Telecopier: (___)______________________
Electronic Mail:_______________________

(b)          Domestic Lending Office:

Assignee Name:_______________________
Address:____________________________
____________________________________
Attention:___________________________
Telephone: (___)______________________
Telecopier: (___)______________________
Electronic Mail:_______________________

(c)          Notice Address:

Assignee Name:_______________________
Address:____________________________
____________________________________
Attention:___________________________
Telephone: (___)______________________
Telecopier: (___)______________________
Electronic Mail:_______________________

(d)          Payment Instructions: Account No.:

Account No.:_________________________
Attention:___________________________
Reference:___________________________

EXHIBIT L (Alexan Southside) – Page 6

EXHIBIT “M”

DEED OF TRUST NOTE

$____________	April ____, 2015

FOR VALUE RECEIVED, BR BELLAIRE BLVD, LLC, a Delaware limited liability company (“Borrower”) hereby promises to pay to the order of ___________________________________________ (“Named Lender”) under that certain Construction Loan Agreement (the “Loan Agreement”) dated of even date herewith, executed by and among Borrower, Named Lender and the other lenders named therein (Named Lender and such other lenders are referred to herein, singularly, as a “Lender” and, collectively, as “Lenders”) and Bank of America, N.A., a national banking association, as agent for the benefit of the Lenders from time to time a party thereto (in such capacity, together with any and all of its successors and assigns, “Administrative Agent”), without offset, in immediately available funds in lawful money of the United States of America, at the Administrative Agent’s Office as defined in the Loan Agreement, the principal sum of up to ________________________________ AND NO/100 DOLLARS ($______________) (or the unpaid balance of all principal advanced against this Note, if that amount is less), together with interest on the unpaid principal balance of this Note from day to day outstanding as hereinafter provided.

1.          Note; Interest; Payment Schedule and Maturity Date. This Note is one of the Notes referred to in the Loan Agreement and is entitled to the benefits thereof. The entire principal balance of this Note then unpaid shall be due and payable at the times as set forth in the Loan Agreement. Accrued unpaid interest shall be due and payable at the times and at the interest rate as set forth in the Loan Agreement until all principal and accrued interest owing on this Note shall have been fully paid and satisfied. Any amount not paid when due and payable hereunder shall, to the extent permitted by applicable Law, bear interest and if applicable a late charge as set forth in the Loan Agreement.

2.          Security; Loan Documents. The security for this Note includes a Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement, Fixture Filing and Financing Statement (which, as it may have been or may be amended, restated, modified or supplemented from time to time, is herein called the “Deed of Trust”) dated of even date herewith, from Borrower to PRLAP, INC., a Texas corporation, Trustee, covering certain property in Houston, Harris County, Texas, described therein (the “Property”). This Note, the Deed of Trust, the Loan Agreement and all other documents now or hereafter executed by Borrower or a Guarantor (as defined in the Loan Agreement), including any other Note, for the purpose of evidencing, securing, or guaranteeing the loan evidenced by this Note and any other Note referenced in and issued pursuant to the Loan Agreement (the “Loan”), are, as the same have been or may be amended, restated, modified or supplemented from time to time, herein sometimes called individually a “Loan Document” and together the “Loan Documents.” Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement.

EXHIBIT M (Alexan Southside) – Page 1

3.          Defaults.

(a)          It shall be a default (“Default”) under this Note and each of the other Loan Documents if after the expiration of any applicable notice and grace period (including that set forth in Section 4.1(a) of the Loan Agreement, (i) any principal, interest or other amount of money due under this Note is not paid in full when due, regardless of how such amount may have become due; (ii) any covenant, agreement, condition, representation or warranty herein or in any other Loan Documents is not fully and timely performed, observed or kept; or (iii) there shall occur any Default under the Deed of Trust or any other Loan Document. Upon the occurrence of a Default, Administrative Agent on behalf of the Lenders shall have the rights to declare the unpaid principal balance and accrued but unpaid interest on this Note, and all other amounts due hereunder and under the other Loan Documents, at once due and payable (and upon such declaration, the same shall be at once due and payable), to foreclose any liens and security interests securing payment hereof and, subject to any limitations contained in the Loan Documents, to exercise any of its other rights, powers and remedies under this Note, under any other Loan Document, or at Law or in equity.

(b)          All of the rights, remedies, powers and privileges (together, “Rights”) of Administrative Agent on behalf of the Lenders provided for in this Note and in any other Loan Document are cumulative of each other and, subject to any limitations contained in the Loan Documents, of any and all other Rights at Law or in equity. The resort to any Right shall not prevent the concurrent or subsequent employment of any other appropriate Right. No single or partial exercise of any Right shall exhaust it, or preclude any other or further exercise thereof, and every Right may be exercised at any time and from time to time. No failure by Administrative Agent or Lenders to exercise, nor delay in exercising any Right, including but not limited to the right to accelerate the maturity of this Note, shall be construed as a waiver of any Default or as a waiver of any Right. Without limiting the generality of the foregoing provisions, the acceptance by Named Lender from time to time of any payment under this Note which is past due or which is less than the payment in full of all amounts due and payable at the time of such payment, shall not (i) constitute a waiver of or impair or extinguish the right of Administrative Agent on behalf of Lenders to accelerate the maturity of this Note or to exercise any other Right at the time or at any subsequent time, or nullify any prior exercise of any such Right, or (ii) constitute a waiver of the requirement of punctual payment and performance or a novation in any respect.

(c)          If any holder of this Note retains an attorney in connection with any Default or at maturity or to collect, enforce or defend this Note or any other Loan Document in any lawsuit or in any probate, reorganization, bankruptcy, arbitration or other proceeding, then, subject to the limitations in the Loan Agreement, Borrower agrees to pay to each such holder, in addition to principal, interest and any other sums owing to Lenders hereunder and under the other Loan Documents, all costs and expenses incurred by such holder in trying to collect this Note or in any such suit or proceeding, including, without limitation, reasonable attorneys’ fees and expenses, investigation costs and all court costs, whether or not suit is filed hereon, whether before or after the Maturity Date, or whether in connection with bankruptcy, insolvency or appeal, or whether collection is made against Borrower or any Guarantor or endorser or any other person primarily or secondarily liable hereunder.

EXHIBIT M (Alexan Southside) – Page 2

4.          Heirs, Successors and Assigns. The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower or Named Lender to assign the Loan (or any portion thereof) except as otherwise permitted under the Loan Documents. As further provided in the Loan Agreement, but subject to compliance with the requirements contained therein, Named Lender may, at any time, sell, transfer, or assign all or a portion of its interest in this Note, the Deed of Trust and the other Loan Documents.

5.          General Provisions. Time is of the essence with respect to Borrower’s Obligations under this Note. Borrower and all sureties, endorsers, guarantors and any other party now or hereafter liable for the payment of this Note in whole or in part, hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except any notices which are specifically required by this Note or any other Loan Document, or otherwise required by Law), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that neither Administrative Agent nor any Lender shall be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; and (e) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in Dallas County, Texas, and venue in Dallas County, Texas, for the enforcement of any and all obligations under this Note and the Loan Documents; and (f) agree that their liability under this Note shall not be affected or impaired by any determination that any security interest or lien taken by Lender to secure this Note is invalid or unperfected. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Captions and headings in this Note are for convenience only and shall be disregarded in construing it. THIS NOTE, AND ITS VALIDITY, ENFORCEMENT AND INTERPRETATION, SHALL BE GOVERNED BY TEXAS LAW (WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES) AND APPLICABLE UNITED STATES FEDERAL LAW.

6.          Notices. Any notice, request, or demand to or upon Borrower, Administrative Agent or Lender shall be deemed to have been properly given or made when delivered in accordance with the Loan Agreement.

EXHIBIT M (Alexan Southside) – Page 3

7.          No Usury. It is expressly stipulated and agreed to be the intent of Borrower, Administrative Agent and all Lenders at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits a Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Administrative Agent’s exercise of the option to accelerate the Maturity Date, or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then all excess amounts theretofore collected by Administrative Agent and each Lender shall be credited on the principal balance of the Loan and all other indebtedness and the provisions of the Loan and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Administrative Agent or Lenders for the use, forbearance, or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum lawful rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

EXHIBIT M (Alexan Southside) – Page 4

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first above written.

BORROWER:

BR BELLAIRE BLVD, LLC,
a Delaware limited liability company

By:	Blaire House, LLC, a Delaware limited liability company,
a manager

	By:	HCH 114 Southside, L.P.,
a Delaware limited partnership,
its managing member

		By:	Maple Multi-Family Development, L.L.C.,
a Texas limited liability company,
its general partner

By:
Name:
Title:

EXHIBIT M (Alexan Southside) – Page 5

EXHIBIT “N”

INTENTIONALLY OMITTED

EXHIBIT N (Alexan Southside) – Page 1

EXHIBIT “O”

COMPLIANCE CERTIFICATE

Bank of America, N.A.

901 Main Street, 20th Floor

Dallas, Texas 75202

Attn: Jane Williams

Ladies and Gentlemen:

Reference is made to that certain Construction Loan Agreement dated as of April ____, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), the parties to which include BR Bellaire Blvd, LLC, a Delaware limited liability company (“Borrower”) and Bank of America, N.A., a national banking association (“Administrative Agent”). Borrower hereby certifies that:

1.          All financial statements delivered to Administrative Agent fairly present the financial condition, results of operations and cash flows of the Borrower, in accordance with sound accounting principles consistently applied, as of such date and for such period.

2.          Borrower has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made, a detailed review of the condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3.          A review of the activities of the Borrower during such fiscal period has been made with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of Borrower, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Potential Default or Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Potential Default or Default and its nature and status:]

4.          The financial covenant analyses and information set forth on Schedule I attached hereto are true and accurate on and as of the date of this Certificate and have been formulated using the calculations set forth on Schedule II attached hereto.

EXHIBIT O (Alexan Southside) – Page 1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _________________, 20___.

BR BELLAIRE BLVD, LLC,
a Delaware limited liability company

By:	Blaire House, LLC,
a Delaware limited liability company, a manager

	By:	HCH 114 Southside, L.P.,
a Delaware limited partnership,
its managing member

		By:	Maple Multi-Family Development, L.L.C.,
a Texas limited liability company,
its general partner

By:
Name:
Title:

EXHIBIT O (Alexan Southside) – Page 2

SCHEDULE I

to the Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)

The Borrower’s Debt Service Coverage Ratio for the Calculation Period:

(a)	Adjusted Income	$___________________
(b)	Adjusted Expenses	$___________________
(c)	NOI	$___________________
(d)	Debt Service	$___________________
(e)	Debt Service Coverage Ratio (c)/(d)

EXHIBIT O (Alexan Southside) – Page 3

EXHIBIT “P”

SCHEDULE OF LENDERS

BANK OF AMERICA, N.A., as Administrative Agent:

Domestic and Libor Lending Office:

Bank of America, N.A., as Administrative Agent
901 Main Street, 20th Floor
Dallas, TX 75202
Attention:	Sandra Zastrow, Real Estate Loan Administration
Telephone:	214/209-9325
Facsimile:	(214) 209-1571
Electronic mail: Sandra.d.zastrow@baml.com

Notices:

Bank of America, N.A., as Administrative Agent
901 Main Street, 20th Floor
Dallas, TX 75202
Attention:	Sandra Zastrow, Real Estate Loan Administration
Telephone:	214/209-9325
Facsimile:	(214) 209-1571
Electronic mail: Sandra.d.zastrow@baml.com

BANK OF AMERICA, N.A., as Lender	Commitment Amount: $31,800,000.00
Pro Rata Share: 100%

Domestic and Libor Lending Office:

Bank of America, N.A.
901 Main Street, 20th Floor
Dallas, TX 75202
Attention:	Sandra Zastrow, Real Estate Loan Administration
Telephone:	214/209-9325
Facsimile:	(214) 209-1571
Electronic mail: Sandra.d.zastrow@baml.com

Notices:

Bank of America, N.A.
901 Main Street, 20th Floor
Dallas, TX 75202
Attention:	Sandra Zastrow, Real Estate Loan Administration
Telephone:	214/209-9325
Facsimile:	(214) 209-1571
Electronic mail: Sandra.d.zastrow@baml.com

EXHIBIT P (Alexan Southside) – Page 1

Payment Instructions; Account No.:

Bank Name: Bank of America, N.A.
Real Estate Loan Administration Services #1503
ABA #0260-0959-3
To Credit GL Account 1367051723000
Attn: Syndicated Wires
RE: Obligor Name BR Bellaire Blvd, LLC;

EXHIBIT P (Alexan Southside) – Page 2